As filed with the Securities and Exchange Commission on December 12, 1997

                                                      Registration No. 333-37073

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                               GLEN BURNIE BANCORP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              Maryland                              6022                        52-1782444
              --------                              ----                        ----------
   (State or other jurisdiction         (Primary Standard Industrial          (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)         Identification No.)

                             101 Crain Highway, S.E.
                           Glen Burnie, Maryland 21061
                                 (410) 766-3300
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        F. William Kuethe, Jr., President
                               Glen Burnie Bancorp
                             101 Crain Highway, S.E.
                           Glen Burnie, Maryland 21061
                                 (410) 766-3300
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                 With a copy to:
                            James C. Stewart, Esquire
                       Housley Kantarian & Bronstein, P.C.
                        1220 19th Street, N.W., Suite 700
                             Washington, D.C. 20036
                                 (202) 822-9611

                                ----------------

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS
                               GLEN BURNIE BANCORP

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                 94,370 Shares of Common Stock, $10.00 Par Value

                            STOCKHOLDER PURCHASE PLAN
                100,000 Shares of Common Stock, $10.00 Par Value

         This Prospectus relates to the offering by Glen Burnie Bancorp (the "Company") to existing stockholders of record of 94,370 shares of its common stock, $10.00 par value per share (the "Common Stock") pursuant to its Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan") and 100,000 shares of its Common Stock pursuant to its Stockholder Purchase Plan (the "Purchase Plan") (collectively, the "Plans"). The Plans offer stockholders a convenient way to add to their ownership of the Common Stock without the payment of brokerage commissions, service charges, fees or other expenses that a stockholder would customarily be charged if they purchased the Common Stock on the open market.

         Dividend Reinvestment and Stock Purchase Plan. The Dividend Reinvestment Plan offers record holders of the Common Stock the opportunity to apply any cash dividends paid on the Common Stock towards the purchase of whole or fractional shares of Common Stock. Shares will automatically be credited on each dividend payment date to the accounts of stockholders who elect to participate in the Dividend Reinvestment Plan. Shares of Common Stock issued under the Dividend Reinvestment Plan will come from the Company's authorized but unissued shares. The price per share of Common Stock purchased from the Company pursuant to the Plan will be based on the Fair Market Value (as such term is defined in the Dividend Reinvestment Plan) of the Common Stock (less a 5% discount unless the Board of Directors determines otherwise) provided that no shares may be issued for less than their par value of $10.00 per share.


         Stockholder Purchase Plan. Under the Purchase Plan, stockholders of record will have the option each quarter of purchasing their pro rata portion of a new issuance of shares of the Common Stock and may be given the opportunity to purchase unsubscribed shares as well. The number of shares to be issued in any quarter will be determined by a Committee of the Board of Directors provided that the aggregate number of shares that may be issued under the Plan may not exceed 100,000 shares. The purchase price for all shares to be issued pursuant to such options will be the fair market value of the Common Stock as determined by the latest sale consummated by the principal market maker for the Common Stock, Legg Mason Walker Wood, Inc. ("Legg Mason"), prior to the date of grant.



          Although trading information for the Common Stock is available on the OTC Bulletin Board, there is currently not an active trading market for the Common Stock. Accordingly, stockholders should only consider an additional investment in the Common Stock through the Plans if they have a long-term investment intent.


         The Company recommends that you retain this Prospectus for future reference.


         See "Risk Factors" beginning on page 1 for certain information that should be considered by investors interested in acquiring shares pursuant to the Plans.


           THESE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED
               BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                    OTHER STATE OR FEDERAL GOVERNMENT AGENCY

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is _____________, 1997

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION SHALL NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.


                                TABLE OF CONTENTS

PROSPECTUS SUMMARY....................................................   i
RISK FACTORS..........................................................   1
THE PLANS.............................................................   6
USE OF PROCEEDS.......................................................   9
MARKET FOR THE COMMON STOCK...........................................   9
DIVIDENDS.............................................................  10
SELECTED FINANCIAL DATA...............................................  11
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS...........................................  12
BUSINESS .............................................................  21
SUPERVISION AND REGULATION............................................  30
MANAGEMENT............................................................  35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........  39
DESCRIPTION OF CAPITAL STOCK..........................................  40
PLAN OF DISTRIBUTION..................................................  42
EXPERTS...............................................................  42
LEGAL MATTERS.........................................................  43
AVAILABLE INFORMATION.................................................  43
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................  44

                               PROSPECTUS SUMMARY

         This summary is qualified in its entirety by the more detailed information regarding the Company, the Bank and the Plans and the Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus.

The Company

         Glen Burnie Bancorp (the "Company") is a bank holding company organized in 1990 under the laws of the State of Maryland. It presently owns all the outstanding shares of capital stock of The Bank of Glen Burnie (the "Bank"), a commercial bank organized in 1949 under the laws of the State of Maryland, serving Anne Arundel County and surrounding areas from its main office in Glen Burnie, Maryland and branch offices in Odenton, Riviera Beach, Crownsville and Severn, Maryland. The Bank is engaged in the commercial and retail banking business as authorized by the banking statutes of the State of Maryland, including receiving of demand and time deposits, and the making of loans to individuals, associations, partnerships and corporations. Real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. Commercial lending consists of both secured and unsecured loans. The Bank's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC").

         The Company's principal executive office is located at 101 Crain Highway, S.E., Glen Burnie, Maryland 21061. Its telephone number at such office is (410) 766-3300.

The Dividend Reinvestment and Stock Purchase Plan

         Purpose. The Dividend Reinvestment Plan offers stockholders of record a simple and convenient way to invest their cash dividends in additional shares of the Common Stock without the payment of brokerage commissions, service charges and other expenses.


         How to Participate. Any stockholder of record is eligible to participate in the Dividend Reinvestment Plan by signing and returning the Stockholder Authorization Form which accompanies this Prospectus. Stockholders holding their shares in "street name" through brokers are not eligible to participate in the Dividend Reinvestment Plan. Stockholders may enroll at any time. If a Stockholder Authorization Form is received prior to the record date for a dividend, that dividend will be reinvested. No fees or transactional costs are charged for participating in the Dividend Reinvestment Plan.


         What Will be the Purchase Price. The purchase price for Common Stock acquired through the Dividend Reinvestment Plan will be the fair market value of the Common Stock (defined as the price at which the latest share sale was consummated by Legg Mason prior to any dividend declaration date) less a 5% discount unless the Board of Directors determines otherwise. In no event, however, may shares be purchased at less than their par value of $10.00 per share.

         Administration of the Dividend Reinvestment Plan. The Dividend Reinvestment Plan is administered by the Company. All correspondence relating to the Dividend Reinvestment Plan should be addressed to:

                       President
                       Glen Burnie Bancorp
                       107 Crain Highway, S.E.
                       Glen Burnie, Maryland 21601

The Stockholder Purchase Plan

         Purpose. The Purchase Plan is intended to provide another simple and convenient way for stockholders to add to their holdings of the Common Stock without the payment of the brokerage and other charges that normally apply to open market transactions. In addition, the Purchase Plan allows the Company to increase its capital for use in its business.


         How to Participate. Each quarter, stockholders of record will be notified that they will have the option of purchasing a pro rata portion of a new issuance of shares. The option price must be paid in full at the time the option is exercised. Options must be exercised within the expiration date which will be no later than three months after the date of grant. No fees or transactional costs are charged for participating in the Purchase Plan.


         How Many Shares May be Purchased. The number of shares to be issued each quarter will be determined by the Board of Directors. Each stockholder will have the right to purchase their pro rata portion of such shares based on the ratio of the number of shares owned of record as of the date of the option grant compared to the total number of shares of Common Stock outstanding on that date. In its discretion, the Board may allow stockholders to purchase unsubscribed shares at the same price per share on such other terms or conditions as the Board may prescribe. In the event of an oversubscription, such unsubscribed shares shall be allocated among subscribers on such basis as the Board may determine.

         What Will be the Purchase Price. The purchase price for shares under the Purchase Plan will be their fair market value, as determined by the latest sale consummated by Legg Mason prior to the date on which the option is granted. Shares, however, will not be issued for less than their par value of $10.00 per share.

         Administration of the Purchase Plan. The Purchase Plan will be administered by a committee of at least three directors including the Chairman of the Board, the Chief Executive Officer and one other director to be appointed annually by the Board of Directors.

Risk Factors


         See "Risk Factors" beginning on page 1 for a discussion of certain factors that should be considered by prospective investors, including risk of continued losses, recent loan loss experience involving significant borrowers, litigation risk, existence of Memorandum of Understanding, other regulatory issues, risk of non-compliance with regulatory requirements, dependence on real estate; localized business, interest rate risk, substantial competition in the banking industry, restrictions on ability to raise capital, limited market for the common stock, dividend payment risks, pricing risks in the Plans, potential dilution and control of the Company.

                                  RISK FACTORS

         The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered by investors in deciding whether to purchase the Common Stock offered hereby.

Risk of Continued Losses

         During the years ended December 31, 1996 and 1995, the Company reported consolidated net losses of $1.020 million ($1.16 per share) and $1.727 million ($2.01 per share), respectively. These results included substantial provisions for credit losses of $6.596 million made in 1996 and $7.925 million made in 1995 to bolster the Company's consolidated allowance for credit losses which was being depleted due to substantial loan quality deterioration. Net charge-offs were $5.233 million during 1996 and $6.991 million during 1995.

         The ability of the Company to recover from its consolidated net loss position is largely dependent on the quality and level of the Bank's earning and nonperforming assets, the interest rate environment and the adequacy of the provision for credit losses. The real estate market in Anne Arundel County, Maryland, the area where the Bank conducts its business, and the overall economy in such area is likely to continue to have a significant effect on the quality and level of the Bank's assets in the future. While the consolidated allowance for credit losses of $5.061 million at the end of 1996 represented less than 3.9% of the Bank's gross loans, it represented 85.0% of its impaired loans. Although this allowance is intended to cover known and inherent risks in the loan portfolio, the allowance is an estimate which is inherently uncertain and depends on the outcome of future events. There can be no assurance that substantial future provisions for credit losses will not be required, or that such provisions will not adversely impact the Bank's results of operations in any given reporting period or over a longer period of time. Moreover, there can be no assurance that the Bank will not continue to make loan charge-offs in the future or that the allowance for credit losses will be sufficient to cover future loan charge-offs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


Recent Loan Loss Experience Involving Significant Borrowers

          The Bank had outstanding loans to Mr. Brian Davis and various entities and persons affiliated with him aggregating approximately $6.0 million. The major borrowers in the affiliated group have filed bankruptcy proceedings and significant recovery by the Bank on these loans is unlikely. As a result of the foregoing, all but $30,000 of these loans have been charged-off.

          Mr. Davis has pled guilty to committing fraud against the Bank and various other banks. The Bank's former chief lending officer, Steven G. Boyd, has pled guilty to accepting bribes from Mr. Davis in return for approving loans to Mr. Davis and related entities and to straw borrowers. The Federal grand jury indictment against Mr. Boyd alleged, among other things, that he approved and recommended loans for Mr. Davis and his affiliates and in addition approved loans from the Bank of approximately $500,000 to "straw men" the proceeds of which he knew were for the benefit of Mr. Davis in violation of the Bank's limit on the amount that could be lent to related borrowers. The United States Attorney's Office has stated that the investigation which led to Mr. Boyd's indictment and Mr. Davis's conviction is continuing.

          At December 31, 1996, an equipment and automobile leasing entity and its affiliates had approximately $6,218,000 in outstanding lease loans on which approximately $700,000 in charge-offs had been taken during 1996. The Bank has ceased approving new loans for these customers due to concerns about the quality of certain of the loans and leases. At September 30, 1997, the principal balances of these loans had been reduced to $3.2 million primarily through pay-offs.

Litigation Risk


         The Bank is currently involved in a variety of litigation that may affect its results of operations. Several of these lawsuits stem from the Bank's relationship with a former borrower, Brian Davis, who has since pled guilty to defrauding the Bank, among other financial institutions. In the suit seeking the greatest amount of damages from the Bank, another former borrower has alleged that the Bank, acting in concert with Mr. Davis who served as the borrower's former treasurer and chief financial officer, defrauded the borrower and caused its bankruptcy. Plaintiff seeks $5,000,000 in compensatory damages and $50,000,000 in punitive damages in this suit. The Bank is also a defendant in three separate suits by creditors of a company controlled by Mr. Davis alleging in each case that the Bank improperly negotiated checks for loan proceeds over forged endorsements. The aggregate damages sought in these suits total approximately $2,000,000. A judgment against the Bank has been rendered in favor of plaintiffs in the amount of $284,000 in one case which the Bank has appealed. In another case in which plaintiff seeks compensatory damages of $500,000 and punitive damages of $5,000,000, it is alleged that Bank employees falsely represented that checks drawn on Mr. Davis's account and payable to plaintiff had cleared the Bank. See "Business -- Legal Proceedings." Although the Company does not believe that the outcome of this litigation will have a material adverse effect on its business, these and other lawsuits have required the Bank to incur significant legal and professional fees which have reduced the Bank's profitability. In addition, adverse publicity generated by this litigation may affect the Bank's competitive position. The Company is unable to predict how long it will take to resolve the various litigation in which the Bank is involved nor whether all such litigation will be resolved on terms that are favorable to the Bank.


Existence of Memorandum of Understanding


         The Bank has been operating under Memoranda of Understanding with federal and state banking regulators for over a year. Effective June 13, 1996, following a routine examination of the Bank, the Federal Deposit Insurance Corporation (the "FDIC") and the Maryland State Bank Commissioner (the "Commissioner") entered into a Memorandum of Understanding (the "M.O.U.") with the Bank's Board of Directors to address certain concerns raised by the FDIC and the Commissioner. The M.O.U. required the Bank, among other things, to reduce classified assets and contingent liabilities, to maintain certain ratios, to provide the FDIC and the Commissioner with advance notice of dividend declarations, and to develop plans, strategies and monitoring systems with respect to loan underwriting and administration, operations and budgets. On July 10, 1997, the Board of Directors executed a revised Memorandum of Understanding (the "Revised M.O.U.") which supersedes the June 13, 1996 M.O.U. Under the Revised M.O.U., the Bank may not declare or pay any dividends to the Company without the prior written consent of the FDIC and the Commissioner if the ratio of the Bank's Tier 1 capital to assets would be less than 6.0%. Dividends to the Company may not exceed 50% of net operating income after taxes for the period declared without the prior written consent of the FDIC and the Commissioner. Within 360 days of the Effective Date of the Revised M.O.U., the Bank is required to reduce its classified assets to 25% of Tier 1 Capital plus its Allowance for Loan and Lease Losses and to reduce its ratio of non-accrual loans and loans 30 days or more past due to no more than 3.5% of gross loans. Additionally, the Bank will adopt and implement an internal loan review and grading system meeting certain criteria and make certain changes in existing policies and in its strategic plan. See "Business -- Memoranda of Understanding."


         The Bank believes that it is currently in substantial compliance with the terms of the Revised M.O.U. that are required to be met as of the date of this Prospectus. There can be no assurance, however, that the Bank will remain in compliance with the M.O.U. Should it fail to comply with the M.O.U., it may be subject to future regulatory action. See "Risk Factors -- Risk of Non-Compliance with Regulatory Requirements."

Other Regulatory Issues

         Due to the nature of their business, both the Company and the Bank are subject to extensive legislation, regulation and supervision. The Federal Reserve Board and the FDIC have extensive capital requirements applicable to the Company and the Bank, respectively. The type, location and manner in which they may conduct business is extensively regulated and examined by the Federal Reserve Board, the FDIC and the Commissioner. See "Supervision and Regulation."

Risk of Non-Compliance with Regulatory Requirements

         While the Company and the Bank believe they are in substantial compliance with all applicable Federal and state regulations, there can be no assurance that they will continue to satisfy minimum capital or other Federal or state banking requirements. Should they fail to comply with such requirements, enforcement actions may include the issuance of formal and informal agreements, the issuance of directives to increase capital, the issuance of removal and prohibition orders against institution-affiliated parties, the imposition of restrictions and sanctions under the prompt corrective action provisions of the FDIC Improvement Act, the imposition of civil money penalties, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits, and the imposition of a conservator or receiver.

Dependence on Real Estate; Localized Business


         The Bank's primary lending focus historically has been real estate mortgage and commercial lending, and, to a lesser extent, construction lending. At September 30, 1997, residential and commercial real estate mortgage loans and construction loans and land development loans comprised approximately 71.6% of the Bank's loan portfolio. The majority of this portfolio is made up of loans secured by commercial real estate and construction and land development loans which comprised 41.2% of the loan portfolio. This real estate dependence may increase the risk of loss in the Bank's loan portfolio, especially if there occurs a general decline in real estate values in the areas where properties securing the Bank's loans are located. Approximately 72% of the Bank's loans made during 1996, representing 75% in outstanding principal amount, were to borrowers located in northern Anne Arundel County, Maryland at the time of loan origination. Northern Anne Arundel County is a mature suburb of Baltimore characterized by modest population growth and an aging population. See "Business -- Market Area." Should the economy in this area suffer any adversity, or deteriorate for any reason, the quality of the Bank's loans could decline. Adverse developments in the Bank's market area could particularly affect the performance of the Bank's portfolio of commercial real estate and construction and land development loans for which repayment and the value of the collateral are dependent on the successful operation of the borrower's business. For a more detailed discussion of the specific characteristics of the Bank's real estate mortgage loan portfolio, nonperforming loans, and allowance for credit losses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


Interest Rate Risk

         The operations of the Bank are significantly influenced by general economic conditions and by the related monetary and fiscal policies of the Federal government. Deposit flows and the cost of funds are influenced by interest rates of competing investments and general market rates of interest. Lending activities are affected by the demand for loans, which in turn is affected by the interest rates at which such financing may be offered and by other factors affecting the availability of funds.

         The operations of the Bank are substantially dependent on its net interest income, which is the difference between the interest income received from its interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. Increases in the level of interest rates may reduce the amount of loans originated by the Bank and, thus, the amount of loan and commitment fees, as well as the value of the Bank's investment securities and other interest-earning assets. Moreover, fluctuations in interest rates also can result in disintermediation, which is the flow of funds away from depository institutions into direct investments, such as corporate securities and other investment vehicles which, because of the absence of Federal deposit insurance, generally pay higher rates of return than depository institutions.

         Changes in interest rates will also affect the value of the Bank's investment securities portfolio designated as available for sale. Generally, an increase in interest rates would result in a decline in the value of investment securities available for sale, which would result in a corresponding adjustment in stockholders' equity. Therefore, the Bank's and the Company's stockholders' equity could change based on fluctuations in interest rates and in the value of investment securities held for sale.

Substantial Competition in the Banking Industry


         The Bank faces substantial competition for deposits and loans from other banking and financial institutions, including many which have substantially greater resources, name recognition and market presence than the Bank. Such competition comes not only from locally based institutions but also from out-of-state financial intermediaries which have opened loan production offices or which solicit deposits in its market area. Many of the financial intermediaries operating in the Bank's market area offer certain services which the Bank does not offer directly. Additionally, banks with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Competitors of the Bank include commercial banks, savings institutions, credit unions, thrift and loans, insurance companies, mortgage companies, money market and mutual funds and other institutions which offer loans and investment products. Historically, the Bank has sought to compete against larger institutions on the basis of its local ownership and orientation which the Bank believes has made it more responsive to its customers. The Bank, however, also encounters significant competition from other locally based community banks and financial institutions who compete on the same basis, including a bank which recently has been established near its headquarters by former directors and officers of the Bank and which may be expected to target the Bank's customer base. See "Business -- Competition."


Restrictions on Ability to Raise Capital

         The Company's stockholders generally have preemptive rights to subscribe to any and all issuances of the Common Stock, on a proportionate basis and in an amount equal to the ratio that each individual stockholder's total number of shares bears to the total number of shares of Common Stock outstanding. See "Description of Capital Stock." As a result of this provision, the Company generally may not sell shares of Common Stock without first offering them to the holders of the Common Stock. Such a provision could limit the Company's ability to raise capital.

Limited Market for the Common Stock

         The Common Stock is not listed on any stock exchange or on the Nasdaq Stock Market. Although trading information for the Common Stock is available on the OTC Bulletin Board, there is limited trading activity in the Common Stock. Accordingly, stockholders who acquire shares of the Common Stock through the Plans may encounter difficulty in disposing of such shares on the open market. The absence of an active and liquid trading market for the Common Stock may also have an impact on the prices which investors are willing to pay for the Common Stock. Stockholders should only consider an additional investment in the Common Stock pursuant to the Plans if they have a long-term investment intent.

Dividend Payment Risks


         The Company has announced that it intends to pay dividends equal to forty percent (40%) of its profits for each quarter. The Company's ability to pay dividends to stockholders is dependent on its ability to receive dividends from the Bank. Payment of dividends by the Bank to the Company and by the Company to its stockholders, however, is subject to their respective financial conditions and to regulation. Federal and state banking regulations prohibit dividend payments unless the Company and the Bank have sufficient net retained earnings and capital as determined by the regulators. See "Supervision and Regulation -- Regulation of the Company -- Dividends and Distributions" and " -- Regulation of the Bank -- Dividend Limitations." The Bank's payment of dividends is further restricted by the M.O.U. which requires prior approval of the FDIC and the Commissioner for the payment of dividends by the Bank in excess of 50% of its net operating income or if the Bank's Tier 1 capital ratio would be reduced below 6.0%. The Company does not believe that these restrictions will materially limit its ability to pay dividends. There is no assurance that either the Bank or the Company will be legally or financially able to pay any specified amount of dividends in the future. The second quarter 1997 dividend was paid partly in cash and partly in stock.

Pricing Risks in the Plans

         Dividend Reinvestment Plan. There can be no assurance that the market price of the Common Stock will stay at the level at which it is trading at the time the dividend reinvestment price is calculated pursuant to the Dividend Reinvestment Plan. Under the Dividend Reinvestment Plan, the value of the shares to be issued in lieu of cash dividends is determined based on the higher of (a) ninety-five percent (95%) of the market price at the time a dividend is declared or (b) the stock's par value ($10.00 per share). By the time the dividend is actually paid, the market price at which the Company's stock is selling may have declined from the dividend reinvestment price. Thus, the number of shares to be issued may be less than the number that would have been issuable had such number been based on the sales price of the shares at the time the dividend is paid and the market value of the shares actually issued may be less than the amount of cash that would have been received had the dividend been paid in cash. See "The Plans -- Dividend Reinvestment and Stock Purchase Plan."

         Purchase Plan. There can be no assurance that shares purchased pursuant to options issued under the Purchase Plan will continue to trade at their purchase price. Further there can be no assurance that the market price of the Common Stock will not decline in the period between the date an option is exercised and the date shares are issued to a stockholder. Accordingly, there can be no assurance that price paid by stock holding to acquire shares through the Purchase Plan will be less than the price at which shares could have been acquired on the open market.

Potential Dilution

         Stockholders who do not elect to participate in the Plans may suffer substantial dilution in their voting rights and their proportional interest in any future net earnings of the Company.

Control of the Company

         Pursuant to the Company's Articles of Incorporation, the affirmative vote of 80% of the outstanding shares is required for the approval of any merger, consolidation or share exchange involving the Company. In addition, amendments to Company's Articles of Incorporation and Bylaws require an 80% vote. As a result, the holders of 20% of the Company's outstanding Common Stock would be able to prevent most business combinations involving the Company even if the proposed business combination was favored by a majority of the shares outstanding. In addition, such holders could prevent any amendment to the Articles of Incorporation that might lower this voting requirement. The Board of Directors currently controls over 20% of the outstanding stock. Accordingly, the Board of Directors voting together as a group would be in a position to prevent most acquisitions of the Company. In addition, the Maryland General Corporation Law includes certain restrictions on business combinations with stockholders who have not been approved by the Board of Directors in advance and limits the voting rights of larger stockholders unless such voting rights have been approved by a vote of the stockholders. See "Description of Capital Stock -- Certain Voting Requirements." These provisions may have the effect of discouraging or preventing a future takeover attempt in which stockholders might otherwise receive a premium for their shares over then current market prices.

                                    THE PLANS

         The following discussion presents a general summary of the Plans. Periodic reports are generally not furnished under the Plans although the Company makes annual reports available to its stockholders which reports may contain some information about the Plans. See "Available Information." Copies of the Plans will be sent to stockholders upon written request to the Treasurer of Glen Burnie Bancorp, 101 Crain Highway, S.E., Glen Burnie, Maryland 21061.

Dividend Reinvestment and Stock Purchase Plan

         Under the Dividend Reinvestment Plan, the Company is offering its stockholders of record the opportunity to receive additional shares of the Common Stock in lieu of cash dividends, if and when dividends are declared by the Board of Directors. Any record stockholder who elects to participate in the Dividend Reinvestment Plan will receive, if and when any dividend is declared, shares of Common Stock rather than cash on the dividend payment date. The number of shares he will receive will equal the number obtained by dividing the amount that he would have been paid in cash by a deemed per share "Purchase Price" which is equal to the per share price paid in the latest sale consummated by Legg Mason prior to the dividend declaration date less a 5% discount unless the Board of Directors determines otherwise. In no event, however, will the Purchase Price be less than the par value per share of $10.00.

         Once an election to participate is made, all dividends thereafter payable to the electing stockholder will be paid in Common Stock until such time as (i) the stockholder advises the Company in writing that he no longer wishes to participate in the Dividend Reinvestment Plan, (ii) the Company receives written notice of the stockholder's death or adjudicated incapacity, or (iii) the stockholder transfers record ownership of the shares dividends with respect to which are subject to payment in stock under the Plan.


         The Company will maintain an account reflecting stock dividends issued under the Dividend Reinvestment Plan. Shares held in a participant's account are voted directly by the participant. Certificates for stock dividends issued under the Dividend Reinvestment Plan will only be provided upon (i) request by a participating stockholder, (ii) withdrawal by a participating stockholder from the Dividend Reinvestment Plan, or (iii) termination of the Dividend Reinvestment Plan by the Company. Should participation in the Dividend Reinvestment Plan be withdrawn or terminated, cash will be issued in lieu of fractional shares. Certificates are generally issued within a week.


         Stockholders holding Common Stock in "street name" through a broker are not eligible to participate in the Dividend Reinvestment Plan with respect to those shares. Any such holder who desires to participate in the Dividend Reinvestment Plan should contact their broker and arrange to have such shares registered in their name as a record holder.

          Stockholders who reside in jurisdictions in which it is unlawful for the Company to permit their participation are not eligible to participate in the Dividend Reinvestment Plan. The Company also reserves the right to exclude a stockholder who resides in a foreign country or in a jurisdiction which requires registration or qualification of the Common Stock or of the Company's directors, officers or other employees as agents in connection with sales pursuant to the Dividend Reinvestment Plan.

         The Board of Directors may amend, modify or suspend the Dividend Reinvestment Plan at any time and from time to time but the Dividend Reinvestment Plan may not be permanently terminated unless the Company's stockholders elect to terminate it. The Company's stockholders have approved the Dividend Reinvestment Plan.

         During 1995 and 1996, 10,795 and 10,820 shares of Common Stock, respectively, were issued under the Dividend Reinvestment Plan. 94,370 shares are reserved for issuance under the Dividend Reinvestment Plan. The Dividend Reinvestment Plan was suspended in 1996 pending registration of additional shares to be issued under the Dividend Reinvestment Plan.

         Tax Consequences. The following discussion summarizes certain material U.S. Federal income tax consequences for U.S. taxpayers participating in the Dividend Reinvestment Plan. The discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof, and all of which are subject to change, perhaps with retroactive effect. This discussion does not purport to deal with all aspects of U.S. Federal income taxation that might be relevant to particular participants in light of their personal circumstances or status, nor does it discuss state, local or foreign income tax consequences. THEREFORE, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS WITH RESPECT TO THOSE MATTERS.

         A participant who chooses to receive a distribution of additional shares of Common Stock in lieu of cash under the provisions of the Dividend Reinvestment Plan will be treated for U.S. Federal income tax purposes as having received a taxable dividend to the extent such distribution is treated as made from the Company's current and accumulated earnings and profits, in an amount equal to the "Purchase Price" (as determined under the Dividend Reinvestment
Plan) of all full and fractional shares credited to the participant's account, and otherwise as a non-taxable return of capital to the extent of such participant's tax basis in his shares of Common Stock (with a corresponding reduction in his tax basis in such Common Stock) and thereafter as capital gain.

         The participant's tax basis in the shares credited under the Dividend Reinvestment Plan will be an amount equal to the "Purchase Price" of such shares (as determined under the Dividend Reinvestment Plan). The holding period for shares acquired through the Dividend Reinvestment Plan will begin on the day after the dividend payment date.

         Following termination of participation in the Dividend Reinvestment Plan and receipt by the participant of shares of Common Stock previously held by the Dividend Reinvestment Plan administrator, a participant will realize gain or loss upon receipt of a cash payment for any fractional share interests credited to the participant's account. The amount of any such gain or loss will be the difference between the cash payment and the participant's tax basis in such fractional share interests.

         The tax discussion as set forth above is for general information purposes only. Each stockholder considering participation in the Dividend Reinvestment Plan is urged to consult his own tax and financial advisors as to any U.S. Federal, state and other tax consequences of participating in the Dividend Reinvestment Plan based upon his particular facts and circumstances.

Stockholder Purchase Plan


         Pursuant to the Purchase Plan, stockholders of record will be granted an option (an "Option") each quarter to purchase newly issued shares of the Common Stock. The number of shares that may be purchased pursuant to Options shall be determined by the Board. Each Option will entitle the stockholder to purchase one share. Options will be granted in proportion to stockholders' record share holdings as of the date of grant at a per share price (the "Purchase Price") equal to the latest per share price reported for a sale of the Common Stock by Legg Mason prior to the date of grant. Options may be exercised in full or partially at the election of the stockholder. Options may only be exercised by returning the option exercise form and paying the Purchase Price in full prior to the expiration date for the Option which may not be latter than three months after the date of grant. Once an Option has been exercised, the exercise is irrevocable. Shares will be issued to persons exercising Options as soon as practicable after receipt of a properly completed option exercise form and payment of the Purchase Price in full. Shares may be issued in either certificated or uncertificated form at the election of the stockholder.


         Stockholders will be notified on a quarterly basis in writing that they have the option to purchase Common Stock. Stockholders holding shares for the account of others, such as banks, brokers, trustees and depositaries, should contact the beneficial owners of those securities to ascertain the intentions of those beneficial owners with respect to the Options. Persons beneficially owning Common Stock held in brokerage accounts or which is otherwise held on their behalf by a nominee should contact their broker or nominee to exercise subscription rights on their behalf.

         The aggregate number of shares that may be issued under the Purchase Plan shall not exceed 100,000 shares subject to adjustment for stock splits and stock dividends subsequent to the date the Purchase Plan is adopted. Shares optioned and not exercised shall continue to be available for inclusion in subsequent Option grants provided that, in its discretion, the Board of Directors may give stockholders the opportunity to purchase unsubscribed optioned shares at the Purchase Price on such other terms and conditions as the Board of Directors may determine. Purchase orders for unsubscribed shares will not be filled until the expiration date for the Options. In the event of an oversubscription, such unsubscribed shares shall be allocated among subscribers on such basis as the Board of Directors may determine. The Board of Directors reserves the right to allocate unsubscribed shares on any basis it deems appropriate including, but not limited to, the order in which orders were received, the relative size of orders, the number of shares held by subscribers or on any other basis in its sole discretion.


         Options are not transferable except upon death. Holders of Options do not receive any rights or benefits of stockholders with respect to the underlying Common Stock until the Options are fully exercised and certificates evidencing the Common Stock are issued.

         Options are only exercisable during a stockholder's lifetime by the stockholder. In the event a stockholder dies without having fully exercised their Options, the stockholder's executors or administrators shall have the right to exercise such Options during their remaining term to the same extent that the stockholder was entitled to exercise the Option.

         The Company will make reasonable efforts to comply with the securities laws of all states in which stockholders reside. The Board of Directors reserves the right not to issue Options to stockholders residing in a foreign country or in a jurisdiction in which the granting of Options or the offer or sale of the Common Stock would be unlawful or in which the Company or its directors, officers or employees would be required to register as a broker, dealer or selling agent.

         The Purchase Plan will be administered by a Committee made up of the Company's Chairman of the Board, Chief Executive Officer and another director, who is appointed by the Company's Board of Directors annually. All questions concerning the timeliness and validity of Option exercises and the eligibility of stockholders for Options will be determined by the Committee whose determinations will be final and binding on all parties.

         Tax Consequences. The following discussion summarizes certain material U.S. Federal income tax consequences for U.S. taxpayers upon the receipt, disposition, exercise or lapse of Options. The discussion is based upon provisions of the Code, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury regulations, all as in effect and existing on the date hereof, and all of which are subject to change, perhaps with retroactive effect. This discussion assumes that such Options, and the Common Stock acquired upon exercise of the Options, will be held as capital assets (as defined in Section 1221 of the Code) by the holders thereof. This discussion does not purport to deal with all aspects of U.S. Federal income taxation that might be relevant to particular holders in light of their personal circumstances or status, nor does it discuss state, local or foreign income tax consequences. THEREFORE, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS WITH RESPECT TO THESE MATTERS.

         Under Section 305 of the Code, a stockholder's receipt of Options pursuant to the Purchase Plan will not be subject to U.S. Federal income tax. A stockholder's basis in the Options will be treated as zero so long as either (1) both (a) the value of the Options at the time of receipt is less than 15% of the value of the Common Stock in respect of which the Options were distributed (which the Company expects to be the case) and (b) such stockholder does not otherwise elect to allocate his basis in such Common Stock among such Common Stock and the Options in accordance with Section 307(a) of the Code, or (2) such Options are allowed to lapse.

         No gain or loss will be recognized for U.S. Federal income tax purposes by holders of the Options upon the exercise of the Option and acquisition of the Common Stock of the Company. A holder's tax basis in the Common Stock received on exercise of the Options will equal the sum of his tax basis, if any, in the Options plus the exercise price paid. The holding period of the Common Stock received on the exercise of the Options will commence on the date of exercise and will not include the holding period of the Options.

         If Options acquired pursuant to the Purchase Plan are not exercised and are allowed to expire, no gain or loss will be recognized by the holder of such Options.

Certain Resale Restrictions

         Shares acquired by affiliates of the Company pursuant to the Plans will, be subject to certain resale restrictions. Rule 144 imposes a volume limit on the amount of securities which each affiliate of an issuer, as well as each holder of "restricted" securities, may sell during any three-month period and limits on the manner in which such sales may be made. "Restricted" shares are shares which have not been registered under the Securities Act of 1933 in reliance upon an exemption which restricts their resale. "Restricted" securities may only be sold if they are subsequently registered for resale or if resale is authorized under an applicable rule such as Rule 144. The Company does not believe that it currently has any "restricted" securities outstanding.

                                 USE OF PROCEEDS

         To the extent stockholders participate in the Dividend Reinvestment Plan and receive dividends in stock rather than cash, the cash savings to the Company will increase its working capital. The proceeds from the sale of Common Stock under the Purchase Plan will also increase the Company's working capital. The Company believes that it will benefit from investment by stockholders on a continuing basis. Such investment should assist it and the Bank to maintain and expand their operations and business activities.

                           MARKET FOR THE COMMON STOCK


         The Company's stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol "GLBZ." There is not currently an active trading market for the Common Stock. The following table sets forth the high and low sales prices for the Common Stock for each full quarterly period during 1995 and 1996 and during 1997 to date, based on trades reported on the OTC Bulletin Board or by Legg Mason. Prices have been adjusted to give retroactive effect to a six-for-five stock split effected through a stock dividend paid on January 3, 1996.


                        1997                  1996                  1995
                   --------------        --------------       ---------------
Quarter Ended      High       Low        High       Low       High        Low
-------------      ----       ---        ----       ---       ----        ---
March 31,        $28.000    $21.500    $37.500    $34.000   $32.917     $28.750
June 30,          25.000     22.000     36.250     33.000    32.917      31.042
September 30,     24.750     23.500     33.500     33.000    32.917      32.083
December 31,          NA         NA     34.000     25.000    34.375      28.854


         As of November 14, 1997, the latest date for which the Company was able to obtain information on a reported sale of the Common Stock, the last reported sales price for the Common Stock on the OTC Bulletin Board was $24-3/8 per share.

         As of September 30, 1997, the number of record holders of the Common Stock was 477.

                                    DIVIDENDS

         Since its inception, the Company has paid quarterly cash dividends on its Common Stock. Per share cash dividends declared for each full quarter during last two fiscal years and the current year to date, giving retroactive effect to a six-for-five stock split effected through a stock dividend paid on January 3, 1996, were as follows:

            Quarter Ended                1997         1996         1995
            -------------                ----         ----         ----
            March 31,                   $0.160       $0.300       $0.208
            June 30,                     0.060        0.300        0.250
            September 30,                0.060        0.300        0.250
            December 31,                    NA        0.050        0.250

         In addition to the foregoing cash dividends, the Company declared one percent stock dividends during the second and third quarters of 1997. Because the effect of these stock dividends was not material, earnings and dividends per share have not been restated for these stock dividends.

         The Company intends to pay dividends equal to forty percent (40%) of its profits for each quarter. However, dividends remain subject to declaration by the Board of Directors in its sole discretion and there can be no assurance that the Company will be legally or financially able to make such payments. Payment of dividends may be limited by Federal and state regulations which impose general restrictions on a bank's and bank holding company's right to pay dividends (or to make loans or advances to affiliates which could be used to pay dividends). Generally, dividend payments are prohibited unless a bank or bank holding company has sufficient net (or retained) earnings and capital as determined by its regulators. See "Supervision and Regulation -- Regulation of the Company -- Dividends and Distributions" and "Supervision and Regulation -- Regulation of the Bank -- Dividend Limitations."

                             SELECTED FINANCIAL DATA


         The following table presents consolidated selected financial data for the Company and its subsidiaries for each of the periods indicated. Dividends and earnings per share have been adjusted to give retroactive effect to stock splits and stock dividends accounted for as stock splits. Certain ratio data for the nine months ended September 30, 1997 and 1996 has been annualized. Results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results of operations that can be expected for the entire fiscal year.


                                    At or for the
                                  Nine Months Ended
                                    September 30,                      At or for the Year Ended December 31,
                               ---------------------------------------------------------------------------------------
                                 1997         1996            1996         1995         1994       1993         1992
                                ------       ------         --------     --------     --------   --------     ------
                                    (Unaudited)                  (Dollars in thousands, except per share data)
Operations Data:
Net Interest Income..........  $   8,059    $   8,241     $ 10,884     $   11,339   $  11,868    $  10,736    $   8,788
Provision for Credit Losses..        270        2,825        6,596          7,925       1,120        1,080        1,000
Other Income.................      1,320        1,238        2,230          1,904       1,515        1,408        1,360
Other Expense................      8,859        6,556        9,019          8,740       7,139        6,716        5,954
Net Income (Loss)............        579          415       (1,020)        (1,727)      3,517        3,047        2,284

Share Data:
Net Income (Loss) Per Share..  $    0.64    $    0.46     $ ( 1.16)    $    (2.01)  $    4.22    $    3.69    $    2.79
Cash Dividends Declared
  Per  Common Share..........       0.28         0.90         0.95           0.96        0.80         0.75         0.72
Weighted Average Common
   Shares  Outstanding.......    901,624      898,021      881,211        861,116     833,849      826,244      817,324

Financial Condition Data:
Total Assets.................  $ 226,242    $ 249,214     $254,325     $  246,165   $ 232,935    $ 223,422    $ 203,573
Loans Receivable, net........    109,961      136,654      124,672        150,472     153,814      141,866      128,199
Total Deposits...............    205,003      226,669      232,746        221,121     208,566      202,911      186,358
Total Stockholders' Equity...     18,857       19,525       18,507         20,537      21,677       18,617       15,716

Performance Ratios:
Return on Average Assets.....       0.24%        0.17%       (0.41)%        (0.73)%      1.53%        1.40%        1.23%
Return on Average Equity.....       4.15         2.83        (5.29)         (7.42)      17.24        17.70        15.23
Net Interest Margin(1).......       5.13         5.11         5.04           5.42        5.88         5.67         5.46
Dividend Payout Ratio........      31.07       137.74          *             *          19.24        20.38        25.89

Capital Ratios:
Average Equity to Average
  Assets.....................       7.75%        7.92%        7.82%          9.89%       8.86%        7.92%        8.05%
Leverage Ratio(2)............       7.42         7.62         7.00           8.20        9.40         8.60         8.40
Total Risk-Based Capital
   Ratio(2)..................      15.75        14.88        12.50          13.62       15.35        14.30        13.30

Asset Quality Ratios:
Allowance for Credit Losses
  to Gross Loans.............       3.74%        1.47%        3.90%          2.40%       1.77%        1.77%        1.35%
Non-performing Loans to
  Total Loans................       3.89         4.46         3.72           4.17        2.32         2.23         2.11
Allowance for Credit Losses
  to Non-performing Loans....     100.00        45.40       109.24          58.89       77.34        80.79        64.78
Net Loan Charge-offs to
  Average Loans..............       1.16         2.95         3.56           4.48        0.60         0.20         0.19

---------------
*    Not meaningful
(1)  Presented on a tax-equivalent basis.
(2)  Bank only.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview


         The Company recorded $579,000 in net income for the nine months ended September 30, 1997 after incurring losses in each of the last two full fiscal years. The Company's recent results of operations have been significantly affected by approximately $4.5 million in charge-offs related to loans outstanding to Mr. Brian Davis and affiliated entities. During the 1995 fiscal year, the Bank's aggregate outstanding loans to these entities totaled as much as $5.8 million and these entities represented the Bank's largest single group of borrowers. Included in total outstandings were loans made to various borrowers who allegedly funneled the proceeds to Mr. Davis. Mr. Davis has since pled guilty to defrauding the Bank and other financial institutions and the Bank's former Chief Lending Officer has pled guilty to accepting bribes from Mr. Davis in connection with these loans. See "Risk Factors -- Recent Loan Losses Involving Significant Borrowers." The Board of Directors of the Bank has entered into Memoranda of Understanding with the FDIC and the Maryland Commissioner of Banking to address certain factors relating to its recent losses. See "Business -- Memoranda of Understanding."


         The Bank continues to be involved in litigation related to Mr. Davis' activities including suits by entities affiliated with Mr. Davis. See "Business -- Legal Proceedings." Although the Company does not believe that outcome of this litigation will have a material adverse effect on the Bank, these lawsuits have required the Company to incur considerable legal and professional fees which have significantly increased the Company's other expense. Adverse publicity related to these lawsuits is also believed to have also hurt the Bank's competitive position in its market place.

         In 1995, the Company also underwent a change in management as a slate of nominees proposed by F. William Kuethe, Jr. and John E. Demyan, members of two of the Bank's founding families, defeated management's nominees in a proxy contest at the 1995 annual meeting of stockholders. Expenses related to this contest resulted in a $687,841 restructuring charge during 1995. The Bank's current management has been focused on addressing the Bank's asset quality and other operating problems and resolving the litigation in which the Bank is involved while maintaining the Bank as the locally owned and oriented community bank which it has historically been.

Forward-Looking Statements

         When used in this discussion and elsewhere in the Prospectus, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, unfavorable judicial decisions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

         The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


Comparison of Results of Operations For the Nine Months Ended September 30, 1997 and 1996 and Years Ended December 31, 1996, 1995 and 1994


         General. For the nine months ended September 30, 1997, the Company reported consolidated net income of $579,000 ($0.64 per share) compared to consolidated net income of $415,000 ($0.46 per share) for the nine months ended

September 30, 1996. The increase in net income during the 1997 period was principally attributable to a lower provision for credit losses. For fiscal year 1996, the Company had a consolidated net loss of $1,020,177 ($1.16 per share) compared to a 1995 consolidated net loss of $1,726,748 ($2.01 per share) and a 1994 consolidated net income of $3,516,593 ($4.22 per share). The losses during 1996 and 1995 were primarily due to a significant increase in the provision for credit losses to $6,596,000 for 1996 and $7,925,000 for 1995 compared to $1,120,000 for 1994. The increase resulted from provisions being made to charge-off delinquent and non-performing loans. The collectibility of certain loans, significant in aggregate amount, became doubtful during 1996 and the Bank charged-off a significant amount of such loans. See "Risk Factors -- Recent Loan Loss Experience Involving Significant Borrowers." Charge-offs in 1996 amounted to $5,468,293 following the $7,060,650 charged off in 1995.

         Net Interest Income. The primary component of the Company's net income is its net interest income which is the difference between income earned on assets and interest expense paid on deposits and borrowings used to fund them. Net interest income is determined by the spread between the yields earned on the Company's interest-earning assets and the rates paid on interest-bearing liabilities as well as the relative amounts of such assets and liabilities. Net interest income, divided by average interest-earning assets, represents the Company's net interest margin.


          Consolidated net interest income for the nine months ended September 30, 1997 was $8,059,000 compared to $8,241,000 for the nine months ended September 30, 1996. The decrease in net interest income for the nine-month period was primarily attributable to lower interest income. Interest income fell $498,000 (10.4%) for the nine months ended September 30, 1997. The decline in interest income was attributable to continued run-off of the loan portfolio. Interest expense declined $549,000, or 9.4%, for the nine months ended September 30, 1997. The Company's earnings performance continues to be impacted by a decline in earning assets and a shift in the asset mix from loans to lower yielding investment securities. Net interest margin for the nine months ended September 30, 1997 was 5.13% compared to 5.11% for the nine months ended September 30, 1996. The increase in the net interest margin for the first nine months of 1997 was primarily due to the loss of accrued interest on loans charged off during the corresponding period in 1996.


         Consolidated net interest income prior to provision for credit losses decreased by $454,884 (4.0%) from $11,339,137 in 1995 to $10,884,253 in 1996.
Net interest income had decreased by $528,822 (4.5%) in 1995 from $11,867,959 in 1994. The 1996 decrease was primarily due to an increase in interest expense on deposits and a decrease in total interest revenues from lending activities for such period. The 1995 decrease is primarily due to an increase in interest expense on deposits which exceeded a slight increase in total interest revenues from lending activities for such period. The movement of deposits from lower yielding savings and money market accounts to higher yielding certificates of deposit resulted in an increase in the Bank's cost of deposits during 1996 and 1995. In addition, loans on which accrual of interest has been discontinued amounted to $4,545,581 at December 31, 1996. Interest that would have accrued under the terms of these loans was $457,035. Interest income on loans fell $1,394,512 (9.6%) from $14,475,876 at the end of 1995 to $13,081,364 at the end
of 1996, after increasing $390,234 (2.8%) during 1995 from $14,085,642 at the end of 1994. In addition to increased loan charge offs, the Bank made fewer loans during 1996 than 1995.

         During 1996 and 1995, the Bank shifted investments from U.S. Treasury securities to U.S. government agency and state and municipal securities because they have offered higher yields. Interest from Federal funds sold almost doubled during 1996, increasing from $138,678 in 1995 to $261,423 in 1996 as Federal funds sold increased significantly. Significant gains in investment securities ($506,695) occurred in 1995 as a result of a restructuring of the Bank's investment securities portfolio. The gains were much smaller in 1996 after the restructuring was complete.

         The following table allocates changes in income and expense attributable to the Bank's interest-earning assets and interest-bearing liabilities for the periods indicated between changes due to changes in rate and changes in volume. Changes due to rate/volume are allocated to changes due to volume.


                                                  Nine Months Ended
                                                     September 30,                          Year Ended December 31,
                                            -----------------------------  ---------------------------------------------------------
                                                 1997      vs.    1996        1996      vs.     1995       1995     vs.   1994
                                            -----------------------------  ----------------------------   --------------------------
                                                          Change Due to                 Change Due to                 Change Due to
                                            Increase/   -----------------  Increase/  -----------------   Increase/  ---------------
                                            Decrease    Rate       Volume  Decrease   Rate       Volume   Decrease   Rate    Volume
                                            --------    ----       ------  --------   ----       ------   --------   ----    ------
                                                                                       (In thousands)
Assets
Interest-earning assets:
Federal funds sold........................  $     (18) $     15  $     (33) $    122  $    (37)  $     159  $    38  $   52  $  (14)
                                            ---------  --------  ---------  --------  --------   ---------  -------  ------  ------
Interest-bearing deposits.................          5         4          1       (31)      (17)        (14)      62       0      62
                                            ---------  --------  ---------  --------  --------   ---------  -------  ------  ------
Investment securities:
  U.S. Treasury securities and obligations
    of U.S. government agencies...........      1,452        18      1,434     1,082       234         848       99     (20)    119
  Obligations of states and
    political subdivisions (1)............       (449)      (16)      (433)      472       (74)        546       52     (57)    109
  All other investment securities.........          6         0          6         2        (1)          3       23       6      17
                                            ---------  --------  ---------  --------  --------   ---------  -------   -----  ------
      Total investment securities.........      1,009         2      1,007     1,556       159       1,397      174     (71)    245

Loans, net of unearned income.............  ---------  --------  ---------  --------  --------   ---------  -------   -----  ------
  Demand, time and lease .................       (527)       93       (620)     (613)      (56)       (557)      88     145     (57)
  Mortgage and construction...............     (1,051)      (32)    (1,019)     (269)     (604)        335      301     (41)    342
  Installment and credit card.............       (305)       38       (343)     (517)       31        (548)       4    (122)    126
                                            ---------  --------  ---------  --------  --------   ---------  -------  ------  ------
    Total gross loans (2).................     (1,883)       99     (1,982)   (1,399)     (629)       (770)     393     (18)    411
                                            ---------  --------  ---------  --------  --------   ---------  -------  ------  ------
    Allowance for credit losses...........
                                            ---------  --------  ---------  --------  --------   ---------  -------  ------  ------
    Total net loans.......................     (1,883)       99     (1,982)   (1,399)     (629)       (770)     393     (18)    411
                                            ---------  --------  ---------  --------  --------   ---------  -------  ------  ------
Total interest-earning assets.............  $    (887) $    101  $    (988) $    248  $   (524)  $     772  $   667  $  (37) $  704
                                            =========  ========  =========  ========  ========   =========  =======  ======  ======

Liabilities
Interest-bearing deposits:
  Savings and NOW.........................  $    (267)  $  (301)  $     34  $   (112)  $  (191)   $     79  $  (302) $  (12) $ (290)
  Money market............................       (146)      (53)       (93)     (111)      (42)        (69)    (147)     43    (190)
  Other time deposits.....................       (155)     (191)        36       762         7         755    1,613     902     711
                                            ---------   -------   --------  --------   -------    --------  -------  ------  ------
    Total interest-bearing deposits.......       (568)     (545)       (23)      539      (226)        765    1,164     933     231
Non-interest-bearing deposits.............         --        --         --        --        --          --       --      --      --
                                            ---------   -------   --------  --------   -------    --------  -------  ------  ------
Borrowed funds............................         28        24          4       (39)       (9)        (30)      21      22      (1)
                                            ---------   -------   --------  --------   -------    --------  -------  ------  ------
Total interest-bearing liabilities........  $    (540)  $  (552)  $    (18) $    500   $  (235)   $    735  $ 1,185  $  955  $   230
                                            =========   =======   ========  ========   =======    ========  =======  ======  ======

----------------
(1)  Tax equivalent basis.
(2)  Non-accrual loans included in average balances.

         The following table provides information for the designated periods with respect to the average balances, income and expense and annualized yields and costs associated with various categories of interest-earning assets and interest-bearing liabilities.



                                                                         Nine Months Ended September 30,
                                                   -----------------------------------------------------------------------------
                                                                 1997                                       1996
                                                   ------------------------------------     ------------------------------------
                                                   Average                      Average     Average                      Average
                                                   Balance      Interest     Yield/Cost     Balance      Interest     Yield/Cost
                                                   -------      --------     ----------     -------      --------     ----------
                                                                              (Dollars in thousands)
Assets
Interest-earning assets:
Federal funds sold..............................  $    3,562    $     150       5.61%       $   4,305     $    168       5.20%
                                                  ----------    ---------       ----        ---------    ---------       ----
Interest bearing deposits.......................       1,376           53       5.14            1,324           48       4.83
                                                  ----------    ---------       ----        ---------    ---------       ----
  Investment securities:
    U.S. Treasury securities and obligations
      of U.S. government agencies...............      77,551        3,987       6.85           49,479        2,535       6.83
    Obligations of States and political
      subdivisions(1) ..........................      21,240        1,308       8.21           28,272        1,757       8.29
    All other investment securities.............         848           46       7.23              734           40       7.27
                                                  ----------    ---------       ----        ---------    ---------       ----
     Total investment securities................      99,639        5,341       7.14           78,485        4,332       7.36
Loans, net of unearned income
  Demand, time and lease........................      14,346          989       9.19           23,661        1,516       8.54
  Mortgage and construction.....................      84,682        5,817       9.16           99,570        6,868       9.20
  Installment and credit card...................      22,330        1,451       8.66           27,569        1,756       8.49
                                                  ----------    ---------       ----        ---------    ---------       ----
      Total gross loans(2)......................     121,358        8,257       9.08          150,800       10,140       8.97
      Allowance for credit losses...............       4,521                                    3,910
                                                  ----------                                ---------
      Total net loans...........................     116,837        8,257       9.42          146,890       10,140       9.20
                                                  ----------    ---------       ----        ---------    ---------       ----
      Total interest-earning assets.............     221,414       13,811       8.32          231,004       14,688       8.48
                                                                ---------                                ---------
Cash and due from banks.........................       7,241                                    7,902
Other assets....................................      11,190                                    7,761
                                                  ----------                                ---------
      Total assets..............................  $  239,845                                $ 246,667
                                                  ==========                                =========
Liabilities and Stockholders' Equity
Interest-bearing deposits:
  Savings and NOW...............................  $   69,626    $   1,300       2.49%       $  71,502    $   1,567       2.92%
  Money market..................................      22,682          479       2.82           27,319          625       3.05
  Other time deposits...........................      82,503        3,449       5.57           82,772        3,604       5.81
                                                  ----------    ---------       ----        ---------      -------       ----
    Total interest-bearing deposits.............     174,811        5,228       3.99          181,593        5,796       4.26
Borrowed funds..................................       1,492           60       5.36            1,131           32       3.77
                                                  ----------    ---------       ----        ---------      -------       ----
    Total interest-bearing liabilities..........     176,303        5,288       4.00          182,724        5,828       4.25
                                                                ---------                                  -------
Non-interest-bearing deposits...................      43,953                                   44,022
Other liabilities...............................       1,004                                      386
Stockholders' equity............................      18,585                                   19,535
                                                  ----------                                ---------
Total liabilities and stockholders' equity......  $  239,845                                $ 246,667
                                                  ==========                                =========
Net interest income.............................                $   8,513                                  $ 8,860
                                                                =========                                  =======
Net interest spread.............................                                4.31%                                    4.23%
                                                                                ====                                     ====
Net interest margin.............................                                5.13%                                    5.11%
                                                                                ====                                     ====


-----------------
(1) Presented on a tax-equivalent basis. The incremental tax rate applied is 37.04%.
(2) Non-accrual loans included in average balance.

                                                                                Year Ended December 31,
                                                    ---------------------------------------------------------------------------
                                                                   1996                                      1995
                                                    ----------------------------------       ----------------------------------
                                                                               Average                                  Average
                                                    Average                    Yield/        Average                    Yield/
                                                    Balance       Interest      Cost         Balance       Interest      Cost
                                                    -------       --------      ----         -------       --------      ----
                                                                                                    (Dollars in thousands)
Assets:
Interest-earning assets:
Federal funds sold...............................   $   5,185     $    261       5.03%      $  2,416       $    139        5.75%
                                                    ---------     --------       ----       --------       --------        ----
Interest-bearing deposits........................       1,267           54       4.26          1,526             85        5.57
                                                    ---------     --------       ----       --------       --------        ----
  Investment securities:
    U.S. Treasury securities and obligations
      of U.S. government agencies................      53,454        3,669       6.86         40,263          2,587        6.43
    Obligations of States and
      political subdivisions (1).................      27,875        2,307       8.28         21,479          1,835        8.54
    All other investment securities..............         737           54       7.33            696             52        7.47
                                                    ---------     --------       ----       --------       --------        ----
         Total investment securities.............      82,066        6,030       7.35         62,438          4,474        7.12
Loans, net of unearned income
  Demand, time and lease.........................      22,343        1,944       8.70         28,559          2,557        8.95
  Mortgage and construction......................      97,777        8,886       9.07         94,322          9,135        9.68
  Installment and credit card....................      26,802        2,278       8.50         33,338          2,795        8.38
                                                    ---------     --------       ----      ---------       --------        ----
     Total gross loans (2).......................     146,922       13,088       8.91        156,219         14,487        9.27
     Allowance for credit losses.................       3,835                                  2,766
                                                    ---------                              ---------
    Total net loans..............................     143,087       13,088       9.15        153,453         14,487        9.44
                                                    ---------     --------       ----      ---------       --------        ----
    Total interest-earning assets................     231,605       19,433       8.39        219,833         19,185        8.73
                                                                  --------       ----                      --------        ----
Cash and due from banks..........................       7,936                                  7,152
Other assets.....................................       7,318                                  8,471
                                                    ---------                              ---------
         Total assets............................   $ 246,859                              $ 235,456
                                                    =========                              =========

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
  Savings and NOW................................   $  71,455     $  2,075       2.90%      $  68,957      $  2,187        3.17%
  Money market...................................      26,911          818       3.04          29,081           929        3.19
  Other time deposits............................      83,486        4,819       5.77          70,382         4,057        5.76
                                                    ---------     --------       ----       ---------      --------        ----
    Total interest-bearing deposits..............     181,852        7,712       4.24         168,420         7,173        4.26
Borrowed funds...................................       1,029           50       4.86           1,549            89        5.75
                                                    ---------     --------       ----       ---------      --------        ----
    Total interest-bearing liabilities...........     182,881        7,762       4.24         169,969         7,262        4.27
                                                                  --------                                 --------
Non-interest-bearing deposits....................      44,570                                  41,500
Other liabilities................................         110                                     699
Stockholders' equity.............................      19,298                                  23,288
                                                    ---------                               ---------
Total liabilities and equity.....................   $ 246,859                               $ 235,456
                                                    =========                               =========
Net interest income..............................                 $ 11,671                                 $ 11,923
                                                                  ========                                 ========
Net interest spread..............................                                4.15%                                     4.46%
                                                                                 ====                                      ====
Net interest margin..............................                                5.04%                                     5.42%
                                                                                 ====                                      ====

                                                      Year Ended December 31,
                                                  ------------------------------
                                                               1994
                                                  ------------------------------
                                                                         Average
                                                  Average                 Yield/
                                                  Balance     Interest     Cost
                                                  -------     --------     ----
Assets:
Interest-earning assets:
Federal funds sold............................... $  2,799     $    101    3.61%
                                                  --------     --------    ----
Interest-bearing deposits........................      415           23    5.54
                                                  --------     --------    ----
  Investment securities:
    U.S. Treasury securities and obligations
      of U.S. government agencies................   38,430        2,488    6.47
    Obligations of States and
      political subdivisions (1).................   20,240        1,783    8.81
    All other investment securities..............      443           29    6.55
                                                  --------     --------    ----
         Total investments securities............   59,113        4,300    7.28
Loans, net of unearned income
  Demand, time and lease.........................   29,232        2,469    8.45
  Mortgage and construction......................   90,804        8,834    9.73
  Installment and credit card....................   31,897        2,791    8.75
                                                  --------     --------    ----
     Total gross loans (2).......................  151,933       14,094    9.45
     Allowance for credit losses.................    2,762
                                                  --------
    Total net loans..............................  149,171       14,094    9.45
                                                  --------     --------    ----
    Total interest-earning assets................  211,498       18,518    8.76
                                                               --------    ----
Cash and due from banks..........................    9,769
Other assets.....................................    8,817
                                                  --------
         Total assets............................ $230,084
                                                  ========

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
  Savings and NOW................................ $ 78,067     $  2,489    3.19%
  Money market...................................   35,301        1,076    3.05
  Other time deposits............................   54,524        2,444    4.48
                                                  --------     --------    ----
    Total interest-bearing deposits..............  167,892        6,009    3.58
Borrowed funds...................................    1,573           68    4.32
                                                  --------     --------    ----
    Total interest-bearing liabilities...........  169,465        6,077    3.59
                                                               --------
Non-interest-bearing deposits....................   39,585
Other liabilities................................      639
Stockholders' equity.............................   20,395
                                                  --------
Total liabilities and equity..................... $230,084
                                                  ========
Net interest income..............................              $ 12,441
                                                               ========
Net interest spread..............................                          5.17%
                                                                           ====
Net interest margin..............................                          5.88%
                                                                           ====


---------------
(1) Tax equivalent basis. The incremental tax rate applied was 37.04% for 1996 and 38.62% for 1995 and 1994.
(2) Non-accrual loans included in average balance.

         Provision for Credit Losses. During the nine months ended September 30, 1997, the Company provided $270,000 for credit losses compared to $2,825,000 in provisions during the nine months ended September 30, 1996. The decrease in the provision reflects a decline in charge-off activity and a reduction in classified loans. During the nine months ended September 30, 1997, the Company recorded net charge-offs of $1,055,000 compared to $3,274,000 in net charge-offs during the nine months ended September 30, 1996. During fiscal year 1996, the Company provided $6,596,000 for credit losses compared to $7,925,000 in such provisions during 1995 and $1,120,000 in provisions during 1994. The higher provisions during fiscal years 1996 and 1995 reflect the amount determined by the Company to be necessary to maintain the allowance for credit losses to an adequate level after significant increases in loan charge-offs during these years. See "Risk Factors -- Recent Loan Loss Experience Involving Significant Borrowers."

         Other Income. Other income increased $82,000 (6.6%) during the nine months ended September 30, 1997 compared to the prior year period. The increase in other income reflects higher gains on the sale of investment securities during the third quarter of 1997. In order to improve its interest rate sensitivity, the Bank sold $16.0 million in long-term, fixed-rate state, county and municipal securities which had been classified as available-for-sale and invested the proceeds in adjustable-rate, mortgage-backed securities issued by the Government National Mortgage Association ("GNMA"). Other income for fiscal year 1996 was $2,230,457, an increase of $326,174, or 17.1%, over fiscal year 1995 and an increase of $715,626, or 47.2%, over fiscal year 1994. The improvement in other income reflects increased service charges on deposit accounts attributable to growth in deposits and $560,000 in proceeds from an insurance settlement with the Bank's fidelity bond company relating to the reimbursement of legal fees expended by the Bank in defending certain actions. These improvements in other income offset a decline in gains on sales of securities following a restructuring of the Bank's securities portfolio.

         Other Expenses. Other expense increased by $2,303,000, or 35.1%, for the nine months ended September 30, 1997 primarily due to a $284,000 accrual for a judgment rendered against the Bank in the third quarter of 1997 and a $700,000 expense incurred in connection with the settlement of certain litigation during the second quarter. In addition, the Company experienced increases in other expenses due to professional fees incurred in connection with other litigation in which the Company is involved. Salary and employee benefit expenses increased $497,732 (12.0%) during the year ended December 31, 1996 rising from $4,137,232 in 1995 to $4,634,964 in 1996. They rose only $149,014 (3.7%) during 1995 from
$3,988,218 in 1994. During 1996 the Bank staff was increased in the credit analysis and loan collection areas to deal with the Bank's troubled loans. Increased other expenses of the Company and its subsidiaries in 1996 primarily resulted from increased legal fees and other continuing costs of litigation. See "Legal Proceedings." The Bank has obtained insurance reimbursement for approximately $560,000 of its 1995 restructuring and litigation charges which is included in other income..

         Income Taxes. During the nine months ended September 30, 1997, the Company recorded an income tax benefit of $329,000 compared to a tax benefit of $317,000 during the nine months ended September 30, 1996. For the years ended December 31, 1996 and 1995, the Company recognized $1,480,192 and $1,694,444 in tax benefits compared to an income tax expense of $1,606,761 during the 1994 fiscal year. Due primarily to its holdings of tax-exempt state, county and municipal securities, the Company recorded tax losses during the nine months ended September 30, 1997 and 1996 and the two prior fiscal years. These net operating losses have been applied to prior years' earnings resulting in tax benefits in each of the periods. The Company has recently reduced its holdings of tax-exempt state, county and municipal securities and reinvested the proceeds in U.S. Government agency securities the income on which is not exempt from federal taxation. Accordingly, the Company anticipates an increase in taxable income which may reduce the availability of future tax benefits.

Comparison of Financial Condition at September 30, 1997 and December 31, 1996 and 1995.

         The Company's total assets declined to $226,242,000 at September 30, 1997 after increasing to $254,324,701 at December 31, 1996 from $246,164,736 at
December 31, 1995 and from $232,934,732 at December 31, 1994. The reduction in assets during the most recent nine-month period reflects a decline in the loan portfolio to $109,961,000 at September 30, 1997, net of allowances, from $124,672,000 at December 31, 1996. Although the loan portfolio had declined to $124,672,414 at December 31, 1996 from $150,471,768 at December 31, 1995 and
$153,814,422 at December 31, 1994, total assets grew due to an expansion of the investment securities portfolio.

         The decline in the loan portfolio during the most recent nine months was largely due to a decrease in commercial and industrial loans during the period. Commercial mortgage loans increased during the period while residential mortgages decreased slightly and lease financing and installment loans also decreased. The declines in the loan portfolio during fiscal years 1996 and 1995 were principally due to a decrease in construction and land development loans which had substantially increased during the preceding year but declined during the most recent fiscal years due to decreased origination activity and loan charge-offs. Commercial mortgage loans increased during 1995 and again slightly in 1996. Residential mortgages increased in 1995 but fell in 1996, as did demand and time loans. The decline in demand and time loans reflects decreased lending activity and increased charge-offs. Lease financing and installment loans decreased in both 1995 and 1996. The Bank has decided to decrease its equipment and automobile lease based lending because of the difficulties in monitoring the financial condition of the clients of lease company borrowers.

         The Company's total investment securities portfolio (including both investment securities available for sale and investment securities held to maturity) totaled $94,279,000 at September 30, 1997, a $2,295,000 or 3.4%,
decrease from $96,574,000 at December 31, 1996. During fiscal year 1996, the total investment securities portfolio grew by $21,975,153, or 29.46%, after growing by $14,197,134, or 23.50% during fiscal year 1995 to $74,598,847. The increases in the investment securities portfolio during fiscal years 1996 and 1995 reflects increases in deposits coupled with a decline in new lending activity and increased loan amortization primarily in the shorter term construction and land development, lease financing and installment portfolios. The Bank has allowed some run-off in the investment securities portfolio as deposits have declined during the current fiscal year.

         Deposits as of September 30, 1997 totaled $205,003,000, a decrease of $27,743,000 (11.9%) for the year to date. Demand deposits as of September 30, 1997 totaled $42,671,000, a $6,742,000 (13.6%) decrease from $49,413,000 at
December 31, 1996. NOW accounts as of September 30, 1997 totaled $20,594,000, a decrease of $2,198,000 (9.6%) for the year to date. Money market accounts declined by $6,007,000 (22.9%) for the year to date to total $20,204,000 on September 30, 1997. Savings deposits decreased by $4,434,000, or 9.2%, year to date. Meanwhile, certificates of deposit over $100,000 totaled $10,487,000 on September 30, 1997, an increase of $1,867,000 (21.7%) from year end. Other time deposits (made up of certificates of deposit less than $100,000 and individual retirement accounts) totaled $67,288,000 on September 30, 1997, a $10,229,000 (13.2%) decrease from December 31, 1996.


         Total deposits increased from $221,120,763 at the end of 1995 to $232,745,975 at the end of 1996, an increase of $11,625,212 (5.3%). Total deposits increased by $12,555,110 (6.0%) during 1995 from $208,565,653 at the end of 1994. While deposits increased during the past two fiscal years, the Bank believes that a general downward trend in interest rates paid on deposit accounts has resulted in a trend away from lower yielding deposit products toward higher yielding long term deposits. NOW accounts totaled $22,792,376 at year end 1996, an increase of $502,527 (2.3%) from the 1995 year end total of $22,289,849, which was a $17,141 (0.1%) increase over the 1994 year end total of $22,272,708. Money market accounts declined $1,391,386 (5.0%) during 1996 falling from $27,602,041 at the end of 1995 to $26,210,655 at the end of 1996. They had declined $5,278,782 (16.1%) during 1995 from $32,880,823 at the end of 1994. Over the same period, savings deposits, after decreasing from $52,830,352 in 1994 to $46,752,665 in 1995, a decrease of $6,077,687 (11.5%), increased by
$1,440,302 (3.1%) to end 1996 at $48,192,967. Meanwhile, certificates of deposit over $100,000 decreased from $9,844,841 at the end of 1995 to $8,620,096 at the end of 1996, a decline of $1,224,745 (12.4%). The foregoing does not include IRA accounts in excess of $100,000. During 1995 these balances had increased by $2,040,197 (26.1%) from the 1994 year end balance of $7,804,644. Other time deposits (made up of certificates of deposit less than $100,000 and individual retirement accounts) increased by $8,032,607 (11.6%) in 1996 and by $17,788,337 (34.4%) in 1995, rising from $51,696,007 at the end of 1994 to year end totals of $69,484,344 for 1995 and $77,516,951 for 1996.

         The Company experienced a $270,000, or 1.5%, increase in total stockholders' equity during the nine months ended September 30, 1997 as the increase in retained earnings resulting from net income during the period offset a decline in net unrealized appreciation on securities available for sale resulting from the disposition of certain available-for-sale securities. Operating losses during 1995 and 1996 significantly affected retained earnings which fell $4,007,822 (43.8%) during 1995 from $9,154,546 at year end 1994 to
$5,146,724 at year end 1995, and another $1,856,647 (36.1%) during 1996 to end
1996 at $3,290,077. Surplus steadily increased, however, rising $466,191 (8.6%) during 1995 from $5,450,852 at the end of 1994 to $5,917,043 at the end of 1995,
and $275,857 (4.7%) during 1995 to end 1996 at $6,192,900. The increase in the surplus account was primarily a result of the reinvestment of dividends pursuant to the Dividend Reinvestment Plan and the payment of a one percent stock dividend in lieu of a cash dividend during the nine months listed September 30, 1997.

Asset/Liability Management

         Net interest income, the primary component of the Company's net income, arises from the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities and the relative amounts of such assets and liabilities. The Company manages its assets and liabilities by coordinating the levels of and gap between interest-rate sensitive assets and liabilities to minimize changes in net interest income and in the economic value of its equity despite changes in market interest rates. The Bank's Asset/Liability and Risk Management Committee meets on a monthly basis to monitor compliance with the Board's objectives. Among other tools used by the Asset/Liability and Risk Management Committee to monitor interest rate risk is a "gap" report which measures the dollar difference between the amount of interest-earning assets and interest-bearing liabilities subject to repricing within a given time period. Generally, during a period of rising interest rates, a negative gap position would adversely affect net interest income, while a positive gap would result in an increase in net interest income, while, conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income.


         The following table sets forth the Bank's interest-rate sensitivity at September 30, 1997.


                                                                                       Over 1
                                                                   Over 3 to           through           Over
                                                0-3 Months         12 Months           5 Years          5 Years            Total
------------------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and due from banks...........   $            --     $            --     $           --      $           --   $    6,661,211
   Federal funds and overnight
      deposits.......................         6,239,554                  --                 --                  --        6,239,554
   Securities........................        20,612,806          25,734,333         25,552,295          20,158,497       92,057,931
   Loans.............................        17,603,346           9,760,236         32,538,830          55,305,969      115,208,381
   Fixed assets......................                --                  --                 --                  --        4,459,384
   Other assets......................                --                  --                 --                  --       (1,366,540)
                                        ---------------     ---------------     --------------      --------------   --------------
      Total assets...................   $    44,455,706     $    35,494,569     $   58,091,125      $   75,464,466   $  223,259,921
                                        ===============     ===============     ==============      ==============   ==============

Liabilities:
   Demand deposit accounts...........   $            --     $            --     $           --      $           --   $   43,342,348
   NOW accounts......................        20,453,914                  --                 --                  --       20,453,914
   Money market deposit accounts.....        20,136,383                  --                 --                  --       20,136,383
   Savings accounts..................        44,106,709                  --                 --                  --       44,106,709
   IRA accounts......................         3,181,502           4,772,976         13,333,877             645,025       21,933,380
   Certificates of deposit...........        13,957,877          23,673,712         16,795,253             819,659       55,246,501
   Other liabilities.................                --                  --                 --                  --         (536,413)
      Stockholders' equity...........                --                  --                 --                  --       18,577,099
                                        ---------------     ---------------     --------------      --------------   --------------
      Total liabilities and
           stockholders' equity......   $   101,836,385     $    28,446,688     $   30,129,130      $    1,464,684     $223,259,921
                                        ===============     ===============     ==============      ==============     ============

GAP..................................   $   (57,380,679)    $     7,047,881     $   27,961,995      $   73,999,782
Cumulative GAP.......................       (57,380,679)        (50,332,798)       (22,370,803)         51,628,979
Cumulative GAP as a % of
  total assets                                   (25.70)%            (22.54)%           (10.02)%             23.13%

         The foregoing analysis assumes that the Bank's assets and liabilities move with rates at their earliest repricing opportunities based on final maturity. Mortgage-backed securities are assumed to mature during the period in which they are estimated to prepay and it is assumed that loans and other securities are not called prior to maturity. Certificates of deposit and IRA accounts are presumed to reprice at maturity. NOW savings accounts are assumed to reprice within three months although it is the Company's experience that such accounts may be less sensitive to changes in market rates.



Liquidity and Capital Resources

         The Company currently has no business other than that of the Bank and does not currently have any material funding commitments. The Company's principal sources of liquidity are cash on hand and dividends received from the Bank. The Bank is subject to various regulatory restrictions on the payment of dividends.

         The Bank's principal sources of funds for investments and operations are net income, deposits from its primary market area, principal and interest payments on loans, interest received on investment securities and proceeds from maturing investment securities. Its principal funding commitments are for the origination or purchase of loans and the payment of maturing deposits. Deposits are considered a primary source of funds supporting the Bank's lending and investment activities.


         The Bank's most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, federal funds sold and money market mutual funds. The levels of such assets are dependent on the Bank's operating financing and investment activities at any given time. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.


         The Bank's cash and cash equivalents (cash due from banks, interest-bearing deposits in other financial institutions, and federal funds sold), as of September 30, 1997, totaled $10,571,000, a decrease of $12,107,000 (53.4%) from the December 31, 1996 total of $22,678,000. Cash and cash equivalents (cash due from banks, interest-bearing deposits in other financial institutions, and Federal funds sold) as of December 31, 1996 were $22,677,661, an increase of $13,227,640 (140.0%) from the December 31, 1995 total of $9,450,021. Most of this increase was in Federal funds sold which were at a $-0-balance at the end of 1995 and totaled $10,175,000 at the end of 1996. The large balance in Federal funds sold at the end of 1996 was a result of recent increases in non-personal money market demand accounts and business checking accounts immediately before year end combined with a higher average balance maintained during the year. The 1995 year end total was a slight $156,295 (1.6%) decrease from the $9,606,316 1994 year end total. Short-term borrowings decreased as cash and cash equivalents rose. Short-term borrowings fell $468,846 (21.0%) during 1995 from $2,226,568 at the end of 1994 to $1,757,722 at the end of 1995 and by another $1,209,785 (68.8%) during 1995 to end 1996 at $547,937.



         The Bank may draw on a $26,000,000 line of credit from the Federal Home Loan Bank of Atlanta. Borrowings under the line are secured by a lien on the Bank's residential mortgage loans. As of September 30, 1997, however, no amounts were outstanding under this line. In addition the Bank has a secured line of credit in the amount of $2.0 million from another commercial bank.


Recently Adopted Accounting Standards

         In February 1997, the FASB issued Statement No. 128, "Earnings Per Share." This Statement establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings Per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This Statement requires restatement of all prior-period EPS data presented. Management believes that adoption of this pronouncement will not impact any previously reported earnings per share information.

Impact of Inflation and Changing Prices

         The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, nearly all of the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                                    BUSINESS

         The Company is a bank holding company organized in 1990 under the laws of the State of Maryland and located in Anne Arundel County, Maryland. It presently owns all of the outstanding shares of capital stock of the Bank, a commercial bank organized in 1949 under the laws of the State of Maryland, serving Anne Arundel County and surrounding areas. The Bank is engaged in the commercial and retail banking business as authorized by the banking statutes of the State of Maryland, including the receiving of demand and time deposits, and the making of loans to individuals, associations, partnerships and corporations. Real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. Commercial lending consists of both secured and unsecured loans. The Bank's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC").




Market Area

         The Bank considers its principal market area for lending and deposit products to consist of Northern Anne Arundel County, Maryland. Northern Anne Arundel County is a mature suburb of the City of Baltimore which in recent years has experienced modest population growth and is characterized by an aging population. Management believes that the majority of the working population in its market area either commutes to Baltimore or is employed at the nearby Baltimore Washington International airport. Anne Arundel County is generally considered to have more affordable housing than other suburban Baltimore areas and has begun to attract younger persons and minorities on this basis. This inflow, however, has not been sufficient to affect current population trends.



Memoranda of Understanding

         Effective June 13, 1996, the Board of Directors, the FDIC and the Maryland State Bank Commissioner (the "Commissioner") entered into a Memorandum of Understanding ("M.O.U.") which required the Bank to establish written programs to reduce classified assets and contingent liabilities and to report to the FDIC and the Commissioner quarterly on the status of such assets and liabilities, to collect or charge-off certain classified loans, to maintain ratios relating to capital and to delinquent and non-accrual loans, to provide the FDIC and the Commissioner with thirty days notice prior to dividend declaration, to develop an internal loan review and grading system, policies for loan underwriting and administration, a strategic plan for improving operations and budgets, and policies and monitoring systems for liquidity and interest rate risk, to evaluate the allowance for loan and lease losses quarterly, to engage a chief lending officer, to cease any violations of law or regulations cited by the FDIC or the Commissioner, and to establish a committee of three directors to monitor compliance with the M.O.U.

         Effective July 10, 1997, the Board of Directors entered into a revised Memorandum of Understanding (the "Revised M.O.U.") with the FDIC and the Commissioner which supersedes the June 13, 1996 M.O.U. Under the Revised M.O.U., the Bank may not declare or pay any dividends to the Company without the prior written consent of the FDIC and the Commissioner if the ratio of the Bank's Tier 1 capital to assets would be less than 6.0%. Dividends to the Company may not exceed 50% of net operating income after taxes for the period declared without the prior written consent of the FDIC and the Commissioner. Within 360 days of the Effective Date of the Revised M.O.U., the Bank is required to reduce its classified assets to 25% of Tier 1 Capital plus its Allowance for Loan and Lease Losses and to reduce its ratio of non-accrual loans and loans 30 days or more past due to no more than 3.5% of gross loans. Additionally, the Bank will adopt and implement an internal loan review and grading system meeting certain criteria and make certain changes in existing policies and in its strategic plan.

         Should the Bank fail to comply with the provisions of the M.O.U., the FDIC or the Commissioner could seek to impose greater sanctions on the Bank. Enforcement actions may include the issuance of formal and informal agreements, the imposition of civil money penalties and the issuance of a cease-and-desist order that can be judicially enforced. Neither the FDIC nor the Commissioner has sought to initiate any such measures.

Lending Activities

         The Bank offers a full range of consumer and commercial loans. The Bank's lending activities include residential and commercial real estate loans, construction loans, land acquisition and development loans, equipment and automobile lease financing, commercial loans and consumer installment lending. Substantially all of the Bank's loan customers are residents of Anne Arundel County and surrounding areas of Central Maryland. The Bank solicits loan applications for commercial loans from small to medium sized businesses located in its market area. The Bank believes that this is a market in which a relatively small community bank, like the Bank, has a competitive advantage in personal service and flexibility. The Bank's lease financing portfolio consists of loans purchased from third party originators.


         During the last fiscal year, the Bank's loan portfolio significantly decreased in size primarily due to declines in the size of construction and land development portfolio and in its lease financing and demand and time loan portfolio. The declines in the construction and land development portfolio reflect the significant increase in such lending in fiscal year 1994 which was not sustained in subsequent years. The Bank has decided to decrease its equipment and automobile lease-based lending because of the difficulties encountered in monitoring the financial condition of borrowers on purchased leases. The declines in the demand and time loan portfolio reflect in part the substantial charge-offs which the Bank has taken during the past two fiscal years. See "Risk Factors -- Recent Loan Loss Experience Involving Significant Borrowers."

         The following table provides information on the composition of the loan portfolio at the indicated dates.

                                                                                    At December 31,
                            At September 30, ---------------------------------------------------------------------------------------
                                  1997             1996             1995             1994               1993             1992
                            ---------------- ---------------- ----------------  ----------------   ---------------  ----------------
                                $       %         $       %        $       %         $       %         $       %        $       %
                                -       -         -       -        -       -         -       -         -       -        -       -
                                                           (Dollars in thousands)

Real estate.................  81,818  71.62%    88,923  68.54%   98,422  63.84%    94,715   60.49%   85,313  59.07%   77,855  59.92%
Installment.................  19,445  17.02     22,281  17.17    27,898  18.10     32,352   20.66    27,537  19.07    21,706  16.70
Credit card.................   1,093   0.96      1,434   1.11     1,484   0.96      1,233    0.79       953   0.66       264   0.20
Commercial..................  11,881  10.40     17,095  13.18    26,366  17.10     28,278   18.06    30,615  21.20    30,130  23.18
                            --------          --------         --------          --------          --------         --------
                             114,237 100.00%   129,733 100.00%  154,170 100.00    156,578  100.00%  144,418 100.00%  129,955 100.00%
Allowance for credit
   losses...................   4,276             5,061            3,698             2,764             2,552            1,756
                            --------          --------         --------          --------          --------         --------
Loans, net ................ $109,961          $124,672         $150,472          $153,814          $141,866         $128,199
                            ========          ========         ========          ========          ========         ========



         The following table sets forth the maturities for various categories of the loan portfolio at September 30, 1997. Demand loans and loans which have no stated maturity are treated as due in one year or less. At September 30, 1997, the Company had $12,472,039 in loans due after one year with variable rates and $92,755,553 in such loans with fixed rates. The Bank's long-term real estate loans allow the Bank to call the loan after three years in order to adjust the interest rate if necessary. The Bank has generally not exercised its call option and the following table assumes no exercise of the Bank's call option.




                                          Due Over
                          Due Within     One to Five     Due Over
                           One Year         Years        Five Years     Total
                           --------         -----        ----------     -----
                                             (In thousands)

Real Estate...........      $4,834        $ 9,897         $67,087      $81,818
Installment...........       1,073         16,049           2,323       19,445
Credit Card...........       1,093             --              --        1,093
Commercial............       2,009          9,478             394       11,881
                            ------        -------         -------     --------
                            $9,009        $35,424         $69,804     $114,237
                            ======        =======         =======     ========

         Real Estate Lending. The Bank offers long-term mortgage financing for residential and commercial real estate as well as shorter term construction and land development loans. At September 30, 1997, the Bank had $34.7 million in residential mortgages, $42.8 million in commercial mortgages and $4.3 million in construction and land development loans. Residential mortgage and residential construction loans are originated with fixed rates while commercial mortgages may be originated on either a fixed or variable rate basis. Commercial construction loans are generally originated on a variable rate basis. The Bank's long-term, fixed-rate mortgages include a provision allowing the Bank to call the loan after three years in order to adjust the interest rate. The Bank, however, has never exercised this right. Substantially all of the Bank's real estate loans are secured by properties in Anne Arundel County, Maryland. Under the Bank's loan policies, the maximum permissible loan-to-value ratio for owner-occupied residential mortgages is 80% of the lesser of the purchase price or appraised value. For residential investment properties, the maximum loan-to-value ratio is 75%. The maximum permissible loan-to-value ratio for residential and commercial construction loans is 80%. The maximum loan-to-value ratio for permanent commercial mortgages is 75%. The maximum loan-to-value ratio for land development loans is 70% and for unimproved land is 65%. The Bank also offers home equity loans secured by the borrower's primary residence provided that the aggregate indebtedness on the property does not exceed 80% of its value.




         Commercial Lending. The Bank's commercial loan portfolio consists principally of demand and time loans for commercial purposes and purchased lease financings. The Bank's business demand and time lending includes various working capital loans, lines of credit and letters of credit for commercial customers. Demand loans require the payment of interest until called while time loans require a single payment of principal and interest at maturity. Such loans may be made on a secured or an unsecured basis. All such loans are underwritten on the basis of the borrower's creditworthiness rather than the value of the collateral. The Bank's lease financing portfolio includes leases on various types of commercial equipment that have been purchased from various vendors. The Bank has determined to de-emphasize lease financing because of the difficulties encountered in monitoring the financial condition of borrowers on purchased leases.





         Installment Lending. The Bank makes consumer and commercial installment loans for the purchase of automobiles, boats, other consumer durable goods, capital goods and equipment. Such loans provide for repayment in regular installments and are secured by the goods financed. Also included in installment loans are overdraft loans and other credit repayable in installments. As of September 30, 1997, approximately $11,105,260, or 56.11%, of the installment loans in the Bank's portfolio had been originated for commercial purposes and $8,686,572, or 43.89%, had been originated for consumer purposes.



         Credit Card and Related Loans. Credit card and related loans consist of outstanding balances on credit cards and overdraft lines of credit. The Bank offers no annual fee VISA(R) and MasterCard(R) credit cards to qualified customers. Credit card billing and payment processing is done for the Bank by an unaffiliated third party which receives a fee for such services. The Bank's overdraft protection line of credit is offered as a convenience to qualified customers.




         Although the risk of non-payment for any reason exists with respect to all loans, certain other specific risks are associated with each type of loan. The primary risks associated with commercial loans, including commercial real estate loans, are the quality of the borrower's management and a number of economic and other factors which induce business failures and depreciate the value of business assets pledged to secure the loan, including competition, insufficient capital, product obsolescence, changes in the cost of production, environmental hazards, weather, changes in laws and regulations and general changes in the marketplace. Primary risks associated with residential real estate loans include fluctuating land and property values and rising interest rates with respect to fixed-rate, long-term loans. Residential construction lending exposes the Company to risks related to builder performance. Consumer loans are affected primarily by domestic instability and a variety of factors that may lead to the borrower's unemployment, including deteriorating economic conditions in one or more segments of a local or broader economy.

         The Bank's lending activities are conducted pursuant to written policies approved by the Board of Directors intended to ensure proper management of credit risk. Loans are subject to a well defined credit process that includes credit evaluation of borrowers, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances, as well as procedures for on-going identification and management of credit deterioration. Regular portfolio reviews are performed by the Senior Credit Officer to identify potential underperforming credits, estimate loss exposure and to ascertain compliance with the Bank's policies. On a quarterly basis, the internal auditor performs an independent loan review. For significant problem loans, management review consists of evaluation of the financial strengths of the borrower and the guarantor, the related collateral, and the effects of economic conditions.

         The Bank's loan approval policy provides for various levels of individual lending authority. The maximum lending authority granted by the Bank to any one individual is $500,000. A combination of approvals from certain officers may be used to lend up to an aggregate of $750.000. The Bank's Executive Committee is authorized to approve loans up to $1,000,000. Larger loans must be approved by the full Board of Directors.

         Under Maryland law, the maximum amount which the Bank is permitted to lend to any one borrower and their related interests may generally not exceed 10% of the Bank's unimpaired capital and surplus which is defined to include the Bank's capital, surplus, retained earnings and 50% of its reserve for possible loan losses. Under this authority, the Bank would have been permitted to lend up to $2.0 million to any one borrower at September 30, 1997. By interpretive ruling of the Commissioner, Maryland banks have the option of lending up to the amount that would be permissible for a national bank which is generally 15% of unimpaired capital and surplus (defined to include a bank's total capital for regulatory capital purposes plus any loan loss allowances not included in regulatory capital). Under this formula, the Bank would have been permitted to lend up to $3.0 million to any one borrower at September 30, 1997. It is currently the Bank's policy to limit its exposure to any one borrower to no more than $1.8 million in the aggregate. At September 30, 1997, the largest amount outstanding to any one borrower and their related interests was $3.2 million.


Non-Performing Loans


         It is the current policy of the Bank to discontinue the accrual of interest when a loan becomes 90 days or more delinquent and circumstances indicate that collection is doubtful. For fiscal years prior to the 1996 fiscal year, the Bank's policy was to consider real estate loans on a case-by-case basis subject to collateral. For the nine months ended September 30, 1997 and the year ended December 31, 1996, interest of approximately $362,713 and $457,035, respectively, would have been accrued on non-accrual loans if such loans had been current in accordance with their original terms. During such periods, $0 and $28,822, respectively, in interest on such loans was included in income.



     The following table sets forth the amount of the Bank's non-accrual loans and accruing loans 90 days or more past due at the dates indicated. At each of the dates indicated, the Bank did not have any troubled debt restructurings within the meaning of Statement of Financial Accounting Standards No. 15.

                                                  At                              At December 31,
                                             September 30,    -----------------------------------------------------
                                                 1997           1996         1995       1994       1993       1992
                                            --------------    --------     --------   --------   --------    ------
                                                                               (Dollars in thousands)
Non-accrual Loans:
     Real estate..........................  $   3,277         $ 4,000      $ 1,086    $   556    $   800    $   925
     Installment..........................        133             168          165         25         15         39
     Credit card & related ...............          0               0            4          0          0          0
     Commercial...........................        886             378        1,120         74        299         43
                                            ---------         -------      -------    -------    -------    -------
          Total Nonaccrual Loans..........      4,276           4,546        2,375        655      1,114      1,007
                                            ---------         -------      -------    -------    -------    -------
Accruing Loans Past Due 90 Days
  or More:
     Real Estate..........................          0              87        2,967      2,604      1,602      1,702
     Installment..........................          0               0          300          0          0          0
     Credit card & related ...............          0               0           28          5         19          0
     Commercial...........................          0               0          610        310        424          0
                                            ---------         -------      -------    -------    -------    -------
          Total Accruing Loans Past Due
             90 days or More..............          0              87        3,905      2,919      2,045      1,702
                                            ---------         -------      -------    -------    -------    -------
          Total Non-Performing Loans......  $   4,276         $ 4,633      $ 6,280    $ 3,574    $ 3,159    $ 2,709
                                            =========         =======      =======    =======    =======    =======
          Non-Performing Loans to
             Total Loans..................       3.89%           3.72%        4.17%      2.32%      2.23%      2.11%
                                            =========         =======      =======    =======    =======    =======
          Allowance for Credit Losses
             to Non-Performing Loans......     100.00%         109.24%       58.89%     77.39%     80.79%     64.78%
                                            =========         =======      =======    =======    =======    =======

         Approximately $2,876,247, or 67.3% of the Bank's non-accrual loans at September 30, 1997 were attributable to ten borrowers. Charge-offs of $1,076,500 have previously been taken on these loans. Seven of these borrowers with loans totaling $1,825,416 were in bankruptcy at that date. Because of the legal protections afforded to borrowers in bankruptcy, collections on such loans are difficult and the Bank anticipates that such loans may remain delinquent for an extended period of time. Each of these loans is secured by collateral with a value well in excess of the principal amount of the Bank's loan.


         At September 30, 1997 and December 31, 1996, there were $936,000 and $1,408,000, respectively, in loans outstanding not reflected in the above table as to which known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of such borrowers to comply with present loan repayment terms. Such loans consist of loans which were not 90 days or more past due but where the borrower is in bankruptcy or has a history of delinquency or the loan to value ratio is considered excessive due to deterioration of the collateral or other factors.

         At September 30, 1997, the Company had $739,000 in real estate acquired in partial or total satisfaction of debt compared to $602,000 and $432,926 in such properties at December 31, 1996 and 1995, respectively. All such properties are recorded at the lower of cost or fair value at the date acquired and carried on the balance sheet as other real estate owned. Losses arising at the date of acquisition are charged against the allowance of credit losses. Subsequent write-downs that may be required and expense of operation are included in non-interest expense. Gains and losses realized from the sale of other real estate owned are included in non-interest income or expense. For a description of the properties comprising other real estate owned at September 30, 1997. See "-- Properties."






Allowance for Credit Losses

         The allowance for credit losses is established through a provision for credit losses charged to expense. Loans are charged against the allowance for credit losses when management believes that the collectibility of the principal is unlikely. The allowance, based on evaluations of the collectibility of loans and prior loan loss experience, is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrowers' ability to pay.

         Transactions in the allowance for credit losses during the last five fiscal years were as follows:


                                 Nine Months Ended
                                   September 30,                              Year Ended December 31,
                               ----------------------     ------------------------------------------------------------
                                 1997         1996            1996         1995         1994       1993         1992
                                ------       ------         --------     --------     --------   --------     ------
                                                                       (Dollars in thousands)
Beginning balance............  $   5,061    $   3,698     $  3,698     $    2,764   $   2,552    $   1,755    $     993
                               ---------    ---------     --------     ----------   ---------    ---------    ---------
Loans charged off
     Real estate.............        678          659        1,047          1,541         425           98          193
     Installment.............        481          627          786            270          29           41           25
     Credit card & related ..          0          130          182            194           1            1            7
     Commercial..............        282        3,087        3,453          5,056         520          194           73
                               ---------    ---------     --------     ----------   ---------    ---------    ---------
          Total..............      1,441        3,503        5,468          7,061         975          334          298
                               ---------    ---------     --------     ----------   ---------    ---------    ---------
Recoveries
     Real estate.............         40           85          103             33          18            1           41
     Installment.............        289           13           57             11          20           19           16
     Credit card & related ..          8            2            2              0           0            0            0
     Commercial..............         49           66           73             26          29           31            3
                               ---------    ---------     --------     ----------   ---------    ---------    ---------
         Total...............        386          166          235             70          67           51           60
                               ---------    ---------     --------     ----------   ---------    ---------    ---------
Net charge-offs..............      1,055        3,337        5,233          6,991         908          385          238
Provisions charged to
  operations.................        270        2,825        6,596          7,925       1,120        1,080        1,000
                               ---------    ---------     --------     ----------   ---------    ---------    ---------
Ending balance...............  $   4,276    $   3,186     $  5,061     $    3,698   $   2,764    $   2,552    $   1,755
                               =========    =========     ========     ==========   =========    =========    =========
Average loans................  $ 121,358    $ 150,800     $146,922     $  156,219   $ 151,933    $ 139,280    $ 116,783
Net charge-offs to average
  loans(1)...................       1.16%        2.95%        3.56%          4.48%       0.60%        0.20%        0.19%

----------
(1)Ratios for nine-month periods are annualized

         The Bank's high level of loan charge-offs during the last two fiscal years is primarily attributable to its lending relationships with Mr. Brian Davis and various affiliated entities. See "Risk Factors -- Recent Loan Loss Experience Involving Significant Borrowers." Such loans primarily consisted of loans for purchases of trucks and other non-real estate secured loans which are categorized under commercial loans in the above table. In addition, during fiscal year 1996, the Bank began charging off all non-real estate secured loans upon 90 days delinquency which contributed to a continued high level of charge-offs.




         The following table shows the allowance for credit losses broken down by loan category as of September 30, 1997 and December 31, 1996. Such information for earlier periods is not available.



                                         At September 30, 1997                   At December 31, 1996
                                    ------------------------------       ------------------------------
                                    Reserve       Percent of Loans       Reserve       Percent of Loans
                                    for Each      in Each Category       for Each      in Each Category
Portfolio                           Category        to Total Loans       Category       to Total Loans
---------                           --------        --------------       --------       --------------
                                                             (Dollars in thousands)

Real Estate......................   $ 1,656            71.62%            $ 2,109              68.54%
Installment......................       231            17.02                 448              17.17
Credit Card......................        49             0.96                  49               1.11
Commercial.......................     1,388            10.40               2,455              13.18
Unallocated......................       953               --                  --                --
                                    -------           ------             -------             ------
      Total......................   $ 4,276           100.00%            $ 5,061             100.00%
                                    =======           ======             =======             ======


Investment Securities

         The Bank maintains a substantial portfolio of investment securities to provide liquidity as well as a source of earnings. The Bank's investment securities portfolio consists primarily of U.S. Treasury securities as well as securities issued by U.S. government agencies including mortgage-backed securities. The Bank also invests in obligations of certain states and their political subdivisions.



         The following table presents at amortized cost the composition of the investment portfolio by major category at the dates indicated.



                                                     At                   At December 31,
                                                 September 30,       -------------------------------
                                                    1997          1996        1995       1994
                                                    ----          ----        ----       ----
                                                                         (In thousands)
U.S. Treasury securities ....................    $   9,566      $ 13,061    $ 15,071   $  17,099
U.S. Government agencies and
  mortgage-backed securities.................       73,318        56,607      30,235      22,162
Obligations of states and political
  subdivisions...............................        8,774        25,726      27,380      20,471
Other securities and stock...................          936           748         699         685
                                                 ---------      --------    --------   ---------
Total investment securities..................    $  92,594      $ 96,142    $ 73,385   $  60,417
                                                 =========      ========    ========   =========

         The following table sets forth the scheduled maturities, book values and weighted average yields for the Company's investment securities portfolio at September 30, 1997. Weighted average yields for obligations of states and political subdivisions are presented on a tax-equivalent basis.



                                                                                                   More than
                                    One Year or Less   One to Five Years   Five to Ten Years       Ten Years            Total
                                    ----------------   -----------------   -----------------   ----------------   -----------------
                                            Weighted           Weighted            Weighted            Weighted            Weighted
                                    Book    Average     Book   Average      Book   Average      Book   Average     Book    Average
                                    Value    Yield     Value    Yield      Value    Yield      Value    Yield     Value     Yield
                                    -----    -----     -----    -----      -----    -----      -----    -----     -----     -----
                                                                        (Dollars in thousands)
U.S. Treasury securities ........   $3,000    5.40%   $  5,089   6.45%    $  1,477   5.83%    $    --     -- %    $ 9,566    6.02%
U.S. Government agencies and
 mortgage-backed securities......       --      --      20,272   6.57       22,254   7.14      30,792    6.83      73,318    6.85
Obligations of states and
 political subdivisions..........      255    8.57       2,864   8.70        3,713   9.54       1,942    9.54       8,774    9.23
Other securities and stock.......      936    6.55          --     --           --     --          --      --         936    6.55
                                    ------    ----    --------   ----     --------   ----     -------    ----     -------    ----
     Total investment securities.   $4,191    5.84%   $ 28,225   6.76%    $ 27,444   7.39%    $32,734    6.99%    $92,594    6.99%
                                    ======    ====    ========   ====     ========   ====     =======    ====     ========   ====



          At September 30, 1997, the Bank had no investments in securities of a single issuer (other than the U.S. government securities and securities of federal agencies and government-sponsored enterprises) which aggregated more than 10% of stockholders' equity other than its investments in Maryland State, County and Municipal securities which had an aggregate book value of $8.7 million and aggregate market value of $9.1 million at that date. The foregoing totals include securities payable from or secured by different sources of revenue or taxing authorities.


Deposits and Sources of Funds

         The funds needed by the Bank to make loans are generated by deposit accounts solicited from the communities surrounding its main office and five branches in northern Anne Arundel county. Consolidated total deposits were $232,745,975 as of December 31, 1996. In addition, the Bank may borrow up to $26 million under a line of credit from the Federal Home Loan Bank of Atlanta.

         The Bank's deposit products include regular savings accounts (statements), money market deposit accounts, demand deposit accounts, NOW checking accounts, IRA accounts and certificates of deposit accounts. Variations in service charges, terms and interest rates are used to target specific markets. Ancillary products and services for deposit customers include safe deposit boxes, money orders and travelers checks, night depositories, automated clearinghouse transactions, wire transfers, automated teller machines, telephone banking, and a customer call center.


         The Bank obtains deposits principally through its network of six offices. The Bank does not solicit brokered deposits. At September 30, 1997, the Bank had approximately $10.5 million in certificates of deposit and other time deposits of $100,000 including IRA accounts. The following table provides information as to the maturity of all time deposits of $100,000 or more at September 30, 1997



                                                     Amount
                                                (In thousands)
                                                --------------
        Three months or less                       $ 1,802
        Over three through six months                1,979
        Over six through 12 months                     642
        Over 12 months                               6,064
                                                   -------
            Total                                  $10,487
                                                   =======

Competition

         The Bank faces competition from other community banks and financial institutions and larger intrastate and interstate banks and financial institutions compete vigorously (currently, twelve financial institutions operate within two miles of the Bank's headquarters). Former directors of the Bank, including its former Chief Executive Officer, have established a new bank with a main office in Glen Burnie close to the Bank's headquarters. The Bank anticipates that this new bank will solicit a significant number of its customers.

         The Bank's interest rates, loan and deposit terms, and offered products and services are governed, to a large extent, by such competition. The Bank attempts to provide superior service within its community and to know and facilitate services to its customers. It seeks commercial relationships with small to medium size businesses which, it believes, would welcome personal service and flexibility. While it believes it is the sixth largest deposit holder in Anne Arundel County, Maryland, with an estimated 5.74% market share as of June 1996 (the latest date for which the Bank has relevant data available), it believes its greatest competition comes from smaller community banks which offer similar personalized services.

Other Activities

         The Company also owns all outstanding shares of capital stock of GBB Properties, Inc. ("GBB"), another Maryland corporation which was organized in 1994 and which is engaged in the business of acquiring, holding and disposing of real property, typically acquired in connection with foreclosure proceedings (or deeds in lieu of foreclosure) instituted by the Bank or acquired in connection with branch expansions by the Bank. No branch expansion occurred in 1996.

Employees


         At September 30, 1997 the Bank had 130 full-time equivalent employees. Neither the Company nor GBB currently has any employees.



Properties


          The Bank owns its Banking Operations Center, its Executive Offices, its main banking facility in Glen Burnie, and four branch offices in various communities in Anne Arundel County, Maryland, all of which are unencumbered. The Bank also leases a fifth branch office. The Company owns no real estate at present. At September 30, 1997, GBB owned one parcel of real estate obtained from a foreclosure by the Bank. The book value of this property was $143,000. The property consists of office condominiums. GBB intends to sell this property. At September 30, 1997, the Bank owned three foreclosed real estate properties having a book value of $596,000, which consisted of residential property which the Bank is holding for sale.







Legal Proceedings




         McCafferty's Restaurant ("McCafferty's") had commenced an adversary proceeding (McCafferty's, Inc. v. Bank of Glen Burnie Adversary Case, Case No. 96-5137-ESD, U.S. Bankr. Ct., D. Md.) on March 20, 1996 in McCafferty's pending Chapter 11 bankruptcy case (In re McCafferty's, Inc., Case No. 96-5-2444-SD, U.S. Bankr. Ct., D. Md.). The United States District Court for the District of Maryland has assumed jurisdiction (Bank of Glen Burnie v. McCafferty's, Inc., Civil Action No. MJG-96-3656, D-Md, 1996). McCafferty's alleges that the Bank, acting in concert with Brian Davis (McCafferty's former treasurer and chief financial officer who has pled guilty to fraud against the Bank and various other banks), defrauded McCafferty's through alleged forgery of loan documents, improper payment of checks, wrongful diversion of loan proceeds, illegal overbilling and conspiracy to conceal illegal acts. McCafferty's seeks $5,000,000 in compensatory damages, $50,000,000 in punitive damages and declaratory and injunctive relief under numerous counts, including one count pled under the Racketeer Influenced and Corrupt Organizations Act ("RICO"). On December 4, 1997, the U.S. District Court dismissed McCafferty's claims under RICO but denied the Bank's motion to dismiss McCafferty's other claims. The Bank denies any wrongdoing and any liability, and intends to continue contesting the litigation vigorously. The Company does not believe that the outcome of this litigation will have a material adverse effect on its business.

         In addition to the foregoing litigation, the Bank is a defendant in three suits filed in the Circuit Court for Baltimore County by creditors of a company controlled by Mr. Davis alleging in each case that the Bank improperly negotiated checks for loan proceeds over forged endorsements. The aggregate damages sought in First National Bank of Maryland v. The Bank of Glen Burnie (Case No. 03-C-96-001925 filed February 28, 1996), Elkridge National Bank v. The Bank of Glen Burnie (Case No.03-C-96-002064 filed March 4, 1996) and Commercial and Farmers Bank v. The Bank of Glen Burnie (Case No. 03-C-96-002941 filed March 25, 1996) total approximately $2,000,000. In Elkridge National Bank, a judgment in the amount of $284,000 has been rendered in favor of plaintiffs which the Bank has appealed. The Bank denies liability in each of these suits. In addition, the Bank has filed a counter-claim in the First National Bank of Maryland suit seeking damages in excess of the amounts sought by the plaintiff. Accordingly, the Bank does not believe that the outcome of these suits will have a material adverse effect on the Bank.

         The Bank is also a defendant in Beal GMC v. The Bank of Glen Burnie (Case No. C96-32383OC filed October 2, 1996 in Anne Arundel County Circuit Court) in which it is alleged that employees of the Bank falsely represented to a third party that checks drawn on Mr. Davis's account and payable to plaintiff had cleared the Bank. Plaintiff seeks compensatory damages of $500,000 and punitive damages of $5.0 million. The Bank does not believe that this claim has merit and is vigorously defending this action.

         The Bank is involved in various other legal actions relating to its business activities. These actions involve claims for money damages which do not exceed 10% of the Company's consolidated current assets in any one case or in any group of proceedings presenting in large degree the same legal and factual issues. The Company does not believe that any ultimate liability or risk of loss with respect to these actions will materially affect its consolidated financial position.


                           SUPERVISION AND REGULATION

Regulation of the Company

         General. The Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "BHCA"). As such, the Company is registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and subject to Federal Reserve Board regulation, examination, supervision and reporting requirements. As a bank holding company, the Company is required to furnish to the Federal Reserve Board annual and quarterly reports of its operations at the end of each period and to furnish such additional information as the Federal Reserve Board may require pursuant to the BHCA. The Company is also subject to regular inspection by Federal Reserve Board examiners.

         Under the BHCA, a bank holding company must obtain the prior approval of the Federal Reserve Board before (i) acquiring direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, the bank holding company would directly or indirectly own or control more than 5% of such shares; (2) acquiring all or substantially all of the assets of another bank or bank holding company; or (3) merging or consolidating with another bank holding company.

         Effective September 29, 1995, the Riegle-Neal Interstate Banking and Branching Efficiency of 1994 (the "Riegle-Neal Act") authorized the Federal Reserve Board to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of a bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Reigle-Neal Act also prohibits the Federal Reserve Board from approving such an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Reigle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the Reigle-Neal Act. Under Maryland law, a bank holding company is prohibited from acquiring control of any bank if the bank holding company would control more than 30% of the total deposits of all depository institutions in the State of Maryland unless waived by the Commissioner.

         Additionally, beginning on June 1, 1997, the federal banking agencies are authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opted out of the Reigle-Neal Act by adopting a law after the date of enactment of the Reigle- Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. The State of Maryland did not pass such a law during this period. Interstate acquisitions of branches will be permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

         The BHCA also prohibits, with certain exceptions, a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of a company that is not a bank or a bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The activities of the Company are subject to these legal and regulatory limitations under the BHCA and the Federal Reserve Board's regulations thereunder. Notwithstanding the Federal Reserve Board's prior approval of specific nonbanking activities, the Federal Reserve Board has the power to order a holding company or its subsidiaries to terminate any activity, or to terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that the continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that holding company.

         Capital Adequacy. The Federal Reserve Board has adopted guidelines regarding the capital adequacy of bank holding companies, which require bank holding companies to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. See "Regulation of the Bank -- Capital Adequacy."

         Dividends and Distributions. The Federal Reserve Board has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company's capital needs, asset quality, and overall financial condition.

         Bank holding companies are required to give the Federal Reserve Board notice of any purchase or redemption of their outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the bank holding company's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would violate any law, regulation, Federal Reserve Board order, directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Bank holding companies whose capital ratios exceed the thresholds for "well capitalized" banks on a consolidated basis are exempt from the foregoing requirement if they were rated composite 1 or 2 in their most recent inspection and are not the subject of any unresolved supervisory issues.

Regulation of the Bank

         General. As a state-chartered bank with deposits insured by the FDIC but which is not a member of the Federal Reserve System (a "state non-member bank"), the Bank is subject to the supervision of the Commissioner and the FDIC. The Commissioner and FDIC regularly examine the operations of the Bank, including but not limited to capital adequacy, reserves, loans, investments and management practices. These examinations are for the protection of the Bank's depositors and not its stockholders. In addition, the Bank is required to furnish quarterly and annual call reports to the Commissioner and FDIC. The FDIC's enforcement authority includes the power to remove officers and directors and the authority to issue cease-and-desist orders to prevent a bank from engaging in unsafe or unsound practices or violating laws or regulations governing its business.

         The Bank's deposits are insured by the FDIC to the legal maximum of $100,000 for each insured depositor. Some of the aspects of the lending and deposit business of the Bank that are subject to regulation by the Federal Reserve Board and the FDIC include reserve requirements and disclosure requirements in connection with personal and mortgage loans and savings deposit accounts. In addition, the Bank is subject to numerous federal and state laws and regulations which set forth specific restrictions and procedural requirements with respect to the establishment of branches, investments, interest rates on loans, credit practices, the disclosure of credit terms and discrimination in credit transactions.

         Capital Adequacy. The Federal Reserve Board and the FDIC have established guidelines with respect to the maintenance of appropriate levels of capital by bank holding companies and state non-member banks, respectively. The regulations impose two sets of capital adequacy requirements: minimum leverage rules, which require bank holding companies and banks to maintain a specified minimum ratio of capital to total assets, and risk-based capital rules, which require the maintenance of specified minimum ratios of capital to "risk-weighted" assets.


         The regulations of the Federal Reserve Board and the FDIC require bank holding companies and state non-member banks, respectively, to maintain a minimum leverage ratio of "Tier 1 capital" (as defined in the risk-based capital guidelines discussed in the following paragraphs) to total assets of 3.0%. Although setting a minimum 3.0% leverage ratio, the capital regulations state that only the strongest bank holding companies and banks, with composite examination ratings of 1 under the rating system used by the federal bank regulators, would be permitted to operate at or near such minimum level of capital. All other bank holding companies and banks are expected to maintain a leverage ratio of at least 1% to 2% above the minimum ratio, depending on the assessment of an individual organization's capital adequacy by its primary regulator. Any bank or bank holding company experiencing or anticipating significant growth would be expected to maintain capital well above the minimum levels. In addition, the Federal Reserve Board has indicated that whenever appropriate, and in particular when a bank holding company is undertaking expansion, seeking to engage in new activities or otherwise facing unusual or abnormal risks, it will consider, on a case-by-case basis, the level of an organization's ratio of tangible Tier 1 capital (after deducting all intangibles) to total assets in making an overall assessment of capital.

         The risk-based capital rules of the Federal Reserve Board and the FDIC require bank holding companies and state non-member banks, respectively, to maintain minimum regulatory capital levels based upon a weighting of their assets and off-balance sheet obligations according to risk. Risk-based capital is composed of two elements: Tier 1 capital and Tier 2 capital. Tier 1 capital consists primarily of common stockholders' equity, certain perpetual preferred stock (which must be noncumulative with respect to banks), and minority interests in the equity accounts of consolidated subsidiaries; less all intangible assets, except for certain purchased mortgage servicing rights and credit card relationships. Tier 2 capital elements include, subject to certain limitations, the allowance for losses on loans and leases; perpetual preferred stock that does not qualify as Tier 1 capital and long-term preferred stock with an original maturity of at least 20 years from issuance; hybrid capital instruments, including perpetual debt and mandatory convertible securities; and subordinated debt and intermediate-term preferred stock.

         The risk-based capital regulations assign balance sheet assets and credit equivalent amounts of off-balance sheet obligations to one of four broad risk categories based principally on the degree of credit risk associated with the obligor. The assets and off-balance sheet items in the four risk categories are weighted at 0%, 20%, 50% and 100%. These computations result in the total risk-weighted assets. The risk-based capital regulations require all banks and bank holding companies to maintain a minimum ratio of total capital (Tier 1 capital plus Tier 2 capital) to total risk-weighted assets of 8%, with at least 4% as Tier 1 capital. For the purpose of calculating these ratios: (i) Tier 2 capital is limited to no more than 100% of Tier 1 capital; and (ii) the aggregate amount of certain types of Tier 2 capital is limited. In addition, the risk-based capital regulations limit the allowance for loan losses includable as capital to 1.25% of total risk- weighted assets.

         FDIC regulations and guidelines additionally specify that state non-member banks with significant exposure to declines in the economic value of their capital due to changes in interest rates may be required to maintain higher risk-based capital ratios. The federal banking agencies, including the FDIC, have proposed a system for measuring and assessing the exposure of a bank's net economic value to changes in interest rates. The federal banking agencies, including the FDIC, have stated their intention to propose a rule establishing an explicit capital charge for interest rate risk based upon the level of a bank's measured interest rate risk exposure after more experience has been gained with the proposed measurement process. Federal Reserve Board regulations do not specifically take into account interest rate risk in measuring the capital adequacy of bank holding companies.

         The FDIC has issued regulations which classify state non-member banks by capital levels and which authorize the FDIC to take various prompt corrective actions to resolve the problems of any bank that fails to satisfy the capital standards. Under such regulations, a well-capitalized bank is one that is not subject to any regulatory order or directive to meet any specific capital level and that has or exceeds the following capital levels: a total risk-based capital ratio of 10%, a Tier 1 risk-based capital ratio of 6%, and a leverage ratio of 5%. An adequately capitalized bank is one that does not qualify as well-capitalized but meets or exceeds the following capital requirements: a total risk-based capital ratio of 8%, a Tier 1 risk-based capital ratio of 4%, and a leverage ratio of either (i) 4% or (ii) 3% if the bank has the highest composite examination rating. A bank not meeting these criteria is treated as undercapitalized, significantly undercapitalized, or critically undercapitalized depending on the extent to which the bank's capital levels are below these standards. A state non-member bank that falls within any of the three undercapitalized categories established by the prompt corrective action regulation will be subject to severe regulatory sanctions. As of December 31, 1996, the Bank was well-capitalized as defined by the FDIC's regulations.

         Branching. Maryland law provides that, with the approval of the Commissioner, Maryland banks may establish branches within the State of Maryland without geographic restriction and may establish branches in other states by any means permitted by the laws of such state or by federal law. The Reigle-Neal Act authorizes the FDIC to approve interstate branching de novo by state banks, only in states which specifically allow for such branching. The Reigle-Neal Act also requires the appropriate federal banking agencies to prescribe regulations by June 1, 1997 which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations must include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve.

         Dividend Limitations. Pursuant to the Maryland Financial Institutions Code, Maryland banks may only pay dividends from undivided profits or, with the prior approval of the Commissioner, their surplus in excess of 100% of required capital stock. The Maryland Financial Institutions Code further restricts the payment of dividends by prohibiting a Maryland bank from declaring a dividend on its shares of common stock until its surplus fund equals the amount of required capital stock or, if the surplus fund does not equal the amount of capital stock, in an amount in excess of 90% of net earnings. In addition, the Bank is prohibited by federal statute from paying dividends or making any other capital distribution that would cause the Bank to fail to meet its regulatory capital requirements. Further, the FDIC also has authority to prohibit the payment of dividends by a state non-member bank when it determines such payment to be an unsafe and unsound banking practice. Under the MOU, the Bank may not pay a dividend without prior notice to the Commissioner and the FDIC if its ratio of Tier 1 capital to assets would be less than 6.0%. In addition, dividends may not exceed 50% of net operating income after taxes for the period declared without the prior written consent of the FDIC and the Commissioner.

         Deposit Insurance. The Bank is required to pay semi-annual assessments based on a percentage of its insured deposits to the FDIC for insurance of its deposits by the Bank Insurance Fund ("BIF"). Under the Federal Deposit Insurance Act, the FDIC is required to set semi-annual assessments for BIF-insured institutions to maintain the designated reserve ratio of the BIF at 1.25% of estimated insured deposits or at a higher percentage of estimated insured deposits that the FDIC determines to be justified for that year by circumstances raising a significant risk of substantial future losses to the BIF.

         Under the risk-based deposit insurance assessment system adopted by the FDIC, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- "well capitalized, adequately capitalized or undercapitalized." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Under the current assessment schedule, well-capitalized banks with the best supervisory ratings are not required to pay any premium for deposit insurance. All BIF-insured banks, however are required to pay an assessment to the FDIC in an amount equal to 1.3 basis points times their assessable deposits to help fund interest payments on certain bonds issued by the Financing Corporation, an agency established by the federal government to finance takeovers of insolvent thrifts.

         Transactions with Affiliates. A state non-member bank or its subsidiaries may not engage in "covered transactions" with any one affiliate in an amount greater than 10% of such bank's capital stock and surplus, and for all such transactions with all affiliates a state non-member bank is limited to an amount equal to 20% of capital stock and surplus. All such transactions must also be on terms substantially the same, or at least as favorable, to the bank or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. An affiliate of a state non-member bank is any company or entity which controls, is controlled by or is under common control with the state non-member bank. In a holding company context, the parent holding company of a state nonmember bank (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the state nonmember bank. The BHCA further prohibits a depository institution from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain limited exceptions.

         Loans to Directors, Executive Officers and Principal Stockholders. Loans to directors, executive officers and principal stockholders of a state non-member bank must be made on substantially the same terms as those prevailing for comparable transactions with persons who are not executive officers, directors, principal stockholder or employees of the Bank unless the loan is made pursuant to a compensation or benefit plan that is widely available to employees and does not favor insiders. Loans to any executive officer, director and principal stockholder together with all other outstanding loans to such person and affiliated interests generally may not exceed 15% of the bank's unimpaired capital and surplus and all loans to such persons may not exceed the institution's unimpaired capital and unimpaired surplus. Loans to directors, executive officers and principal stockholders, and their respective affiliates, in excess of the greater of $25,000 or 5% of capital and surplus (up to $500,000) must be approved in advance by a majority of the board of directors of the bank with any "interested" director not participating in the voting. State non-member banks are prohibited from paying the overdrafts of any of their executive officers or directors. In addition, loans to executive officers may not be made on terms more favorable than those afforded other borrowers and are restricted as to type, amount and terms of credit.

                                   MANAGEMENT

Directors and Executive Officers

         Set forth below is information about the directors, executive officers and significant employees of the Company, the Bank and GBB. Directors of the Company are elected by stockholders annually for one-year terms. Unless indicated otherwise, the positions stated for each individual are positions held in the Company and in each of its subsidiaries, and the positions stated are positions which are currently held and which have been held for at least the past five years.

Name                                        Age                Director Since
----                                        ---                --------------

         Directors:

Theodore L. Bertier                          69                      1997

Retired since 1993. Manager of design and drafting department of Westinghouse Electric Corp. prior to retirement. Previously served as a director of the Bank from 1970 through 1995.

Shirley Boyer                                60                      1995

Owner/Manager of a large number of residential properties in Anne Arundel County, Maryland. Thirteen years experience in various banks (1954-1967) in positions from Teller to Assistant Branch Manager.


Thomas Clocker                               62                      1995


Owner/Operator of Angel's Food Market in Pasadena, Maryland since 1960. Charter member of and assisted in founding Pasadena Business Association. Community involvement including local charities, schools, church, scout groups and athletic programs.

John E. Demyan                               49                      1990

Chairman of the board since 1995. Director of the Company and the Bank from 1990 through 1994. Completed Maryland Banking School in 1994. Owner/Manager of commercial and residential properties in northern Anne Arundel County, Maryland.

Alan E. Hahn                                 62                      1997

Owner/Manager of residential real estate. Retired information systems manager.

Charles L. Hein                              75                       1997

Retired clergyman. Purchaser and restorer of residential properties. Mortgagee of residential properties.

F. William Kuethe, Jr.                       64                       1995

President and Chief Executive Officer of the Company and the Bank since 1995. Director of the Bank from 1963 through 1989. Former President - Glen Burnie Mutual Savings Bank from 1960 through 1995. Licensed appraiser and real estate broker. Banking experience from 1960 to present at all levels.

Frederick W. Kuethe, III                    37                        1988

Vice President of the Company since 1995. Director of the Bank since 1988. Software design and systems integration - Northrop Grumman Corp. (formerly Westinghouse Electric Corporation). Chairman of Data Processing Committee for the Bank. Graduated from Maryland Banking School. Frederick W. Kuethe, III is the son of F. William Kuethe, Jr.

Eugene P. Nepa                               67                       1997

Retired.  Mechanical engineer at Premier Rides Incorporated 1992-1997.

William N. Scherer, Sr.                     75                        1995

Attorney specializing in wills and estates. Formerly accountant and tax specialist.

Karen B. Thorwarth                           40                       1995

Manager, Yacht Department - Basil-Voges, Inc. of Annapolis, Maryland. Licensed insurance agent specializing in underwriting and marketing private pleasure yacht insurance. Member - Annapolis Yacht Club.

Mary Lou Wilcox                              49                       1997

Elementary school teacher.

         Executive Officers who are not Directors:

Dorothy A. Abel                             55


Secretary of the Company since 1995. Vice President and Secretary of the Bank since 1990.

Michael L. Derr                             46

Vice President Operations of the Bank since 1992. Assistant Vice President Operations of the Bank since 1989.

Michael Livingston                          43

Chief Lending Officer of the Bank since 1996. Regional Vice President and commercial loan officer with Citizens Bank from March 1993 until April 1996. Comptroller with Land Services Group from April 1992 through January 1993.

John E. Porter                              43

Treasurer and Chief Financial Officer of the Company since 1995. Vice President, Treasurer and Chief Financial Officer of the Bank since 1990.
Secretary/Treasurer of GBB since 1995.

Robert J. Riedel                           55

Vice President of the Bank since 1990.

Directors' Fees

         Each director receives a $700 fee for attending each meeting of the board of directors of the Bank or of committees of the board of the Bank. During 1996, $137,900 were paid in directors' fees. No additional fees are paid for service on the Company's Board of Directors.

         The Company maintains a Director Stock Purchase Plan pursuant to which directors may purchase the Common Stock at its fair market value on the date an option is granted. At December 31, 1996, there were 17,700 shares of Common Stock reserved for issuance under the plan. No options are currently outstanding under the plan. The plan was suspended in 1996.

Compensation Committee

         A compensation committee of directors of the Bank approved by its board sets director compensation. The Bank's board sets the compensation of the chief executive officer. The chief executive officer sets the compensation of the other executive officers. Executive officers are placed at certain grade levels with the salary range of each grade level established by the compensation committee, subject to board approval, based on comparable salaries paid by similar financial institutions. Within such range, an individual's salary is based on a performance review conducted by the board or president, as indicated above. Bonuses are discretionary and largely based on the Bank's financial performance.



Executive Compensation

         The following table sets forth the compensation paid by the Company and the Bank to F. William Kuethe, Jr., their chief executive officer, during the years indicated.

                                                                                      Long-Term
                                            Annual Compensation                  Compensation Awards
                                    -----------------------------------      --------------------------
                                                                             Restricted      Securities
Name and                                                   Other Annual         Stock        Underlying       All Other
Principal Position        Year      Salary      Bonus      Compensation       Award(s)        Options       Compensation
------------------        ----      ------      -----      ------------       --------        -------       ------------
F. William Kuethe, Jr.    1996     $80,000   $      --     $    --               --             --           $35,183 (2)
                          1995      65,538       7,500         250 (1)           --             250           16,904
                          1994          --       1,500          --               --             --            35,109

--------------
(1) Mr. Kuethe's 1995 "Other Annual Compensation" consisted solely of the differences between the exercise price of stock options exercised by him during the respective years and the fair market value of the shares at the time of exercise as determined by information furnished by Legg Mason.

(2) Mr. Kuethe's "Other Compensation" for 1996 consisted of $15,170 in paid insurance premiums, $16,100 in directors' fees and $3,913 in appraisal fees.

         Stock Option Plan. Under the Employee Stock Purchase Plan, employees of the Bank, including its chief executive officer, may receive the right to purchase shares of the Company's Common Stock, at a per share price equal to the greater of (a) 15% less than the market price for such shares on the date of grant or exercise (whichever is lower) or (b) their book value as of the end of the Company's fiscal year preceding the grant date. Options have been awarded on the basis of five shares for every $1,000 of salary and bonus paid during the preceding year although the plan leaves the amount of option awards at the discretion of the board as long as the board applies uniform salary guidelines. 11,320 options were granted on July 1, 1995 and could be exercised at any time through September 30, 1996. At December 31, 1996, there were 31,780 shares reserved for issuance under the plan. The plan was suspended in 1996, and no options have been granted thereunder since the July 1995 grant.

         The options issued to Mr. Kuethe referenced in the first note to the Summary Compensation Table were issued under the Director Stock Option Plan. Mr. Kuethe neither received nor exercised any options in 1996. (Neither the Company nor the Bank grants any stock appreciation rights.)

         Pension Plan. The Bank maintains a defined benefit pension plan for substantially all employees pursuant to which benefits are based on the employee's average rate of earnings and years of service. Vesting occurs after six months of employment but benefits are reduced for job termination within ten years of employment and for early retirement. A participant's pension is based on the average amount of his annual earnings for his five most highly paid consecutive years during the ten years immediately preceding his retirement. His pension is determined by multiplying 2% of the "covered" portion of this amount and .65% of any additional portion by the lesser of the number of his years of service or 20. The "covered" portion is his social security taxable wage basis taken over a period of up to 35 years. The following table shows the estimated annual benefits payable upon retirement in specified compensation and years of service classifications based on the assumption that the "covered" portion equals $65,400 (the current maximum salary subject to social security tax) for all employees receiving more than such amount and that the highest salary payable is $100,000 per annum. Currently, no employee earns this much and the Bank does not anticipate that any employee will in the foreseeable future.


                                           Years of Service
                            ----------------------------------------------
  Remuneration                5             10           15          20
  ------------              -----         ------       ------       ----

      $40,000              $4,000         $8,000      $12,000      $16,000
       60,000               6,000         12,000       18,000       24,000
       80,000               7,015         14,029       21,044       28,058
      100,000               7,665         15,329       22,994       30,658


         The total compensation covered by the pension plan for the year ended December 31, 1996 was $2,965,047.19. 2.2% of the covered compensation represents compensation paid to F. William Kuethe, Jr. His credited years of service is two years.

         Benefits under the pension plan are not subject to deduction for social security payments or other offsets.

Certain Relationships and Related Transactions


          The executive officers and directors of the Bank, and their affiliates, enter into loan transactions with the Bank in the ordinary course of business. Loans are made to such persons on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated borrowers and the Bank does not believe that they involve more than the normal risk of collectibility or present other unfavorable features. At September 30, 1997, December 31, 1996, 1995, and 1994, the outstanding amounts of such loans were $1,239,705, $2,587,122, $2,878,742, and $685,613, respectively. Loans to directors and executive officers declined during the current year after certain directors serving during 1996 and 1995 were not re-elected to the Board of Directors. The election of new directors having outstanding loans in 1995 is the main reason for the increase in 1995 and 1996.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


          The following table provides information as of September 30, 1997 concerning ownership of the Company's Common Stock (which constitutes its only class of equity securities) by any individual or group known to the Company to be the beneficial owner of more than 5% of its Common Stock, each of its directors, the individual listed in the Summary Compensation Table included above and all executive officers and directors as a group. Ownership figures have not been adjusted for a 1% stock dividend paid on October 1, 1997. Each person listed has sole voting and sole investment power with respect to the shares listed across from his name except as noted otherwise.




                                       Amount and Nature
Name                                of Beneficial Ownership     Percent of Class
----                                -----------------------     ----------------

John E. Demyan 1/                             74,202  2/              8.40%
               -                                      -
F. William Kuethe, Jr. 3/                    113,090  4/             12.80%
                       -                              -
Theodore L. Bertier                            6,479  5/                 *
                                                      -
Shirley Boyer                                  4,456                     *
Thomas Clocker                                 2,799                     *
Alan E. Hahn                                   4,456                     *
Charles L. Hein                               36,204  6/              4.10%
                                                      -
Frederick W. Kuethe, III                       8,341  7/                 *
                                                      -
Eugene P. Nepa                                34,918                  3.95%
William N. Scherer, Sr.                        2,460  8/                 *
                                                      -
Karen B. Thorwarth                               505                     *
Mary Lou Wilcox                                  319                     *
All directors and executive
  officers as a group                        293,634                 33.22%
Ethel Webster  9/                            169,191                 19.14%
               -

---------------------------
*   Less than 1.0% of shares outstanding.
1/  Mr. Demyan's address is 101 Crain Highway, S.E., Glen Burnie, Maryland
-   21061.
2/  Includes 3,000 shares owned by Mr. Demyan's spouse as to which he disclaims
-   beneficial ownership.
3/  Mr. Kuethe's address is 101 Crain Highway, S.E., Glen Burnie, Maryland
-   21061.
4/  F. William Kuethe, Jr. has shared voting and shared investment power with
-   respect to 20,097 of these shares.
5/  Theodore L. Bertier has shared voting and shared investment power with
-   respect to 679 of these shares.
6/  Charles L. Hein has shared voting and shared investment power with respect
-   to 23,570 of these shares.
7/  Frederick W. Kuethe, III has shared voting and shared investment power with
-   respect to 8,158 of these shares.
8/  William N. Scherer, Sr. has shared voting and shared investment power with
-   respect to 2,367 of these shares.
9/  Mrs. Webster's address is 104 W. Pasadena Road, Pasadena, Maryland.
-

                          DESCRIPTION OF CAPITAL STOCK
General



         The Company is authorized to issue 5,000,000 shares of Common Stock. As of October 15, 1997, there were 883,858 shares outstanding. Each share of the Common Stock has the same relative rights as, and is identical in all respects with, each other share of Common Stock. The Common Stock is not subject to redemption and is not convertible into any other class of securities. Upon payment of the full purchase price therefor, the Common Stock will be fully paid and non-assessable. The Common Stock may be issued in either certificated or uncertificated form. The Common Stock of the Company represents nonwithdrawable capital, is not an account of an insurable type, and is not insured by the FDIC or any other government agency.


         Dividends. The Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividends." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor.

         Voting Rights. The holders of Common Stock of the Company possess exclusive voting rights in the Company. Each holder of Common Stock is entitled to one vote per share. Directors are elected by a plurality of the votes cast. A majority of the votes cast is generally required for the approval of all other matters submitted to a vote of the stockholders except as described in " -- Certain Voting Requirements."

         Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution.

         Preemptive Rights. Holders of the Common Stock of the Company are entitled to preemptive rights with respect to any additional shares which may be issued by the Company. Preemptive rights generally entitle stockholders to subscribe to any and all issuances of the Common Stock on a proportionate basis and in an amount equal to the ratio that each individual stockholder's total number of shares bears to the total number of shares of Common Stock outstanding. Under the Maryland General Corporation Law, however, pre-emptive rights do not apply to: (1) stock issued to obtain any of the capital required to initiate the corporate enterprise; (2) stock issued for at least its fair value in exchange for consideration other than money; (3) stock remaining unsubscribed for after being offered to stockholders; (4) treasury stock sold for at least its fair value; (5) stock issued or issuable under articles of merger; (6) stock which is not presently entitled to be voted in the election of directors issued for at least its fair value; (7) stock, including treasury stock, issued to an officer or other employee of the corporation or its subsidiary on terms and conditions approved by the stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter; and (8) any other issuance of shares if the applicability of preemptive rights is impracticable.

         Transfer Agent and Registrar. The Bank acts as transfer agent and registrar for the Common Stock.

Certain Voting Requirements


         Articles of Incorporation and Bylaws. The Company's Articles of Incorporation provide that the affirmative vote of 80% of the outstanding shares of stock of the Company entitled to vote shall be required for the approval of:
(a) any amendment to the Articles of Incorporation; (b) the consolidation of the Company with one or more corporations to form a new consolidated corporation;
(c) the merger of the Company with another corporation or the merger of one or more corporations into the Company; (d) the sale, lease or exchange or other transfer of all or substantially all, of the property and assets of the Company, including its goodwill; (e) the participation of the Company in a share exchange, the stock of which is to be acquired; or (f) the voluntary liquidation, dissolution or winding up of the Company. The Company's Bylaws require the affirmative vote of a majority 80% of the votes entitled to be cast at an election of directors in order to remove a director. In addition, the Bylaws may only be amended by the stockholders by an affirmative vote of 80% of the votes entitled to be cast on the matter.

         Business Combinations. Under the Maryland General Corporation Law, mergers, consolidations and sales of substantially all of the assets of a Maryland corporation must generally be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of stock entitled to vote thereon. Maryland's Business Combination Statute, however, restricts certain transactions between a Maryland corporation (or its majority owned subsidiaries), and any person who, after the date the corporation has 100 or more beneficial owners of its stock, beneficially owns 10% or more of the corporation's outstanding voting stock, together with affiliates or associates thereof (an "Interested Stockholder"). For a period of five years following the date that a stockholder becomes an Interested Stockholder, Maryland's Business Combination Statute generally prohibits the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (i) mergers, consolidations or share exchanges; (ii) sales, leases, exchanges or other dispositions other than in the ordinary course of business or pursuant to a dividend, in any twelve-month period, of assets having an aggregate book value of 10% or more of the total market value of the outstanding stock of the corporation or of its net worth;
(iii) issuances or transfers by the corporation or any subsidiary thereof of any equity securities of the corporation or any subsidiary thereof having a market value of 5% or more of the total market value of the outstanding stock of the corporation; (iv) the adoption of a proposal or plan of liquidation or dissolution of the corporation in which anything other than cash will be received by the Interested Stockholder or any affiliate of any Interested Stockholder; (v) any reclassification of securities, or recapitalization of the corporation, or any merger, consolidation, or share exchange of the corporation with any of its subsidiaries which has the effect of increasing by 5% or more of the total number of shares, the proportionate amount of the outstanding shares of any class of equity securities of the corporation or any subsidiary thereof which is owned by an Interested Stockholder; and (vi) the receipt by any Interested Stockholder or any affiliate thereof of the benefit, directly or indirectly, (except proportionately as a stockholder) of any loan, advance, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by the corporation or any of its subsidiaries. After the five-year moratorium on business combinations has expired, a business combination must (i) be recommended by the board of directors and approved by
(a) 80% of the stockholders entitled to vote, and (b) two-thirds of the disinterested stockholders, or (ii) meet the rigorous fair price requirements of the business combination statute, or (iii) qualify for one of the statutory exemptions. This restriction does not apply if before such person becomes an Interested Stockholder, the Board of Directors approves the transaction in which the Interested Stockholder becomes an Interested Stockholder or approves the business combination, or a statutory exemption applies. A Maryland corporation may exempt particular interested stockholders from the requirements of the statute by resolution adopted by its board of directors prior to the date the Interested Stockholder became an Interested Stockholder.

         Control Share Acquisitions. The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

         Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

                              PLAN OF DISTRIBUTION


         The Company will not engage any outside broker-dealers in connection with the sale of shares of the Common Stock pursuant to the Plans. Certain directors and executive officers of the Company will assist the Company in the administration of the Plans. None of such directors and executive officers will receive compensation for such services. None of such directors and executive officers are registered as securities brokers or dealers under federal or applicable state securities laws, nor are any of such persons affiliated with any broker or dealer. Because none of such persons are in the business of either effecting securities transactions for others or buying and selling securities for their account, they are not required to register as broker or dealers under the federal securities laws. In addition, the proposed activities of such directors and executive officers are exempted from registration pursuant to a specific safe-harbor provision under Rule 3a4-1 under the 1934 Act. Substantially similar exemptions from registration are available under applicable state securities laws.



         Under the Company's Articles of Incorporation, the Company shall indemnify a present or former director or officer of the company in connection with a proceeding to the fullest extent permitted by Section 2-418 of the Maryland General Corporation Law. Such section provides that a Maryland corporation may indemnify any director or officer made a party to any civil, criminal, administrative or investigative proceeding by reason of serving in such capacity unless it is established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty,
(b) the person actually received an improper personal benefit, or (c) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. The indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred in connection with the proceeding. The Company has been advised that, insofar as indemnification for liabilities under the Securities Act of 1933 (the "Act") may be permitted under these provisions, it is the position of the Securities and Exchange Commission (the "Commission") that such indemnification is against public policy as expressed in the Act and is therefore unenforceable.



                                     EXPERTS


         The Consolidated Financial Statements of Glen Burnie Bancorp at December 31, 1996 appearing in this Prospectus and included in the Registration Statement on Form S-1 filed with the Commission have been audited by Trice & Geary LLC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The Consolidated Financial Statements of the Company at December 31, 1995 and 1994 and for the years then ended have been audited by Rowles & Company, LLP, independent auditors, as set forth in their report therein appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         On April 11, 1996 the Company's Board of Directors decided not to reengage Rowles & Company, LLP to audit the Company's consolidated financial statements for its 1996 fiscal year. Such accountants' report on the Company's consolidated financial statements for each of its prior two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between the Company and Rowles & Company, LLP. On June 27, 1996, the Company's board of directors decided to engage Trice & Geary LLC to perform such function and Trice & Geary LLC was so engaged on August 16, 1996.

                                  LEGAL MATTERS

         The legality of the Common Stock offered hereby has been passed upon for the Company by Housley Kantarian & Bronstein, P.C., Washington, D.C.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C., and at 7 World Trade Center, Suite 1300, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661.

         Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports and other information regarding the Company and other registrants that file electronically with the Commission: The address of such site is http://www.sec.gov.

         The Company since its inception has and intends to continue to make available to its stockholders annual reports containing financial information that has been examined and reported upon, with an opinion expressed by, an independent firm of certified public accountants.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


Reports of Independent Auditors........................................F-1

Financial Statements

         Consolidated Balance Sheets...................................F-3
         Consolidated Statements of Income.............................F-4
         Consolidated Statements of Changes in Stockholders' Equity....F-5
         Consolidated Statements of Cash Flows.........................F-6
         Notes to Consolidated Financial Statements....................F-8


CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 and 1996


Financial Statements

         Condensed Consolidated Balance Sheets.........................F-31
         Condensed Consolidated Statements of Income...................F-32
         Condensed Consolidated Statements of Cash Flows...............F-33
         Notes to Condensed Consolidated Financial Statements..........F-34

                         Report of Independent Auditors




The Board of Directors
Glen Burnie Bancorp and Subsidiaries
Glen Burnie, Maryland


We have audited the accompanying consolidated balance sheet of Glen Burnie Bancorp and Subsidiaries as of December 31, 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Glen Burnie Bancorp and Subsidiaries as of December 31, 1995 and 1994 were audited by other auditors whose report dated March 8, 1996 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Glen Burnie Bancorp and Subsidiaries as of December 31, 1996, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 9 to the Consolidated Financial Statements, the Company changed its method of accounting for post-retirement health care benefits in 1995.


Trice & Geary LLC


Salisbury, Maryland
February 12, 1997

                         Report of Independent Auditors



The Board of Directors and
   Stockholders
Glen Burnie Bancorp and Subsidiaries
Glen Burnie, Maryland


         We have audited the accompanying consolidated balance sheets of Glen Burnie Bancorp and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Glen Burnie Bancorp and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

         As discussed in Note 11 to the financial statements, the Company changed its method of accounting for postretirement health care benefits in 1995.

                                            /s/      ROWLES & COMPANY, LLP


Baltimore, Maryland
March 8, 1996

                      Glen Burnie Bancorp and Subsidiaries

                           Consolidated Balance Sheets


---------------------------------------------------------------------------------------------------------------------------

December 31,                                                                       1996             1995             1994
---------------------------------------------------------------------------------------------------------------------------

                                                      Assets

Cash and due from banks ...................................................   $  10,665,680   $   7,992,328   $   6,768,528
Interest bearing deposits in other financial institutions .................       1,836,981       1,457,693       1,037,788
Federal funds sold ........................................................      10,175,000            --         1,800,000
Investment securities available for sale, at fair value ...................      54,906,836      68,597,172       3,273,076

Investment securities held to maturity (fair value
   1996 $41,998,402; 1995 $6,092,901; 1994 $55,751,053) ...................      41,667,057       6,001,675      57,128,637

Ground rents, at cost .....................................................         267,974         269,825         269,825
Loans, less allowance for credit losses
   1996 $5,060,592; 1995 $3,698,271; 1994 $2,763,874 ......................     124,672,414     150,471,768     153,814,422
Premises and equipment, at cost, less
    accumulated depreciation ..............................................       4,154,465       4,248,830       4,661,344
Accrued interest receivable ...............................................       1,937,928       2,154,599       2,236,803
Prepaid income taxes ......................................................       1,055,974       3,164,915         277,636
Deferred income taxes ...................+..................................       1,380,966         263,860         778,818
Other real estate owned ...................................................         602,285         432,926         417,993
Other assets ..............................................................       1,001,141       1,109,145         469,862
                                                                              -------------   -------------   -------------

         Total assets .....................................................   $ 254,324,701   $ 246,164,736   $ 232,934,732
                                                                              =============   =============   =============

                                       Liabilities and Stockholders' Equity
Liabilities:
Deposits
   Non-interest-bearing demand ............................................   $  49,412,930   $  45,147,023   $  41,081,119
   Interest-bearing .......................................................     183,333,045     175,973,740     167,484,534
                                                                              -------------   -------------   -------------
         Total deposits ...................................................     232,745,975     221,120,763     208,565,653
Short-term borrowings .....................................................         547,937       1,757,722       2,226,568
Dividends payable .........................................................          44,193         218,208         169,987
Accrued interest payable on deposits ......................................         214,977         229,715         186,823
Other liabilities .........................................................       2,185,249       2,300,942         108,668
                                                                              -------------   -------------   -------------
         Total liabilities ................................................     235,738,331     225,627,350     211,257,699
                                                                              -------------   -------------   -------------

Commitments and contingencies

Stockholders' equity

  Common stock, par value $10, authorized 5,000,000 shares;
    issued and outstanding 1996 883,858 shares;
    1995 872,838 shares; 1994 708,083 shares ..............................       8,838,588       8,728,383       7,080,834

  Surplus .................................................................       6,192,900       5,917,043       5,450,852
  Retained earnings .......................................................       3,290,077       5,146,724       9,154,546
  Net unrealized appreciation (depreciation) on securities
     available for sale, net of income taxes ..............................         264,805         745,236          (9,199)
                                                                              -------------   -------------   -------------
         Total stockholders' equity .......................................      18,586,370      20,537,386      21,677,033
                                                                              -------------   -------------   -------------

         Total liabilities and stockholders' equity .......................   $ 254,324,701   $ 246,164,736   $ 232,934,732
                                                                              =============   =============   =============

     The Notes to Consolidated Financial Statements are an integral part of these financial statements.

                      Glen Burnie Bancorp and Subsidiaries

                        Consolidated Statements of Income



--------------------------------------------------------------------------------------------------

Years Ended December 31,                                  1996            1995              1994
--------------------------------------------------------------------------------------------------


Interest income on
   Loans, including fees ..........................   $ 13,081,364    $ 14,475,876    $ 14,085,642
   U.S. Treasury securities .......................        822,215         987,119       1,037,453
   U.S. Government agency securities ..............      2,846,357       1,599,850       1,450,536
   State and municipal securities .................      1,517,827       1,261,886       1,218,119
   Federal funds sold .............................        261,423         138,678         101,537
   Other ..........................................        116,708         137,296          51,814
                                                      ------------    ------------    ------------
         Total interest income ....................     18,645,894      18,600,705      17,945,101
                                                      ------------    ------------    ------------

Interest expense on
   Deposits .......................................      7,711,989       7,172,845       6,008,866
   Short-term borrowings ..........................         49,652          88,723          68,276
                                                      ------------    ------------    ------------
         Total interest expense ...................      7,761,641       7,261,568       6,077,142
                                                      ------------    ------------    ------------

         Net interest income ......................     10,884,253      11,339,137      11,867,959

Provision for credit losses .......................      6,596,000       7,925,000       1,120,000
                                                      ------------    ------------    ------------

         Net interest income after
             provision for credit losses ..........      4,288,253       3,414,137      10,747,959
                                                      ------------    ------------    ------------

Other income
   Service charges on deposit accounts ............      1,042,355         948,021         956,643
   Other fees and commissions .....................        483,537         449,567         480,019
   Gains on investment securities .................        144,565         506,695          78,169
   Proceeds from insurance settlement .............        560,000            --               --
                                                      ------------    ------------    ------------
         Total other income .......................      2,230,457       1,904,283       1,514,831
                                                      ------------    ------------    ------------

Other expenses
   Salaries .......................................      3,346,927       2,954,742       2,831,455
   Employee benefits ..............................      1,288,037       1,182,490       1,156,763
   Occupancy ......................................        528,528         465,732         484,738
   Furniture and equipment ........................        739,115         741,602         645,707
   Restructuring and litigation charges ...........           --         1,407,641            --
   Other expenses .................................      3,116,472       1,987,405       2,020,773
                                                      ------------    ------------    ------------
         Total other expenses .....................      9,019,079       8,739,612       7,139,436
                                                      ------------    ------------    ------------

Income (loss) before income taxes .................     (2,500,369)     (3,421,192)      5,123,354

Federal and state income taxes (benefits) .........     (1,480,192)     (1,694,444)      1,606,761
                                                      -------------   -------------   ------------

Net income (loss) .................................   $ (1,020,177)   $ (1,726,748)   $  3,516,593
                                                      =============   =============   ============

Net income (loss) per share of common stock .......   $      (1.16)   $      (2.01)   $       4.22
                                                      =============   =============   ============

Weighted-average shares of common stock outstanding        881,211         861,116         833,849
                                                      =============   =============   ============



       The Notes to Consolidated Financial Statements are an integral part of these financial statements.

                      Glen Burnie Bancorp and Subsidiaries

           Consolidated Statements of Changes in Stockholders' Equity

                  Years Ended December 31, 1996, 1995 and 1994

                                                                                                             Net Unrealized
                                                                                                              Appreciation
                                                                                                             (Depreciation)
                                                                                                                   on
                                                 Common Stock                                                  Securities
                                            -----------------------                           Retained          Available
                                            Shares        Par Value           Surplus         Earnings          For Sale
                                            ------        ---------           -------         --------        -------------

Balances, December 31, 1993                 583,402       $5,834,024        $5,290,979       $7,491,574          $       --

Unrealized appreciation on securities
   available for sale at January 1, 1994         --               --                --               --             132,529
Net income                                       --               --                --        3,516,593                  --
Stock split effected in the form of 20%
   stock dividend                           117,705        1,177,053                --       (1,177,053)                 --
Issuance of shares for employee and
   director stock purchase plans              4,605           46,050            96,247               --                  --
Shares retired                              (10,558)        (105,580)         (237,574)              --                  --
Cash dividends, $.80 per share                   --               --                --         (676,568)                 --
Dividends reinvested                         12,929          129,287           301,200               --                  --
Net change in unrealized depreciation
   on securities available for sale              --               --                --               --            (141,728)
                                            -------       ----------        ----------       -----------          ----------

Balances, December 31, 1994                 708,083        7,080,834         5,450,852        9,154,546              (9,199)

Net loss                                         --               --                --       (1,726,748)                 --
Stock split effected in the form of 20%
   stock dividend                           145,472        1,454,719                --       (1,454,719)                 --
Issuance of shares for employee and
   director stock purchase plans              8,488           84,880           191,174               --                  --
Cash dividends,  $.96 per share                  --               --                --         (826,355)                 --
Dividends reinvested                         10,795          107,950           275,017               --                  --
Net change in unrealized appreciation
   on securities available for sale              --               --                --               --             754,435
                                           --------       ----------        -----------      ----------           ---------

Balances, December 31, 1995                 872,838        8,728,383         5,917,043        5,146,724             745,236

Net loss                                         --               --                --       (1,020,177)                 --
Issuance of shares for employee and
   director stock purchase plans                200            2,000             3,384               --                  --
Cash dividends, $.95 per share                   --               --                --         (836,470)                 --
Dividends reinvested                         10,820          108,205           272,473               --                  --
Net change in unrealized appreciation
    on securities available for sale             --               --                --               --            (480,431)
                                           --------       ----------        ----------      -----------           ---------

Balances, December 31, 1996                 883,858       $8,838,588        $6,192,900      $ 3,290,077           $ 264,805
                                           ========       ==========        ==========      ===========           =========





     The Notes to Consolidated Financial Statements are an integral part of these financial statements.

                      Glen Burnie Bancorp and Subsidiaries

                      Consolidated Statements of Cash Flows


-------------------------------------------------------------------------------------------------------------

Years Ended December 31,                                           1996             1995               1994
-------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
   Net income (loss)                                          $ (1,020,177)      $(1,726,748)     $ 3,516,593
   Adjustments to reconcile net income (loss) to net
      cash provided by operating activities
         Depreciation, amortization, and accretion                 606,650           564,533          529,474
         Provision for credit losses                             6,596,000         7,925,000        1,120,000
         Losses on other real estate owned                          13,192           136,800          123,000
         Deferred income taxes (benefits)                         (814,821)           40,272           56,559
         Gains on disposal of assets, net                         (144,318)         (509,982)        (139,646)
         Changes in assets and liabilities:
            (Increase) decrease in accrued interest receivable     216,671            82,204         (278,740)
            (Increase) decrease in prepaid income taxes and
               other assets                                      2,108,195        (2,943,020)        (356,943)
            Increase (decrease) in accrued interest payable        (14,738)           42,892            5,310
            Increase (decrease) in other liabilities              (115,693)          266,301         (182,651)
                                                              ------------       -----------       ----------

         Net cash provided by operating activities               7,430,961         3,878,252        4,392,956
                                                              ------------       -----------       ----------

Cash flows from investing activities:
   Proceeds from disposals of investment securities:
      Maturities of held to maturity investment securities       4,984,661        10,266,038       11,405,887
      Maturities of available for sale investment securities     9,707,289           500,000               --
      Sales of available for sale investment securities         10,103,956        20,109,830        2,530,156
   Purchases of held to maturity investment securities         (40,650,194)         (493,391)     (12,512,137)
   Purchases of available for sale investment securities        (6,711,564)      (41,033,354)      (3,282,257)
   (Increase) decrease in loans, net                            19,203,353        (4,794,585)     (13,617,098)
   Proceeds from sales of other real estate                             --           588,747          553,922
   Purchases of other real estate                                 (182,551)               --               --
   Purchases of premises and equipment                            (449,275)         (600,331)        (478,025)
   Purchase of intangibles                                              --          (544,652)              --
                                                              ------------       -----------      -----------

         Net cash used in investing activities                  (3,994,325)      (16,001,698)     (15,399,552)
                                                              ------------       -----------      -----------

Cash flows from financing activities:
   Increase in deposits, net                                    11,625,212        12,555,110        5,654,923
   Increase (decrease) in short-term borrowings                 (1,209,785)         (468,846)         957,307
   Cash dividends paid                                          (1,010,485)         (778,134)        (663,965)
   Common stock dividends reinvested                               380,678           382,967          430,487
   Issuance of common stock                                          5,384           276,054          142,297
   Common stock retired                                                 --                --         (343,154)
                                                              ------------       -----------      -----------

         Net cash provided by financing activities               9,791,004        11,967,151        6,177,895
                                                              ------------       -----------      -----------

Increase (decrease) in cash and cash equivalents                13,227,640          (156,295)      (4,828,701)

Cash and cash equivalents, beginning of year                     9,450,021         9,606,316       14,435,017
                                                              ------------       -----------      -----------

Cash and cash equivalents, end of year                         $22,677,661       $ 9,450,021      $ 9,606,316
                                                              ============       ===========      ===========



     The Notes to Consolidated Financial Statements are an integral part of these financial statements.

                      Glen Burnie Bancorp and Subsidiaries

                      Consolidated Statements of Cash Flows
                                   (Continued)


---------------------------------------------------------------------------------------------------------------

Years Ended December 31,                                              1996            1995              1994
---------------------------------------------------------------------------------------------------------------

Supplementary Cash Flow Information:

   Interest paid                                                 $ 7,776,379        $7,218,676       $6,071,832
   Income taxes paid (refunded)                                  $(1,718,184)        1,152,564        1,691,297





     The Notes to Consolidated Financial Statements are an integral part of these financial statements.

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 1.  Summary of Significant Accounting Policies

         The Bank provides financial services to individuals and corporate customers located in Anne Arundel County and surrounding areas of Central Maryland, and is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain Federal and State agencies and undergoes periodic examinations by those regulatory authorities. The accounting policies of the Bank conform to generally accepted accounting principles and to general practices within the banking industry.

         Significant accounting policies not disclosed elsewhere in the consolidated financial statements are as follows:

         Principles of Consolidation:

         The consolidated financial statements include the accounts of Glen Burnie Bancorp (the Company) and its subsidiaries, The Bank of Glen Burnie (the Bank) and GBB Properties, Inc., a company engaged in the acquisition and disposition of other real estate. Intercompany balances and transactions have been eliminated. The Parent Only financial statements of the Company account for the subsidiaries using the equity method of accounting.

         Use of Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

         Securities Held to Maturity:

         Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the straight-line method over the period to maturity. Securities transferred into held to maturity from the available for sale portfolio are recorded at fair value at time of transfer with unrealized gains or losses reflected in equity and amortized over the remaining life of the security.

         Securities Available for Sale:

         Marketable debt and equity securities not classified as held to maturity are classified as available for sale. Securities available for sale may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available for sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value reported as a separate component of stockholders' equity, net of deferred tax. Realized gains and losses, using the specific identification method, are included as a separate component of non-interest income. Premiums and discounts are recognized in interest income using the straight-line method over the period to maturity.

         Loans and Allowance for Credit Losses:

         On January 1, 1995, the Bank adopted Financial Accounting Standards Board (FASB) Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FASB Statement No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." Statement No. 114, as amended, requires that the measurement of a loan's impairment be based on the present value of the loan's expected future cash flows or, alternatively, the observable market price of the loan or the fair value of the collateral. The effect of adopting Statement No. 114 was not material.

         Loans are carried at the amount of unpaid principal, adjusted for deferred loan fees and origination costs. Interest on loans is accrued based on the principal amounts outstanding. It is the Bank's policy to discontinue the accrual of interest when a loan is specifically determined to be impaired or when principal or interest is delinquent for ninety days or more. When a loan is placed on a nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Cash collections on such loans are applied as reductions of the loan principal balance and no interest income is recognized on those loans until the principal balance has been collected. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


Note 1.  Summary of Significant Accounting Policies (continued)

         The allowance for credit losses is established through a provision for credit losses charged to expense. Loans are charged against the allowance for credit losses when management believes that the collectibility of the principal is unlikely. The allowance, based on evaluations of the collectibility of loans and prior loan loss experience, is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrower's ability to pay.

         While management believes it has established the allowance for credit losses in accordance with generally accepted principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.


         Other Real Estate Owned (OREO):

         OREO comprises properties acquired in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair value at the date acquired. Losses arising at the time of acquisition of such properties are charged against the allowance for credit losses. Subsequent write-downs that may be required and expenses of operation are included in non-interest expense. Gains and losses realized from the sale of OREO are included in non-interest income or expense.

         Depreciation:

         Depreciation is computed using the straight-line method over the estimated useful lives of assets.

         Intangible Assets:

         Costs incurred in the organization of the Company are being amortized over five years. Computer software is recorded at cost, and amortized over three to five years. A deposit acquisition premium is recorded at cost, and is being amortized over 10 years on the straight-line method.

         Income Taxes:

         The provision for Federal and State income taxes is based upon the results of operations, adjusted for tax-exempt income. Deferred income taxes are provided by applying enacted statutory tax rates to temporary differences between financial and taxable income.

         Temporary differences which give rise to deferred tax assets relate principally to the allowance for credit losses, unearned income on loans, other real estate owned, accrued compensation and benefits, tax deduction carryovers, and alternative minimum tax credit carryovers.

         Temporary differences which give rise to deferred tax liabilities relate principally to accumulated depreciation, accretion of discount on investment securities, and prepaid pension expense.

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


Note 1.  Summary of Significant Accounting Policies (continued)

         Credit Risk:

         The Bank has deposits in other financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation.

         Cash and Cash Equivalents:


         The Bank has included cash and due from banks, interest bearing deposits in other financial institutions, and Federal funds sold as cash and cash equivalents for the purpose of reporting cash flows. The Federal Reserve Board requires the Bank to maintain noninterest-bearing cash reserves against certain categories of average deposit liabilities. Such reserves averaged approximately $2,200,000 during the year ended December 31, 1996.


         Net Income Per Share:


         Net income per share of common stock has been computed on the weighted-average shares of common stock outstanding, giving retroactive effect to stock dividends declared. Shares issued under stock option plans are excluded from the computation, since the effect of those shares is immaterial.


         Financial Statement Presentation:

         Certain amounts in the prior years' financial statements have been reclassified to conform to the current year's presentation.

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


Note 2.  Investment Securities

         Investment securities are summarized as follows:




                                                                             Gross       Gross
                                                          Amortized       Unrealized   Unrealized        Fair
         December 31, 1996                                  Cost             Gains       Losses          Value
         -----------------                                ----------      ----------   ----------     ----------
         Available for sale
            U.S. Treasury                                $ 6,575,244     $   54,518     $  7,793     $ 6,621,969
            U.S. Government agency                        20,625,552         43,627      199,626      20,469,553
            Mortgage-backed                                1,913,804         24,355       25,673       1,912,486
            State and municipal                           24,612,517        568,919       26,908      25,154,528
                                                         -----------     ----------     --------     -----------
                                                          53,727,117        691,419      260,000      54,158,536
            Federal Home Loan Bank stock                     748,300             --           --         748,300
                                                         -----------     ----------     --------     -----------

                                                         $54,475,417     $  691,419     $260,000     $54,906,836
                                                         ===========     ==========     ========     ===========


         Held to maturity
            U.S. Treasury                                $ 6,485,244     $   59,711     $ 19,992     $ 6,524,963
            U.S. Government agency                        34,067,907        270,302       23,166      34,315,043
            Mortgage-backed                                       --             --           --              --
            State and municipal                            1,113,906         44,490           --       1,158,396
                                                         -----------     ----------     --------     -----------

                                                         $41,667,057     $  374,503     $ 43,158     $41,998,402
                                                         ===========     ==========     ========     ===========


         December 31, 1995

         Available for sale
            U.S. Treasury                                $10,067,337     $  142,506     $  7,845     $10,201,998
            U.S. Government agency                        26,187,078        287,223        3,601      26,470,700
            Mortgage-backed                                3,049,947         92,520           --       3,142,467
            State and municipal                           27,379,975        732,408       29,076      28,083,307
                                                         -----------     ----------     --------     -----------
                                                          66,684,337      1,254,657       40,522      67,898,472
            Federal Home Loan Bank stock                     698,700             --           --         698,700
                                                         -----------     ----------     --------     -----------

                                                         $67,383,037     $1,254,657     $ 40,522     $68,597,172
                                                         ===========     ==========     ========     ===========

         Held to maturity
            U.S. Treasury                                $ 5,003,789     $   84,106     $  3,750     $ 5,084,145
            U.S. Government agency                           997,886         10,870           --       1,008,756
                                                         -----------     ----------     --------     -----------

                                                         $ 6,001,675     $   94,976     $  3,750     $ 6,092,901
                                                         ===========     ==========     ========     ===========

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


  Note 2. Investment Securities (continued)




                                                                           Gross         Gross
                                                          Amortized     Unrealized    Unrealized       Fair
         December 31, 1994                                  Cost           Gains         Losses        Value
         -----------------                                ---------     ---------     ----------     -----------

         Available for sale
            U.S. Treasury                               $ 1,494,530      $  4,272      $   24,102    $ 1,474,700
            U.S. Government agency                          500,000            --              --        500,000
            State and municipal                             608,832         5,678             834        613,676
                                                        -----------      --------      ----------    -----------
                                                          2,603,362         9,950          24,936      2,588,376
            Federal Home Loan Bank stock                    684,700            --              --        684,700
                                                        -----------      --------      ----------    -----------

                                                        $ 3,288,062      $  9,950      $   24,936    $ 3,273,076
                                                        ===========      ========      ==========    ===========

         Held to maturity
            U.S. Treasury                               $15,604,747      $ 18,616      $  590,301    $15,033,062
            U.S. Government agency                       19,767,888        40,982         700,178     19,108,692
            Mortgage-backed                               1,894,261        19,336          45,941      1,867,656
            State and municipal                          19,861,741       414,704         534,802     19,741,643
                                                        -----------      --------      ----------    -----------

                                                        $57,128,637      $493,638      $1,871,222    $55,751,053
                                                        ===========      ========      ==========    ===========


         In 1995, the FASB granted a one-time opportunity to reclassify securities. The Bank reclassified securities with amortized cost approximating $41.2 million and net unrealized gains approximating $1.2 million from held to maturity to available for sale.


         Contractual maturities of investment securities at December 31, 1996, 1995, and 1994, are shown below. Actual maturities may differ from contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties.




                                                              Available for Sale            Held to Maturity
                                                         ------------------------    ---------------------------
                                                         Amortized         Fair         Amortized        Fair
         December 31, 1996                                  Cost           Value          Cost           Value
         -----------------                              -----------   -----------    -------------   -----------
            Due within one year                         $ 2,728,910   $ 2,733,114    $  1,500,791    $ 1,506,090
            Due over one to five years                   10,870,162    10,969,608      19,969,083     20,087,636
            Due over five to ten years                   12,578,991    12,838,012      15,113,223     15,265,730
            Due over ten years                           25,635,252    25,705,658       5,083,960      5,138,946
            Mortgage-backed, due in monthly
                installments                              1,913,802     1,912,144              --             --
                                                        -----------   -----------    ------------    -----------

                                                        $53,727,117   $54,158,536    $ 41,667,057    $41,998,402
                                                        ===========   ===========    ============    ===========

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


  Note 2. Investment Securities (continued)






                                                            Available for Sale                Held to Maturity
                                                        --------------------------     -----------------------------
                                                        Amortized         Fair           Amortized          Fair
         December 31, 1995                                 Cost           Value            Cost             Value
         -----------------                              ----------     -----------     -------------     -----------

            Due within one year                        $ 6,239,463     $ 6,272,876      $        --       $       --
            Due over one to five years                  16,130,873      16,449,969        5,258,197        5,328,052
            Due over five to ten years                  15,308,097      15,747,636          743,478          764,849
            Due over ten years                          25,955,957      26,285,524               --               --
            Mortgage-backed, due in monthly
               installments                              3,049,947       3,142,467               --               --
                                                       -----------     -----------       ----------       ----------

                                                       $66,684,337     $67,898,472      $ 6,001,675       $6,092,901
                                                       ===========     ===========      ===========       ==========






                                                            Available for Sale                 Held to Maturity
                                                         -------------------------     -----------------------------
                                                         Amortized         Fair          Amortized           Fair
         December 31, 1994                                  Cost           Value           Cost              Value
         -----------------                              ----------     -----------     -------------     -----------


            Due within one year                         $  499,490     $  503,750       $ 6,598,185      $ 6,604,743
            Due over one to five years                   1,495,040      1,470,950        34,059,243       33,071,197
            Due over five to ten years                          --             --         9,926,296        9,730,426
            Due over ten years                             608,832        613,676         4,650,652        4,477,031
            Mortgage-backed, due in monthly
               installments                                     --             --         1,894,261        1,867,656
                                                        ----------     ----------      ------------      -----------
                                                        $2,603,362     $2,588,376       $57,128,637      $55,751,053
                                                        ==========     ==========       ===========      ===========



         Proceeds from sales of investment securities prior to maturity were $10,103,956, $20,338,033, and $2,530,156 for the years ended December
         31, 1996, 1995 and 1994, respectively. Gains of $154,119 and losses of $9,554 were realized on those sales for 1996. Gains of $563,764 and losses of $72,482 were realized on those sales for 1995. Gains of $62,385 and losses of $18,738 were realized on those sales for 1994. Income tax expense relating to net gains on sales of investment securities was $55,831, $189,733, and $16,856 for the years ended December 31, 1996, 1995, and 1994, respectively.


         Securities with amortized cost of approximately $4,999,000, $6,008,000, and $3,000,000 were pledged as collateral for short-term borrowings and financial instruments with off-balance sheet risk at December 31, 1996, 1995 and 1994, respectively.

         Investment securities include obligations of the State of Maryland and its subdivisions with an amortized cost of $16,982,447, $18,839,735, and $20,217,039 at December 31, 1996, 1995, and 1994, respectively.

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


  Note 3. Loans

          Major categories of loans are as follows:

                                                                  1996                 1995             1994
                                                                -----------        ------------     ------------
          Mortgage
            Residential                                         $36,504,904        $ 38,142,356     $ 35,078,486
            Commercial                                           47,757,381          46,888,141       39,397,909
            Construction and land development                     5,514,565          14,264,761       21,014,457
          Lease financing                                         7,537,563          13,241,832       15,597,789
          Demand and time                                         9,557,470          13,123,542       12,680,512
          Installment                                            23,714,889          29,382,484       33,584,949
                                                                -----------        ------------      -----------
                                                                130,586,772         155,043,116      157,354,102
          Unearned income on loans                                 (853,766)           (873,077)        (775,806)
                                                                -----------        ------------      -----------

                                                                129,733,006         154,170,039      156,578,296
          Allowance for credit losses                            (5,060,592)         (3,698,271)      (2,763,874)
                                                                 -----------        ------------      -----------
                                                               $124,672,414        $150,471,768     $153,814,422
                                                               ============        ============     ============


          The Bank makes loans to customers located primarily in Anne Arundel County and surrounding areas of Central Maryland. Although the loan portfolio is diversified, its performance will be influenced by the economy of the region.


          Executive officers, directors, and their affiliated interests enter into loan transactions with the Bank in the ordinary course of business. These loans are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated borrowers. At December 31, 1996, 1995, and 1994, the amounts of such loans outstanding were $2,587,122, $2,878,742, and $685,613, respectively. During 1996 loan additions and deletions were $10,000 and $301,620, respectively.


          The allowance for credit losses is as follows:



                                                                  1996                 1995             1994
                                                                -----------        ------------     ------------

          Balance, beginning of year                            $ 3,698,271         $ 2,763,874      $ 2,552,355
          Provision for credit losses                             6,596,000           7,925,000        1,120,000
          Recoveries                                                234,614              70,047           67,663
          Loans charged off                                      (5,468,293)         (7,060,650)        (976,144)
                                                                -----------         -----------      -----------

          Balance, end of year                                  $ 5,060,592         $ 3,698,271      $ 2,763,874
                                                                ===========         ===========      ===========



          Loans on which the accrual of interest has been discontinued amounted to $4,545,581, $2,374,643, and $654,568 at December 31, 1996, 1995,
          and 1994, respectively. Interest that would have been accrued under the terms of these loans was $457,035, $191,200, and $38,469 for the years ended December 31, 1996, 1995, and 1994, respectively.

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


  Note 3. Loans (continued)

         Information regarding loans classified by the Bank as impaired as of and for the year ended December 31, 1996 follows:

             Loans classified as impaired                            $5,953,621
             Allowance for credit losses on impaired loans            1,232,366
             Average balance of impaired loans                        6,563,679

         Following is a summary of cash receipts for 1996 on impaired loans and how they were applied:

             Cash receipts applied to reduce principal balance       $  194,535
             Cash receipts recognized as interest income                182,795
                                                                     -----------

                       Total cash receipts                           $  377,330
                                                                     ===========

         The Bank has no commitments to loan additional funds to the borrowers of impaired or non-accrual loans.

         The Bank identified impaired loans of $407,597 as of December 31, 1995. No specific allowance for credit losses related to impaired loans was provided. These loans were identified as impaired near the end of 1995, and no payments were received on these loans since they were classified as impaired.

         Outstanding loan commitments, unused lines of credit and letters of credit are as follows:


                                             1996         1995           1994
                                         -----------   -----------   -----------
Loan commitments
   Construction and land development     $ 1,865,000   $ 3,145,000   $ 2,354,000
   Other mortgage loans                      185,000       703,000     1,181,900
   Lease financing                              --         395,000       750,000
                                         -----------   -----------   -----------

                                         $ 2,050,000   $ 4,243,000   $ 4,285,900
                                         ===========   ===========   ===========

Unused lines of credit
   Home-equity lines                     $ 2,944,867   $ 2,678,990   $ 2,561,861
   Commercial lines                        8,030,635    13,430,907    18,424,323
   Unsecured consumer lines                3,434,501     2,419,052     1,886,600
                                         -----------   -----------   -----------

                                         $14,410,003   $18,528,949   $22,872,784
                                         ===========   ===========   ===========

Letters of credit                        $ 3,132,661   $ 4,297,760   $ 4,467,523
                                         ===========   ===========   ===========

                      Glen Burnie Bancorp and Subsidiaries


                   Notes to Consolidated Financial Statements
                                   (Continued)

  Note 3. Loans (continued)

         Loan commitments and lines of credit are agreements to lend to customers as long as there is no violation of any con ditions of the contracts. Loan commitments generally have interest rates fixed at current market amounts, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Letters of credit are commitments issued to guarantee the performance of a customer to a third party.


         The Bank's exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the commitment. Loan commitments, lines of credit and letters of credit are made on the same terms, including collateral, as outstanding loans. As of December 31, 1996 and 1995, $139,382 and $108,000, respectively, has been provided as an allowance for credit losses related to these financial instruments with off-balance sheet risk, which is reflected as a reduction of loans.


  Note 4. Premises and Equipment

         A summary of premises and equipment is as follows:


                                               Useful
                                                lives             1996         1995            1994
                                                -----         ----------    ----------     -----------
         Land                                                 $   509,803    $   509,803    $   896,170
         Buildings                             5-50 years       3,713,427      3,494,122      3,467,732
         Equipment and fixtures                5-30 years       3,640,241      3,430,771      3,037,146
         Construction in progress                                  46,505         29,019         65,024
                                                              -----------     ----------    -----------
                                                                7,909,976      7,463,715      7,466,072
         Accumulated depreciation                              (3,755,511)    (3,214,885)    (2,804,728)
                                                              -----------     ----------     ----------

                                                              $ 4,154,465    $ 4,248,830    $ 4,661,344
                                                              ===========    ===========    ===========


         Depreciation expense was $543,393, $533,197, and $511,919 for the years ended December 31, 1996, 1995, and 1994, respectively. Amortization of software and intangible assets was $110,602, $50,332, and $24,686 for the years ended December 31, 1996, 1995, and 1994, respectively.

         The Bank leases its South Crain Highway branch. Minimum obligations under the lease are $23,460 per year until the lease expires in June 2000. The Bank is also required to pay maintenance costs. Rent expense totaled $37,188 and $11,681 for the years ended December 31, 1996 and 1995, respectively.

  Note 5. Short-Term Borrowings

         Short-term borrowings are as follows:



                                                                  1996          1995           1994
                                                              ----------     ----------      ---------

         Notes payable - U.S. Treasury                        $  547,937     $  282,722     $  726,568
         Federal funds purchased                                     --         975,000           --
         Securities sold under repurchase  agreement                 --         500,000           --
         Federal Home Loan Bank notes                                --             --       1,500,000
                                                              ----------     ----------     ----------

                                                              $  547,937     $1,757,722     $2,226,568
                                                              ==========     ==========     ==========

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


  Note 5. Short-Term Borrowings  (continued)

         The Bank may borrow up to $26 million under a line of credit with the Federal Home Loan Bank. The line of credit is secured by a floating lien on the Bank's residential mortgage loans and by investment securities with an amortized cost of $2,001,304 at December 31, 1996.

         Notes payable to the U.S. Treasury are Federal treasury tax and loan deposits accepted by the Bank from its customers to be remitted on demand to the Federal Reserve Bank. The Bank pays interest on these balances at a slight discount to the Federal funds rate. The note payable is secured by investment securities with an amortized cost of approximately $1,497,000 at December 31, 1996.

         The Bank also has available $2,000,000 in short-term secured credit and a $1,000,000 letter of credit facility from another bank.


  Note 6. Deposits

         Major classifications of interest-bearing deposits are as follows:


                                                1996           1995          1994
                                            ------------   ------------   ------------

          NOW and SuperNOW                  $ 22,792,376   $ 22,289,849   $ 22,272,708
          Money market                        26,210,655     27,602,041     32,880,823
          Savings                             48,192,967     46,752,665     52,830,352
          Certificates of deposit,
           $100,000 or more                    8,620,096      9,844,841      7,804,644
          Other time deposits                 77,516,951     69,484,344     51,696,007
                                            ------------   ------------   ------------
                                            $183,333,045   $175,973,740   $167,484,534
                                            ============   ============   ============



         At December 31, 1996, the scheduled maturities of time deposits are as follows:

                                                 1996

          1997                             $  54,112,139
          1998                                 9,679,941
          1999                                 8,444,168
          2000                                 8,895,663
          2001 and thereafter                  5,005,136
                                           -------------
                                           $  86,137,047
                                           =============

         Interest expense on certificates of deposit of $100,000 or more was $484,267, $394,092, and $312,993, for the years ended December 31,
         1996, 1995, and 1994, respectively.

         Deposit balances of executive officers and directors and their affiliated interests totaled approximately $1,067,000 at December 31, 1996.

         The Bank had no brokered deposits as of and for the years ended December 31, 1996, 1995, and 1994.

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


  Note 7. Income Taxes

         The components of income tax expense (benefits) for the years ended December 31, 1996, 1995, and 1994 are as follows:

                                                    1996           1995          1994
                                                 -----------    -----------   -----------
         Current
           Federal                              $  (936,608)   $(1,494,542)    $1,204,547
           State                                   (266,880)      (240,172)       345,654
                                                -----------    -----------    -----------
                                                 (1,203,488)    (1,734,714)     1,550,201
         Deferred                                  (276,704)        40,270         56,560
                                                -----------    -----------    -----------

         Income tax expense (benefits)          $(1,480,192)   $(1,694,444)    $1,606,761
                                                ===========    ===========    ===========

         A reconciliation of income tax expense (benefits) computed at the statutory rate of 34 percent to the actual income tax expense for the years ended December 31, 1996, 1995, and 1994 is as follows:



                                                    1996           1995           1994
                                                ------------   ------------   -----------
         Income (loss) before income taxes      $(2,500,369)   $(3,421,192)   $ 5,123,354
                                                ===========    ===========    ===========

         Taxes computed at Federal income
           tax rate                             $  (850,125)   $(1,163,205)   $ 1,741,940
         Increase (decrease) resulting from
           Tax-exempt income                       (541,681)      (384,915)      (377,591)
         State income taxes, net of
           Federal benefit                          (90,739)      (154,710)       237,724
         Non-deductible expenses                      2,353          8,386          4,688
                                                -----------    -----------    -----------

         Income tax expense (benefits)          $(1,480,192)   $(1,694,444)   $ 1,606,761
                                                ===========    ===========    ===========

         Sources of deferred income taxes and the tax effects of each for the years ended December 31, 1996, 1995, and 1994 are as follows:

                                                    1996         1995        1994
                                                 ---------     --------    ---------

         Depreciation                            $ (30,990)      $  (5,786)     $  (1,155)
         Securities discount accretion               9,380          (7,465)         4,714
         Provision for credit losses              (241,077)        149,670       (107,971)
         Unearned income on loans                  106,816         (16,343)       150,535
         Deferred compensation and benefit
          plans                                    (56,096)        (79,806)        10,437
         Charitable contributions                  (35,987)           --             --
         Write-downs on other real estate owned    (28,192)           --             --
         Deferred rent                                (558)           --             --
                                                 ---------       ---------      ---------

         Deferred income tax expense (benefits)   $(276,704)      $ 40,270      $  56,560
                                                  =========      =========      =========

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)

  Note 7. Income Taxes (Continued)

          The components of the net deferred tax asset as of December 31, 1996, 1995, and 1994 are as follows:


                                                                                 1996          1995        1994
                                                                              ----------    ---------   ----------
          Deferred tax assets:
            Allowance for credit losses                                       $1,078,459   $  837,381   $  987,052
            Unearned income on loans                                              31,469      138,285      121,942
            Deferred compensation and benefit plans                              122,116       87,543        7,443
            Other real estate owned                                               28,192         --           --
            Charitable contributions                                              35,987         --           --
            Alternative minimum tax credits                                      538,117         --           --
            Deferred rent                                                            558         --           --
            Net unrealized depreciation on investment
               securities available for sale                                        --           --          5,788
                                                                              ----------   ----------   ----------
                                                                               1,834,898    1,063,209    1,122,225
                                                                              ----------   ----------   ----------

          Deferred tax liabilities:
            Accumulated depreciation                                             214,211      245,201      250,987
            Securities discount accretion                                         34,750       25,370       32,835
            Prepaid pension contributions                                         38,357       59,879       59,585
            Net unrealized appreciation on investment
               securities available for sale                                     166,614      468,899         --
                                                                              ----------   ----------   ----------
                                                                                 453,932      799,349      343,407
                                                                              ----------   ----------   ----------

          Net deferred tax asset                                             $ 1,380,966   $  263,860   $  778,818
                                                                             ===========   ==========   ==========

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)

  Note 8.  Pension and Profit Sharing Plans

         The Bank has a defined benefit pension plan covering substantially all of its employees. Benefits are based on the employee's average rate of earnings for the five consecutive years before retirement. The Bank's funding policy is to contribute annually an amount between the minimum and maximum actuarially determined contribution, using the frozen entry age actuarial cost method. Assets of the plan are held in a trust fund principally comprised of growth and income mutual funds managed by another bank.

         The following table sets forth the financial status of the plan at December 31, 1996, 1995, and 1994:



                                                                                1996            1995            1994
                                                                            -----------     -----------     -----------

         Accumulated benefit obligation
            Vested                                                          $ 2,244,790     $ 2,183,088     $ 2,003,059
            Nonvested                                                           280,661          63,366          98,277
                                                                            -----------     -----------     -----------
                                                                            $ 2,525,451     $ 2,246,454     $ 2,101,336
                                                                            ===========     ===========     ===========
         Plan assets at fair value                                          $ 3,720,145     $ 3,399,653     $ 2,767,215
         Projected benefit obligation                                        (3,804,330)     (3,365,078)     (3,085,573)
                                                                            -----------     -----------     -----------
         Plan assets in excess of (less than)
            projected benefit obligation                                        (84,185)         34,575        (318,358)
         Unrecognized prior service cost                                        174,327         199,924         225,521
         Unrecognized net (gain) loss                                            70,020          (6,440)        332,303
         Unamortized net asset from transition                                  (60,843)        (73,012)        (85,181)
                                                                            -----------     -----------     -----------
         Prepaid pension expenses included in other assets                  $    99,319     $   155,047     $   154,285
                                                                            ===========     ===========     ===========
         Net pension expense includes the following:
             Service cost                                                   $   208,566     $   177,998     $   175,424
             Interest cost                                                      286,590         256,958         232,123
             Actual return on assets                                           (284,900)       (577,586)         96,951
             Net amortization and deferral                                       15,472         364,911        (314,269)
                                                                            -----------     -----------     -----------

         Net pension expense                                                $   225,728     $   222,281     $   190,229
                                                                            ===========     ===========     ===========

         Assumptions used in the accounting for net pension expense were:

         Discount rates                                                             8.5%            8.5%            8.5%
         Rate of increase in compensation levels                                    6.5%            6.5%            6.5%
         Long-term rate of return on assets                                         8.5%            8.5%            8.5%




         The Bank also has a defined contribution retirement plan qualifying under Section 401(k) of the Internal Revenue Code that is funded through a profit sharing agreement and voluntary employee contributions. The Bank's contributions to the plan are determined annually by the Board of Directors. The plan covers substantially all employees. The Bank's contributions to the plan included in expense were $165,100 and $154,900 for the years ended December 31, 1995 and 1994, respectively. No contributions were made for 1996.

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


  Note 9. Post-Retirement Health Care Benefits

         The Bank provides health care benefits to employees who retire at age
         65. The plan is funded only by the Bank's monthly payments of insurance premiums due. The following table sets forth the financial status of the plan at December 31, 1996 and 1995:



                                                                                  1996          1995
                                                                                ---------     ---------
         Accumulated post-retirement benefit obligation
            Retirees                                                            $ 229,258     $ 185,057
            Other active participants, not fully eligible                         648,414       482,922
                                                                                ---------     ---------
                                                                                  877,672       667,979
         Unrecognized net gain                                                     23,715          --
         Unrecognized transition obligation                                      (601,181)     (535,126)
                                                                                ---------     ---------
         Accrued post-retirement benefit cost                                   $ 300,206     $ 132,853
                                                                                =========     =========
         Net post-retirement benefit expense for the years ended December 31,
         1996 and 1995 includes the following:

         Service cost                                                           $  71,381     $  55,885
         Interest cost                                                             69,792        56,778
         Amortization of unrecognized transition obligation                        33,399        33,399
                                                                                ---------     ---------
         Net post-retirement benefit expense                                    $ 174,572     $ 146,062
                                                                                =========     =========
         Assumptions used in the accounting for net post-retirement benefit expense were:

         Health care cost trend rate                                                  8.0%          8.0%
         Discount rate                                                                8.5%          8.5%


         If the assumed health care cost trend rate were increased to 9.0%, the total of the service and interest cost components of net periodic post-retirement health care benefit cost would increase by $36,816 and $28,808, for the years ended December 31, 1996 and 1995, respectively, and the accumulated post-retirement benefit obligation would increase by $200,496 and $161,117 as of December 31, 1996 and 1995,
         respectively.

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


  Note 10.  Other Operating Expenses

         Other operating expenses include the following:

                                                1996        1995          1994
                                            ----------     --------   ----------

 Professional services                      $1,454,449     $329,849   $  245,932
 Stationery, printing and supplies             218,397      278,366      235,500
 Postage and delivery                          271,050      253,253      201,094
 FDIC assessment                                33,595      237,565      455,250
 Directors fees and expenses                   196,622      133,202      159,518
 Marketing                                     124,897      118,948       97,671
 Data processing                               129,449       97,608       92,237
 Correspondent bank services                   115,864       78,631       53,285
 Telephone                                      59,808       49,021       38,598
 Liability insurance                            71,015       45,075       48,405
 Losses and expenses on real estate owned       45,445       23,733      107,553
 Other                                         395,881      342,154      285,730
                                            ----------   ----------   ----------
                                            $3,116,472   $1,987,405   $2,020,773
                                            ==========   ==========   ==========


  Note 11. Litigation and Restructuring Charges

         In 1995, two opposing groups ran for election to the Board of Directors. The Company incurred legal expenses and entered into a severance agreement with a former executive officer in connection with this restructuring at costs totaling $687,841. The Company also incurred losses of $719,800 to settle the claim of a borrower who asserted damages for discrimination. These nonrecurring charges are included as a separate line item in operating expenses for 1995.


  Note 12. Contingencies

         The Bank is a defendant in certain claims and legal actions arising in the course of business. The Bank is being sued for a total of approximately $4,000,000 in five separate cases for allegedly honoring checks with invalid endorsements. The Bank is also being sued for alleged fraud by a customer in bankruptcy seeking $5,000,000 in compensatory damages and $50,000,000 in punitive damages. Legal counsel has advised the Bank that this plaintiff has failed to produce any evidence to support these claims. The Bank has also filed a claim with a former insurance provider seeking to recover in excess of $5,000,000 from loan losses sustained over the prior two years. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not known at this time.

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


Note 13. Stockholders' Equity


         At December 31, 1996, the Company had two types of stock-based compensation plans, which are described below. The bank applies Accounting Principles Board Opinion ("APB") No. 25 and related Interpretations in accounting for these plans. No compensation cost has been recognized in the accompanying Consolidated Financial Statements for those plans. If compensation cost for the Company's two types of stock-based compensation plans had been determined based on the fair value at the grant dates for awards under those plans consistent with the methods outlined in SFAS No. 123, "Accounting for Stock-Based Compensation," there would be no change to 1996 net income, as no options were granted during 1996.

         Employees who have completed one year of service are eligible to participate in the employee stock option purchase plan. The plan allows employees to buy stock at 85 percent of the fair market value on the date the option is granted. The director stock purchase plan allows directors to buy stock at the fair market value on the date the option is granted. Activity under these plans is as follows:

                                    Employees                 Directors
                                -----------------         ------------------
                                Shares     Prices         Shares      Prices
                                ------     ------         ------      ------

          January 1, 1994        2,245     $24.17           --        $  --
          Granted                7,625      24.08          2,850       28.33
          Exercised             (3,426)                   (2,100)
                                ------                    ------

          December 31, 1994      6,444      24.08            750       28.33
          Granted                6,479      26.92          3,300       31.67
          Expired               (1,782)                     (150)
          Exercised             (6,586)                   (3,600)
                                ------                    ------

          December 31, 1995      4,555      26.92            300       31.67
          Expired               (4,355)                     --
          Exercised               (200)                     (300)
                                ------                    ------

          December 31, 1996        --                       --
                                ======                    ======

         Shares reserved for issuance under the plans:

          December 31, 1994      8,566                    21,300
          December 31, 1995     31,980                    17,700
          December 31, 1996     31,780                    17,700


         The number of shares and prices per share for 1995 and 1994 have been retroactively adjusted for the stock dividend declared December 14, 1995.

         Purchase options granted on July 1, 1994 and 1995 expired on October 1, 1995 and 1996, respectively.

         The Company's dividend reinvestment and stock purchase plan allows participating stockholders to invest their cash dividends in stock at 95 percent of the fair market value on the dividend payment date. During 1996 and 1995, 10,820 and 10,795 shares of common stock, respectively, were purchased under the plan. At December 31, 1996, there were 94,370 shares of common stock reserved for issuance under the plan.

         In October 1996, Glen Burnie Bancorp suspended participating in the dividend reinvestment and stock purchase plans until the Company completes additional filings with the Securities and Exchange Commission.

         The Board of Directors may suspend or discontinue any of the plans at its discretion.

         In 1994, an institutional holder of Glen Burnie Bancorp stock desired to dispose of a large block of shares it held in trust. The Company purchased and retired the 10,558 shares from this block that were not promptly sold in the open market.


  Note 14. Regulatory Capital Requirements

         The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting principles. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the regulations) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1996, 1995, and 1994, that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


  Note 14. Regulatory Capital Requirements (Continued)

         A comparison of the Bank's capital as of December 31, 1996, 1995, and 1994 with its minimum requirements is approximately as follows:


                                                                 For Capital
                                                              Adequacy Purposes
                                        Actual                ------------------
                                        Amount       Ratio      Amount     Ratio
                                        ------       -----      ------     -----

As of December 31, 1996
     Total Capital                   $18,109,000     12.5%   $11,590,000    8.0%
       (to Risk-Weighted Assets)


     Tier I Capital                   17,367,000     12.0%     5,789,000    4.0%
       (to Risk-Weighted Assets)


     Tier I Capital                   17,367,000      7.0%    14,886,000    6.0%
       (to Average Assets)


As of December 31, 1995
     Total Capital                    21,168,000     13.6%    12,437,000    8.0%
       (to Risk-Weighted Assets)


     Tier I Capital                   19,203,000     12.4%     6,218,000    4.0%
       (to Risk-Weighted Assets)


     Tier I Capital                   19,203,000      8.2%     9,367,000    4.0%
       (to Average Assets)


As of December 31, 1994
     Total Capital
       (to Risk-Weighted Assets)      23,677,000     15.3%    12,341,000    8.0%


     Tier I Capital
       (to Risk-Weighted Assets)      21,728,000     14.1%     6,171,000    4.0%


     Tier I Capital
       (to Average Assets             21,728,000      9.4%     9,246,000    4.0%

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


  Note 15. Regulatory Matters

         In June, 1996 the Bank entered into a Memorandum of Understanding with the Federal Deposit Insurance Corporation and the State Bank Commissioner of the State of Maryland to accomplish corrective actions regarding matters including violations of law, loan collection and delinquencies, loan administration, methodology for allowance for credit loss calculations, management reporting, strategic planning, and maintenance of capital.


  Note 16. Fair Values of Financial Instruments

         The following table shows the estimated fair value and the related carrying values of the Company's financial instruments at December 31, 1996. Items which are not financial instruments are not included.


                                                              1996
                                                  ---------------------------
                                                    Carrying         Fair
                                                     Amount          Value
                                                  ------------   ------------

Financial assets:
   Cash and due from banks                        $ 10,665,680   $ 10,665,680
   Interest-bearing deposits in other financial
      institutions                                   1,836,981      1,836,981
   Federal funds sold                               10,175,000     10,175,000
   Investment securities available for sale         54,906,836     54,906,836
   Investment securities held to maturity           41,667,057     41,993,324
   Loans, less allowance for credit losses         124,672,414    120,992,000
   Ground rents                                        267,974        267,974
   Accrued interest receivable                       1,937,928      1,937,928


Financial liabilities:
   Deposits                                        232,745,975    232,702,000
   Short-term borrowings                               547,937        547,937
   Accrued interest payable                            214,977        214,977

Unrecognized financial instruments:
   Commitments to extend credit                     16,460,003     16,460,003
   Standby letters of credit                         3,132,661      3,132,661


         For purposes of the disclosures of estimated fair value, the following assumptions were used.

         Loans:

         The estimated fair value for loans is determined by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         Investment securities:

         Estimated fair values are based on quoted market prices.

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


  Note 16.  Fair Values of Financial Instruments (continued)

         Deposits:

         The estimated fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW accounts and money market accounts, is equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair value of certificates of deposit is based on the rates currently offered for deposits of similar maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

         Other assets and liabilities:

         The estimated fair values for cash and due from banks, interest-bearing deposits in other financial institutions, Federal funds sold, accrued interest receivable and payable, and short-term borrowings are considered to approximate cost because of their short-term nature.

         Other assets and liabilities of the Bank that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill, and similar items.

         The estimated fair values of the Company's financial instruments for 1995 and 1994 are as follows:



                                          December 31, 1995            December 31, 1994
                                    ---------------------------   ---------------------------
                                      Carrying          Fair        Carrying         Fair
                                       Amount           Value        Amount          Value
                                    ------------   ------------   ------------   ------------
Financial assets
   Cash and due from banks          $  9,450,021   $  9,450,021   $  7,806,316   $  7,806,316
   Federal funds sold                       --             --        1,800,000      1,800,000
   Investment securities              74,598,847     74,690,073     60,401,713     59,024,129
   Variable rate loans                35,148,040     35,148,040     40,448,637     40,448,637
   Accrued interest receivable         2,154,599      2,154,599      2,236,803      2,236,803

Financial liabilities
   Noninterest-bearing deposits       45,147,023     45,147,023     41,081,119     41,081,119
   Variable rate deposits             96,644,555     96,644,555    107,983,883    107,983,883
   Short-term borrowings               1,757,722      1,757,722      2,226,568      2,226,568
   Interest and dividends payable        447,923        447,923        356,810        356,810



         The fair values of investment securities were estimated using a matrix that considers yield to maturity, credit quality, and marketability. This method of valuation is permitted by the FASB, but may not be indicative of net realizable or liquidation values.

         It was not practicable to estimate the fair value of loans with fixed maturities, deposit liabilities with fixed maturities, or outstanding credit commitments. The Company did not have available resources to estimate fair values based on quoted prices or discounted cash flows for individual accounts or groups of accounts.

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


Note 16.  Fair Values of Financial Instruments (continued)

         Maturities and weighted-average interest rates on loans and deposits with fixed maturities were as follows:



                                                December 31, 1995           December 31, 1994
                                            ----------------------       --------------------
                                            Amount            Rate       Amount           Rate
                                            ------            ----       ------           ----
Loans
   Maturing within one year               $ 21,326,466        8.7%    $ 20,520,984         8.7%
   Maturing over one to five years          48,258,718        9.0%      48,715,788         8.8%
   Maturing over five years                 50,309,892        9.1%      47,668,693         9.3%
                                          ------------                ------------
                                          $119,895,076                $116,905,465
                                          ============                ============
 Deposits
   Maturing within three months           $ 17,035,145        5.7%    $ 13,342,709         4.0%
   Maturing over three to six months        16,598,147        5.8%      12,985,504         4.8%
   Maturing over six months to one year     13,014,695        5.7%      12,643,752         5.0%
   Maturing over one to five years          32,681,198        6.5%      20,528,686         5.8%
                                          ------------                ------------
                                          $ 79,329,185                $ 59,500,651
                                          ============                ============

  Note 17.  Adoption of Recently Issued Accounting Pronouncements

         Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No. 121), requires that certain long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if the sum of expected future cash flows is less than the carrying amount of the asset and its face value. An impairment loss is measured based on the difference between the carrying amount of the asset and its fair value. The Bank adopted this pronouncement in 1996, and there are no asset impairment adjustments reflected in the 1996 consolidated financial statements.

         Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS No. 122), requires that rights to serviced mortgage loans be recognized as an intangible asset when the underlying loans are sold and the servicing rights related to these loans are retained. The standard also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of such rights. The Bank has not sold any loans for which it has maintained servicing rights and, accordingly, the adoption of this pronouncement has no effect on the 1996 consolidated financial statements.

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)

  Note 18.  Parent Company Financial Information

         The Balance Sheets, Statements of Income, and Statements of Cash Flows for Glen Burnie Bancorp (Parent Only) are presented below:


                                 Balance Sheets
-------------------------------------------------------------------------------------------------------------

  December 31,                                                        1996            1995           1994

-------------------------------------------------------------------------------------------------------------
                                               Assets

Cash                                                               $    122,167   $    264,757   $       --
Investment in The Bank of Glen Burnie                                18,109,107     20,478,884     21,718,390
Investment in GBB Properties, Inc.                                      373,357           --            1,899
Land                                                                       --             --          384,700
Other assets                                                             25,932         27,142         16,582
                                                                   ------------   ------------   ------------

      Total assets                                                 $ 18,630,563   $ 20,770,783   $ 22,121,571
                                                                   ============   ============   ============

                            Liabilities and Stockholders' Equity

Dividend payable                                                   $     44,193   $    218,208   $    169,987
Due to affiliates                                                          --           15,189        274,551
                                                                   ------------   ------------   ------------
      Total liabilities                                                  44,193        233,397        444,538
                                                                   ------------   ------------   ------------

Stockholders' equity
   Common Stock                                                       8,838,588      7,273,664      7,080,834
   Stock dividend to be distributed                                        --        1,454,719           --
   Surplus                                                            6,192,900      5,917,043      5,450,852
   Retained earnings                                                  3,290,077      5,146,724      9,154,546
   Net unrealized appreciation (depreciation) on
      securities available for sale, net of
      income taxes                                                      264,805        745,236         (9,199)
                                                                   ------------   ------------   ------------
            Total stockholders' equity                               18,586,370     20,537,386     21,677,033
                                                                   ------------   ------------   ------------
            Total liabilities and stockholders'
                equity                                             $ 18,630,563   $ 20,770,783   $ 22,121,571
                                                                   ============   ============   ============

                                                Statements of Income
-------------------------------------------------------------------------------------------------------------

  Years Ended December 31,                                            1996            1995           1994

-------------------------------------------------------------------------------------------------------------
      Dividend from subsidiaries                                    $   885,000    $   315,000     $      --
      Expenses                                                            6,632         61,775          7,060
                                                                    -----------    -----------     ----------
      Income (loss) before income taxes and equity in
         undistributed net income (losses) of subsidiaries              878,368        253,225         (7,060)
      Income tax benefit                                                  2,255         21,056          5,970
      Equity in undistributed net income (losses)
         of subsidiaries                                             (1,900,800)    (2,001,029)     3,517,683
                                                                    -----------    -----------     ----------

              Net income (loss)                                     $(1,020,177)   $(1,726,748)    $3,516,593
                                                                    ===========    ===========     ==========

                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


  Note 18.  Parent Company Financial Information (Continued)

                            Statements of Cash Flows

--------------------------------------------------------------------------------------------------------


  Years Ended December 31,                                        1996           1995          1994

--------------------------------------------------------------------------------------------------------


 Cash flows from operating activities:
    Net income (loss)                                         $(1,020,177)   $(1,726,748)   $ 3,516,593
    Adjustments to reconcile net income (loss)
       to net cash provided (used) by operating activities:
          (Increase) decrease in other assets                       1,210        (10,560)        (3,588)
          (Decrease) increase in due to subsidiaries              (10,000)      (264,551)       274,551
          Equity in net (income) losses of subsidiaries         1,900,800      2,001,029     (3,517,684)
                                                               ----------    -----------     ----------

        Net cash provided (used) by operating activities          871,833           (830)       269,872
                                                               ----------    -----------     ----------

 Cash flows from investing activities:
    Disposal of land                                                 --          384,700           --
    Capital contributed                                          (390,000)          --          (10,000)
                                                               ----------    -----------     ----------

       Net cash provided (used) in investing activities          (390,000)       384,700        (10,000)
                                                               ----------    -----------     ----------

 Cash flows from financing activities:
    Proceeds from dividend reinvestment plan                      380,678        382,967        430,487
    Proceeds from sales of common stock                             5,384        276,054        142,297
    Shares retired                                                   --             --         (343,154)
    Dividends paid                                             (1,010,485)      (778,134)      (663,965)
                                                               ----------    -----------     ----------

       Net cash used in financing activities                     (624,423)      (119,113)      (434,335)
                                                              -----------    -----------     ----------

Increase (decrease) in cash                                      (142,590)       264,757       (174,463)

Cash, beginning of year                                           264,757           --          174,463
                                                              -----------    -----------    ------------

Cash, end of year                                             $   122,167    $   264,757    $         --
                                                              ===========    ===========    ============


                      Glen Burnie Bancorp and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Continued)


  Note 19.  Quarterly Results of Operations  (Unaudited)

         The following is a summary of the Company's unaudited quarterly results of operations:



                    1996                                                Three months ended
-----------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share amounts)  December 31   September 30      June 30   March 31
-----------------------------------------------------------------------------------------------------

Interest income                                   $ 4,567        $ 4,789         $ 4,466    $ 4,824
Interest expense                                    1,925          1,947           1,917      1,973
Net interest income                                 2,642          2,842           2,549      2,851
Provision for credit losses                         3,771            375           2,075        375
Net securities gains                                   50              6               2         87
Income (loss) before income taxes                  (2,599)           585          (1,342)       856
Net income (loss)                                  (1,436)           450            (671)       637
Net income (loss) per share                       $ (1.64)       $   .51         $  (.76)   $   .73





                             1995                                       Three months ended
-----------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share amounts)  December 31   September 30      June 30   March 31
-----------------------------------------------------------------------------------------------------

Interest income                                   $ 4,667        $ 4,739         $ 4,661    $ 4,534
Interest expense                                    1,973          1,874           1,768      1,647
Net interest income                                 2,694          2,865           2,893      2,887
Provision for credit losses                         7,275            150             225        275
Net securities gains                                  377             16             106          8
Income (loss) before income taxes                  (6,987)         1,262           1,214      1,090
Net income (loss)                                  (4,185)           855             847        756
Net income (loss) per share                       $ (4.87)       $   .99          $  .99    $   .88


                    1994                                               Three months ended
-----------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share amounts)  December 31   September 30     June 30    March 31
-----------------------------------------------------------------------------------------------------

Interest income                                   $4,701         $4,589           $4,422    $4,233
Interest expense                                   1,595          1,533            1,489     1,460
Net interest income                                3,106          3,056            2,933     2,773
Provision for credit losses                          300            370              225       225
Net securities gains                                   5             49                1        23
Income before income taxes                         1,215          1,359            1,386     1,163
Net income                                           838            927              947       805
Net income per share                               $1.00          $1.11            $1.14    $  .97


                      GLEN BURNIE BANCORP AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (dollars in thousands, except per share amounts)
                                   (Unaudited)



                                                                         June 30,            December 31,
                                                                           1997                  1996
                                                                       ------------          ------------
                                          ASSETS


Cash and due from banks                                                 $    9,421               $  12,503
Federal funds sold                                                           1,150                  10,175
Investment securities available for sale, at fair value                     45,952                  54,907
Investment securities held to maturity, at cost (fair value
   September 30 $47,993, December 31 $41,993)                               48,327                  41,667
Loans receivable, net of allowance for credit losses
   September 30 $4,276; December 31 $5,061                                 109,961                 124,672
Premises and equipment at cost, net of accumulated depreciation              4,430                   4,154
Other real estate owned                                                        739                     602
Goodwill                                                                       436                     477
Other assets                                                                 5,826                   5,168
                                                                        ----------               ---------
           Total assets                                                 $  226,242               $ 254,325
                                                                        ==========               =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

                     LIABILITIES:
Deposits                                                                $  205,003              $ 232,746
Short-term borrowings                                                        1,016                    548
Other liabilities                                                            1,366                  2,444
                                                                        ----------              ---------
          Total liabilities                                             $  207,385              $ 235,738
                                                                        ----------              ---------

                       STOCKHOLDERS' EQUITY:

Common stock, par value $10, authorized 5,000,000 shares;
   issued and outstanding:  September 30 901,624 shares;
   December 31 883,858 shares                                                9,016                 8,839
Surplus                                                                      6,457                 6,193
Retained earnings                                                            3,180                 3,290
Net unrealized appreciation on securities available for sale,
   net of income taxes                                                         204                   265
                                                                        ----------             ---------
           Total stockholders' equity                                       18,857                18,587
                                                                        ----------             ---------
           Total liabilities and stockholders' equity                   $  226,242             $ 254,325
                                                                        ==========             =========

                      GLEN BURNIE BANCORP AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (dollars in thousands, except per share amounts)
                                   (Unaudited)


                                                            Nine Months Ended
                                                              September 30,
                                                          --------------------
                                                            1997         1996
                                                          --------      ------
Interest income on
   Loans, including fees                                  $  8,253     $ 10,132
   U.S. Treasury and U.S. Government agency securities       3,987        2,535
   State and municipal securities                              858        1,155
   Other                                                       249          256
                                                          --------     --------
    Total interest income                                   13,347       14,078
                                                          --------     --------

Interest expense on
   Deposits                                                  5,228        5,796
   Short-term borrowings                                        60           41
                                                          --------     --------
       Total interest expense                                5,288        5,837
                                                          --------     --------

          Net interest income                                8,059        8,241

Provision for credit losses                                    270        2,825
                                                          --------      -------

          Net interest income after provision for
             credit losses                                    7,789       5,416
                                                          ---------    --------

Other income
   Service charges on deposit accounts                          862         884
   Other fees and commissions                                   153         158
   Other non-interest income                                     78         101
   Gains on investment securities                               227          95
                                                          ---------     -------
       Total other income                                     1,320       1,238
                                                          ---------     -------

Other expenses
   Salaries and employee benefits                             3,843       3,592
   Occupancy                                                    956       1,003
   Other expenses                                             4,060       1,961
                                                          ---------     -------
       Total other expenses                                   8,859        6.55
                                                          ---------     -------

Income (loss) before income taxes                               250          98

Income tax expense (benefit)                                   (329)       (317
                                                          ---------     -------

Net income (loss)                                         $     579     $   415
                                                          =========     =======

Net income (loss) per share of common stock               $    0.64     $  0.46
                                                          =========     =======

Weighted-average shares of common stock outstanding         901,624     898,021
                                                          =========     =======

                      GLEN BURNIE BANCORP AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                (dollars in thousands, except per share amounts)
                                   (Unaudited)




                                                             Nine Months Ended
                                                               September 30,
                                                             1997         1996
                                                          ---------     -------


Cash flows from operating activities:
Net income                                                $    579     $   415
Adjustments to reconcile net income to net cash
   provided by operating activities
   Depreciation, amortization, and accretion                   261        (501)
   Provision for credit losses                                 270       2,825
   Changes in assets and liabilities:
   (Increase) decrease in other asset                         (580)      2,809
    Decrease in other liabilities                           (1,088)     (1,849)

Net cash provided (used) by operating activities          $   (558)    $ 3,699
                                                          --------     --------

Cash flows from investing activities:
    Proceeds from disposals of investment securities        31,848      13,135
    Purchases of investment securities                     (29,450)    (31,595)
    Decrease in loans, net                                  14,441      10,981
    Purchases of premises and equipment                       (691)       (237)
    Purchases of other real estate                            (596)       (156)
    Disposal of other real estate                              407          --
    Proceeds from sales of premises and equipment                5          --
                                                           -------    --------

Net cash provided (used) by investing activities            15,964      (7,872)
                                                          --------     -------

Cash flows from financing activities:
    Increase (decrease) in deposits, net                   (27,743)      5,456
    Increase (decrease) in short-term borrowings               468         313
    Dividends paid                                            (238)       (745)
    Issuance of common stock                                    --         381
                                                          --------    --------

Net cash provided (used) by financing activities           (27,513)      5,405
                                                          --------    --------

Increase (decrease) in cash and cash equivalents           (12,107)      1,232

Cash and cash equivalents, beginning of year                22,678       9,468
                                                          --------    --------

Cash and cash equivalents, end of period                  $ 10,571    $ 10,700
                                                          ========    ========

                      GLEN BURNIE BANCORP AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)




NOTE-1 - BASIS OF PRESENTATION


         The accompanying unaudited consolidated financial statements were prepared in accordance with instructions for Form 10-Q and, therefore, do not include all information and notes necessary for a complete presentation of financial position, results of operations, changes in stockholders' equity, and cash flows in conformity with generally accepted accounting principles. However, all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the unaudited consolidated financial statements have been included in the results of operations for the nine months ended September 30, 1997 and 1996.

         Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

NOTE-2 - EARNINGS PER SHARE

         Information for net income per share and weighted average shares outstanding for prior periods have been restated to reflect 1% stock dividends declared in June and September, 1997.

                                     PART II

Item 13.  Other Expenses of Issuance and Distribution

         The estimated expenses in connection with the issuance and distribution of the securities to be registered are as follows:

         SEC registration fees                  $     1,458
         Blue Sky fees and expenses                   3,785
         Legal fees and expenses                     60,000
         Printing and Engraving                       7,500
         Accounting fees and expenses                 7,500
         Miscellaneous                                2,500
                                                -----------
                  Total                         $    82,743
                                                ===========

Item 14.  Indemnification of Directors and Officers

         The Company's Articles of Incorporation provide that all current and former directors and officers are entitled to receive indemnification in connection with any proceeding to the fullest extent permitted by Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland. Such section provides that a corporation may indemnify any director or officer made a party to any civil, criminal, administrative or investigative proceeding by reason of serving in such capacity unless it is established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the person actually received an improper personal benefit, or (c) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. The indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred in connection with the proceeding. However, if the proceeding was by or in the right of the corporation, indemnification may not be made if the person is adjudged to be liable to the corporation. The corporation must indemnify directors and officers for expenses incurred in contesting any such proceeding if such persons are successful on the merits, unless the corporation's articles of incorporation limit such indemnification (the Company's Articles do not). Determination that the indemnification is proper and the amount to be paid in indemnification is to be made by a majority vote of a quorum of disinterested directors (or a committee of disinterested directors), by special legal counsel chosen by disinterested directors (or a committee of disinterested directors) or by a majority vote of disinterested stockholders. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position whether or not the corporation would have the power to indemnify against such liability under Maryland law. A corporation must report any indemnification or advance of expenses to a director or officer arising out of a proceeding by or in the right of the corporation to the stockholders of the corporation.

         The Company maintains director and officer liability insurance. The scope of such insurance is essentially the same as the indemnification provisions outlined above.

Item 15.  Recent Sales of Unregistered Securities


         During the past three years, the Registrant made the following sales of common stock from treasury which were not registered under the Securities Act of 1933. All sales were for cash at the then-market price per share. No discounts or commissions were involved. The Registrant believes that in each case the transaction qualified for the exemption from registration provided for transactions not involving a public offering under Section 4(2) of the Securities Act of 1933.


 Date     Title of Securities   # of Shares   Purchaser         Aggregate Price
 ----     -------------------   -----------   ---------         ---------------
10/10/97    Common Stock         0.201867     James Myers            $ 4.55
09/23/97    Common Stock         1.465641     Dorothy & John Lis      34.44
08/29/97    Common Stock         0.444319     Dorothy & John Lis      11.10
08/05/97    Common Stock         3.263788     Dorothy & John Lis      81.60
05/08/97    Common Stock         6.686628     James Myers            160.48
10/03/96    Common Stock         4.677508     James Myers            154.36
04/10/96    Common Stock         4.568418     James Myers            171.31
02/02/96    Common Stock         2.354221     James Myers             82.98
12/28/95    Common Stock         6.903338     James Myers            279.59
08/01/95    Common Stock         1.400000     James Myers             53.90


Item 16.  Exhibits and Financial Statement Schedules

         Exhibit List
         ------------
          3.1     Articles of Incorporation. Incorporated herein by reference to
                  Exhibit 3.1 to the Annual Report on Form 10-K of Glen Burnie
                  Bancorp for its Fiscal Year Ended December 31, 1995, SEC File
                  Number 33-62278 (the "1995 Form 10-K")
          3.2     By-Laws.  Incorporated herein by reference to Exhibit 3.2 to the 1995 Form 10-K
       *  5       Opinion of Housley Kantarian & Bronstein, P.C.
       * 10.1     Glen Burnie Bancorp Stockholder Purchase Plan.
       * 10.2     Glen Burnie Bancorp Dividend Reinvestment and Stock Purchase Plan.
         10.3     Glen Burnie Bancorp Director Stock Purchase Plan.  Incorporated herein by reference to Exhibit 10.3 to the 1995 Form 10-K
         10.4     The Bank of Glen Burnie Employee Stock Purchase Plan.  Incorporated herein by reference Exhibit
                  10.4 to Amendment Number 1 to the 1995 Form 10-K
         10.5     The Bank of Glen Burnie Pension Plan.  Incorporated herein by reference to Exhibit 10.5 to the 1995
                  Form 10-K
         16       Letter re: change in certifying public accountant.  Incorporated herein by reference to Exhibit 16 to the 1995 Form 10-K
         21       Subsidiaries of the registrant.  Incorporated herein by reference to Exhibit 21 to the 1995 Form 10-K
         23.1     Consent of Trice & Geary LLC
         23.2     Consent of Rowles & Company, LLP.
       * 23.3     Consent of Housley Kantarian & Bronstein, P.C. (included in their opinion filed as Exhibit 5)
       * 24       Power of Attorney (reference is made to the signature page of the Form S-1 as originally filed)
         27       Financial Data Schedule

----------
* Previously filed.


Item 17.  Undertaking

         The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Glen Burnie, State of Maryland, on December 12, 1997.


                                 GLEN BURNIE BANCORP

                                 By: /s/ F. William Kuethe, Jr.
                                     --------------------------------------
                                     F. William Kuethe, Jr.
                                     President and Chief Executive Officer
                                     (Duly Authorized Representative)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signatures                          Title                                       Date
         ----------                          -----                                       ----
/s/ F. William Kuethe, Jr.                   President and Director              December 12, 1997
-----------------------------------          (Principal Executive Officer)
F. William Kuethe, Jr.


/s/ John E. Porter*                          Chief Financial Officer             December 12, 1997
-----------------------------------          (Principal Financial Officer)
John E. Porter

/s/ Beatrice S. McQuarrie*                   Assistant Treasurer of the Bank     December 12, 1997
-----------------------------------          (Principal Accounting Officer)
Beatrice S. McQuarrie

/s/ John E. Demyan*                          Chairman of the Board, Director     December 12, 1997
-----------------------------------
John E. Demyan

/s/ Theodore L. Bertier, Jr.*                Director                            December 12, 1997
-----------------------------------
Theodore L. Bertier, Jr.

/s/ Shirley E. Boyer                         Director                            December 12, 1997
-----------------------------------
Shirley E. Boyer

/s/ Thomas Clocker*                          Director                            December 12, 1997
-----------------------------------
Thomas Clocker

         Signatures                          Title                                       Date
         ----------                          -----                                       ----
/s/ Alan E. Hahn*                            Director                            December 12, 1997
-----------------------------------
Alan E. Hahn

/s/ Charles L. Hein*                         Director                            December 12, 1997
-----------------------------------
Charles L. Hein

/s/ F. W. Kuethe, III*                       Director                            December 12, 1997
-----------------------------------
F. W. Kuethe, III

/s/ Eugene P. Nepa*                          Director                            December 12, 1997
-----------------------------------
Eugene P. Nepa

/s/ William N. Scherer, Sr.*                 Director                            December 12, 1997
-----------------------------------
William N. Scherer, Sr.

/s/ Karen Thorwarth*                         Director                            December 12, 1997
-----------------------------------
Karen Thorwarth

/s/ Mary L. Wilcox*                          Director                            December 12, 1997
-----------------------------------
Mary L. Wilcox

*By: /s/ F. William Kuethe, Jr.
     ------------------------------
     F. William Kuethe, Jr.
     Attorney-in-Fact